As filed with the United States Securities and Exchange Commission on November 20, 2024.

Registration No. 333-282504

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART LOGISTICS GLOBAL LIMITED

智慧物流環球有限公司

(Exact name of registrant as specified in its charter)

Cayman Islands	4731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

UNIT 702, LEVEL 7, CORE B, CYBERPORT 3

100 CYBERPORT ROAD

POKFULAM, HONG KONG 999077

(852) 6741 7569

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Henry Yin, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR 852-3923-1111	Jane K. P. Tam, Esq. Loeb & Loeb LLP 901 New York Avenue, N.W. Washington, D.C. 20001 (202) 618-5000	Xiaoqin (Sherry) Li, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Pang Zhang-Whitaker, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 28 Liberty Street, 41st Floor New York, NY 10005 (212) 238 8700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED NOVEMBER 20, 2024

1,000,000 Shares

Smart Logistics Global Limited

智慧物流環球有限公司

This is an initial public offering of ordinary shares, par value HK$0.0001 per share (“Shares”) of Smart Logistics Global Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands (“we,” “us,” “our,” “SLG Cayman,” or the “Company”). We are offering on a firm commitment basis our Shares. Prior to this offering, there has been no public market for our Shares. We expect the initial public offering price of our Shares to be in the range of $5 to $6 per share. We have applied to list our Shares on the Nasdaq Capital Market under the symbol “SLGB.” It is a condition to the closing of this offering that our Shares qualify for listing on a national securities exchange.

Upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market, because our founder and chief executive officer, Mr. Hue Kwok Chiu, will beneficially own approximately 97.6% of our then-issued and outstanding Shares and will be able to exercise approximately 97.6% of the total voting power of our issued and outstanding Shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Shares. Mr. Hue will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of organizational documents and approval of major corporate transactions. For further information, see “Principal Shareholders.” For more detailed description of risks related to being a “controlled company,” see “Risk Factors—Risks Related to Our Company—We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

Investing in our Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying our Shares.

The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Our Shares offered in this prospectus are shares of SLG Cayman, our Cayman Islands holding company, which has no material operations of its own and conducts all of its operations through the operating entities established in the People’s Republic of China, or the PRC. See “Risk Factors –As a holding company, we may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.” Because all of the operations of SLG Cayman and its wholly-owned subsidiaries (the “Group”) are conducted in China through SLG Cayman’s wholly-owned subsidiaries, the Chinese government’s exercise of oversight over the conduct of our Group’s business and may influence our Group’s operations, which could result in a material change in our operations and/or the value of SLG Cayman’s  Shares. See “Risk Factors—Risks Related to Doing Business in China——Because SLG Cayman is a holding company conducting all its operations through PRC subsidiaries, the PRC government’s exercise of oversight over our Group’s business may result in a material change in our operations. The PRC government may intervene or influence our operations in China (including Hong Kong) at any time, which could result in a material change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or in extreme cases, become worthless.”

In addition, the PRC government may intervene or influence our Group’s or our Hong Kong subsidiary’s operations at any time. Since our Group conducts all of the Group’s operations in China, our Group is subject to legal and operational risks associated with having all of our operations in China (including Hong Kong), including risks related to the legal and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or cause the value of our Shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Recently, the PRC government enhanced its supervision over China-based companies with a variable interest entity structure seeking to list overseas (such as the Trial Measures), initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, Jia Yuan Law Offices, as of the date of this prospectus, our Group is not directly or indirectly subject to these regulatory actions or statements because (i) our Group does not currently utilize a variable interest structure, and a variable interest structure is not required as our business is not in an area where foreign investment is prohibited or restricted; (ii) our Group is not subject to cybersecurity review or the outbound data transfer security assessment by the Cyberspace Administration of PRC (“CAC”) or other authorities; and (iii) our Group is not subject to merger control review by China’s anti-monopoly enforcement agency as we have not engaged in any monopolistic behaviour.

On February 17, 2023, the China Securities Regulatory Commission, or CSRC, issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC. SLG Cayman is required to complete the filing process pursuant to the Trial Measures. As of the date of this prospectus, SLG Cayman has submitted the application to CSRC, responded to CSRC’s comments on the application, received from CSRC on January 2, 2024 the notification of our completion of the required filing procedures and has thus completed the filing requirements prior to overseas listing under the Trial Measures. In accordance with the CSRC notification, we are required to report the offering and our listing status to the CSRC within 15 business days from our completion of this offering. If we fail to complete this offering within 12 months from the issuance date of the notification, and the offering is still under progress on or after January 3, 2025, we will be required to update the filing materials and documents with the CSRC, which will take us additional time to comply with the filing requirements under the Trial Measures. As of the date of this prospectus, we have not received any warning, sanctions or objection regarding this offering or our planned overseas listing from the CSRC or any other PRC governmental authorities. However, as the Trial Measures were newly published, and the filing requirements and their implementation may continue to evolve and subject to change, we cannot be sure that we will be able to fulfil all the regulatory requirements thereunder at all times. Any failure or perceived failure by us to comply with any filing requirements under the Trial Measures may result in forced corrections, warnings and fines against us and could limit our ability to offer or continue to offer our securities. As our PRC subsidiaries are not critical information infrastructure operators (“CIIOs”) or online platform operators with personal information of more than one million users, and SLG Cayman and its PRC subsidiaries have never received any notification from any administrative authority requiring the Company to conduct cybersecurity review or the outbound data transfer security assessment, nor have they received any investigation, warning or penalty in relation thereto. The Anti-Monopoly Law of the PRC released on August 30, 2007 and recently amended on June 24, 2022 by the Standing Committee of the National People's Congress, is applicable to the monopoly activities both in China and out of China if they exclude or restrict the competitions in the domestic market. The penalties to be imposed on a business operator for its violation include an order to cease the illegal conduct, confiscation of illegal gains, and a fine ranging from 1% to 10% of its sales in the previous year. If the business operator has not yet implemented the monopoly agreement, a fine up to RMB500,000 will be imposed. As the date of this prospectus, we and our PRC subsidiaries are not subject to those requirements as we and our PRC subsidiaries have not conducted monopolistic behavior. Our business has not been identified by relevant legal norms or regulatory authorities as an important industry sector that may seriously jeopardize national security, national livelihood and public interest in the event of damage, loss of functionality or data leakage. We and our PRC subsidiaries have not received any notification that they have been identified or will be identified as critical information infrastructure operators; as confirmed by the Network Security Brigade of Jinxi County Public Security Bureau, our PRC subsidiaries are not in the list of critical information infrastructure operators in Jiangxi Province. We and our PRC subsidiaries have never received any notification from any administrative authority regarding business operations and/or listing activities that affect or may affect national security, nor have they received any investigation, warning or penalty in relation thereto.

However, the implementation and interpretation of laws in China may continue to evolve and are subject to change, and we cannot assure you that SLG Cayman and/or its PRC subsidiaries will comply with any such regulations in all respects and SLG Cayman and/or its PRC subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities; SLG Cayman and/or its PRC subsidiaries may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition. For a detailed description of risks related to doing business in China, see “Risk Factors—Risks Related to Doing Business in China” from pages 17 to 25 of this prospectus.

We conduct our business in PRC through our PRC subsidiaries. Each of our PRC subsidiaries is required to obtain, and has obtained, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. Some of our PRC subsidiaries are additionally required to obtain, and have obtained, an array of operating licenses and permits in connection with their operations, including but not limited to the Road Transport Operating License and Motor Vehicle Maintenance Filing. As of the date of this prospectus, we have not received any warning and have not been subject to any penalty or other disciplinary action from any PRC authority for the failure to obtain or the insufficiency of any approval or permit in connection with the conduct or service of our business operations. We have not been denied by any PRC authority with respect to the application of any requisite permissions by us and our PRC subsidiaries in PRC. However, we may be subject to additional licensing requirements, and our conclusion on the status of our licensing compliance may prove to be mistaken, due to the change and evolvement around relevant laws and regulations and the interpretation and implementation of them and the enforcement practice by relevant government authorities. We cannot assure you that we are or will be in compliance with all licensing requirements applicable to us or will not be subject to any penalty in the future due to the lack or insufficiency of approvals or permits. The failure of our subsidiaries to obtain or to thereafter maintain any permit or license required of their operations may result in the suspension or termination of, or otherwise give rise to a material adverse change to, their businesses, which would materially and adversely affect our financial condition and results of operations and cause our shares to significantly decline in value.

Furthermore, based on PRC laws and regulations effective as of the date of this prospectus and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, we believe that as of the date of this prospectus, we and our PRC subsidiaries are not required to obtain any permission from the CSRC, the CAC, or any other PRC authority in connection with this offering except for the filing under the Trial Measures. As a result, except for submitting the filing required by the CSRC under the Trial Measures, we have not submitted any application to the CAC or other PRC authorities for the approval of this offering. As of the date of this prospectus, we have received from CSRC the notification of our completion of the required filings prior to overseas listings under the Trial Measures, and neither we nor our PRC subsidiaries have received any inquiry, notice, warning or official objection in relation to this offering from the CSRC, the CAC or any other PRC authorities. However, the implementation and interpretation of existing laws and regulations by PRC authorities as well as future legislative initiatives in PRC are subject to change, and we cannot assure you whether we will be required to obtain further permission or approval in the future.

On December 27, 2021, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective on January 1, 2022 Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses, seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. If in the future one or more part of our business are classified as “prohibited” or “restrictive” according to future Negative List, we may be required to obtain an approval from relevant governmental authorities. While we do not expect our business operation to be materially adversely affected should we were required such approval, we cannot assure you whether or when the relevant procedures will be completed.

Overall, as a major part of our operations in PRC is conducted by our PRC subsidiaries, we are also subject to risks associated with the rapid evolvement of the PRC legal system and possible changes in PRC laws, regulations, and rules which may occur quickly. Any of such actions, if taken by the PRC government, could materially and adversely affect our financial condition and results of operations and significantly limit or completely hinder our ability to offer our shares to investors, or cause our shares to significantly decline in value or become worthless.

As of the date of this prospectus, we have one wholly-owned subsidiary in Hong Kong, Jiabin Logistics Network Limited. In Hong Kong, the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of "one country, two systems". However, we cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. Since the PRC government may extend the oversight to our subsidiary in Hong Kong in the future, the legal and operational risks associated with our operations in the PRC also apply to our operations in Hong Kong. In addition, the implementation and interpretation of laws in China may continue to evolve and are subject to change, and any such changes could result in a material adverse change to our business, prospects, financial condition, results of operations, and the value of our securities.

Furthermore, on May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the HFCA Act, requiring a foreign company to certify it is not owned or controlled by a foreign government if the Public Company Accounting Oversight Board (United States), or the PCAOB, is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. On December 2, 2021, the SEC adopted final amendments implementing the submission and disclosure requirements outlined in the HFCA Act, which went into effect on January 10, 2022. Our Shares may be prohibited to trade on a national exchange or in the over-the-counter trading market in the United States under the HFCA Act, if the PCAOB determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021. On August 26, 2022, the PCAOB signed the Statement of Protocol (“SOP”) Agreements with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”). The SOP Agreements established a specific, accountable framework. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC, which came into effect on March 31, 2023. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities fail to agree to the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. The audit report for the years ended December 31, 2022 and 2023 included in this prospectus was issued by UHY LLP (“UHY”). UHY is headquartered in United States, and is currently subject to regular inspection by the PCAOB. Meanwhile, UHY is not subject to the determinations announced by the PCAOB on December 16, 2021 as they are not on the list published by the PCAOB. We do not expect the HFCA Act and related regulations will affect us or this offering. However, if any PRC law relating to the access of the PCAOB to auditor files were to apply to a company such as the Group or its auditor, the PCAOB may be unable to fully inspect our auditor. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act and, as a result, we cannot assure you that we will be able to maintain the listing of our Shares on the Nasdaq Capital Market or that you will be allowed to trade our Shares in the United States on the “over-the-counter” markets or otherwise. Should our Shares become not listed or tradeable in the United States, the value of the Shares could be materially affected. See “Risk Factors—Risks Related to Doing Business in China” from pages 17 to 25 of this prospectus for a detailed discussion.

In the ordinary course of business, funds are transferred among PRC subsidiaries for working capital purposes. During the years ended December 31, 2022 and 2023, respectively, no transfer of cash occurred between SLG Cayman and any of our subsidiaries, nor between Jiabin HK and any of our PRC subsidiaries, except that (i) between April and September 2022, Jiabin HK transferred an aggregate of RMB47.5 million  to Jiangxi JB as capital contribution for working capital purposes; and (ii) a capital injection of USD1 million was made by Jiabin HK to Jiangxi JB by December 31, 2023. During the year ended December 31, 2022, (i) Jiangxi JB transferred an aggregate of approximately RMB47.8 million (US$6.9 million) to Fuzhou JB, consisting of approximately RMB47.2 million of capital contribution and approximately RMB0.6 million of working capital; and (ii) Jiangxi JB transferred an aggregate of RMB0.7 million to Fuzhou Feiyi as working capital. During the year ended December 31, 2023, Jiangxi JB did not transfer any working capital to Fuzhou JB nor Fuzhou Feiyi. During the years ended December 31, 2022 and 2023, respectively, neither Fuzhou JB nor Fuzhou Feiyi had transferred any fund to Jiangxi JB. During the six months ended June 30, 2024, no transfer of cash occurred between SLG Cayman and any of our subsidiaries, nor between Jiabin HK and any of our PRC subsidiaries, nor among any of our PRC subsidiaries.

As a holding company, SLG Cayman may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of SLG Cayman’s PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and we do not anticipate declaring or paying a dividend in the foreseeable future. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, SLG Cayman will depend on receipt of funds from Jiabin HK, which will in turn depend on receipt of funds from Jiangxi JB.

Please see “Risk Factors” beginning on page 10 of this prospectus for additional information.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (7%) for sales to investors introduced by the underwriter (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1) We have agreed to pay the underwriters a fee equal to 7% of the gross proceeds of the offering from investors introduced by the underwriters. The calculation above is based on the assumption that all shares sold in this offering were to investors introduced by the underwriters. Proceeds to the Company will be higher if any shares sold in this offering were to investors introduced by us. See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.

(2) In addition, we have agreed to reimburse the representative of the underwriters for certain fees and expenses, including a non-accountable expense allowance equal to 1% of the initial public offering price payable to the underwriters. The total estimated expenses related to this offering are set forth in the section entitled “Underwriting - Discounts, Commissions and Expenses.”

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $442,750, based on an assumed public offering price of $5.5 per Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and the total gross proceeds to us, before underwriting discounts and expenses, will be $6,325,000.

The underwriters are selling 1,000,000 Shares (or 1,150,000 Shares if the underwriters exercise their over-allotment option in full) in this offering.

The underwriters expect to deliver the Shares against payment in U.S. dollars to purchasers on or about [●], 2024.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Benjamin Securities, Inc.                                          Prime Number Capital LLC

Prospectus dated [●], 2024

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•“Amelia” are to our wholly owned subsidiary, Amelia Global Limited, a BVI corporation;

•“China” or the “PRC” are to the People’s Republic of China, and “mainland China”, unless otherwise specified herein, are to the People’s Republic of China excluding, for the purpose of this prospectus only, Taiwan, the Hong Kong Special Administrative Region, and the Macau Administrative Region;

•“Fuzhou Feiyi” are to our wholly owned subsidiary, Fuzhou Feiyi Vehicle Services Limited (抚州飞驿汽车服务有限公司), a PRC corporation;

•“Fuzhou JB” are to our wholly owned subsidiary, Fuzhou Jiabin Modern Logistics Park Limited (抚州佳斌现代物流园有限公司), a PRC corporation;

•“Group” or “Our Group” are to Smart Logistics Global Limited, and its wholly-owned subsidiaries;

•“Jiabin HK” are to our wholly owned subsidiary, Jiabin Logistics Network Limited, a Hong Kong corporation;

•“Jiangxi JB” are to our wholly owned subsidiary, Jiangxi Jiabin Logistics Network Limited (江西佳斌物流联网有限公司), a PRC corporation;

•“Mr. Hue” are to our founder, chairman and chief executive officer, Hue Kwok Chiu;

•“Our subsidiaries” are to Amelia (defined above), Jiabin HK (defined above), Jiangxi JB (defined above), Fuzhou Feiyi (defined above) and Fuzhou JB (defined above), each a subsidiary of SLG Cayman;

•“RMB” are to the legal currency of China;

•“Shares” are to ordinary shares of SLG Cayman, par value HK$0.0001 per share;

•“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

•“we,” “us,” “our,” “SLG Cayman,” “our Company,” or the “Company” are to Smart Logistics Global Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

i

Our business in China is conducted by our subsidiaries in RMB. Our combined financial statements are presented in RMB. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our combined financial statements in RMB. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were calculated at the noon buying rate of US$1 = RMB7.0999 on December 31, 2023, and the noon buying rate of US$1 = RMB7.2672 on June 28, 2024, where applicable, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Shares, discussed under “Risk Factors,” before deciding whether to buy our Shares.

Our Mission

Our mission is to develop a road-transport smart logistics digital ecosystem through innovation, digital analytics and infrastructure establishment.

Overview

We are a well-established, reputable and innovative business-to-business contract logistics solution provider in the PRC focusing on industrial raw materials line-haul transportation business. Leveraging on our intelligence on the macro-logistics landscape of our targeted markets, we are able to offer our customers cost-efficient, flexible and reliable logistic solutions with optimized transportation methods and routes tailored to their varying needs. We primarily provide land-only transportation as of the date of this prospectus. A significant portion of our customers are large institutional customers, with whom we have maintained long-term business relationships and typically enter into contracts for our provision of logistics solutions on a yearly basis. It is our strategy to prioritize these large customers because they have a consistent demand for high volume and long distance transportations between designated locations, which are generally more favourable for our operational efficiency, cost management and pricing, and provide more stable recurring revenue stream.

Our business model has the following characteristics:

•We provide efficient logistics solutions for customers. Unlike digital matching platform providers who provide shippers with a digital platform for shippers to directly engage drivers or owners of trucks individually, we provide logistics solutions to shippers over the contracted period. We analyze the varying needs of our customers and offer comprehensive solutions comprising the selection of suitable trucks and transportation equipment for the job, the optimized cost- and time-saving routes and modes of transportation, among other things.  We also offer payment terms to our customers. We maintain good relationships with our customers who generally give us recurring orders, and also a pool of registered truckers to fulfil the transportation needs of our customers.

•We focus on digital analytics. Our ability to provide efficient logistics solutions to our customers rides on our intelligence on the macro-logistics landscape of our targeted markets. We have developed our proprietary digitized system, including a Transportation Management System (TMS), during 2017 to 2019 through software companies which stores typical logistics data we gathered throughout our years of operation, such as truck load information, for our use. Leveraging on our experience, we are able to propose logistics solutions that give the shortest, fastest and/or most cost-efficient transportation method, mode and routes, advise logistics solutions beneficial to our customers.

•We focus on infrastructure investment. One of our business strategies is to invest in high-end digital road logistics infrastructure. Our business is supported by our 7 full-truck load (“FTL”) centres strategically located in the PRC. Such facilities can facilitate our local data feed for our use and analysis as well as local business development. We have invested in a smart logistics park in Jiangxi, PRC with over 100,000 square meters (approximately 1,184,000 square feet) on which we intend to place facilities including smart warehouses, cold chain storages, packaging lines, parking spaces, data center, truck services bay and truckers accommodation spaces. In the future, with our logistics hubs and nodes laid in strategic nodes across China, we foresee that it can achieve cost saving in our contract logistics operation and facilitate our business expansion into less-than-truckload operation.

Competitive Strength

We believe that the following competitive strengths are the key factors that have contributed to our success to date:

•We are an established and reputable contract logistics solution provider with national recognition and recognition from well-known enterprises;

•We have a proven scalable business model as illustrated with our rapid growth and robust financial results;

•Proprietary data analytics ability plus established logistics network;

•Long-Standing Relationship with Our Sizeable and Reputable Customers; and

•Experienced and Motivated Management Team.

Our Strategies

Our principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our transportation business and reputation in the PRC.

•Scale up by growing our customer base and customer mix;

•Invest in infrastructure to develop our logistic hubs;

•Expand into less-than-truckload (“LTL”) market sector;

•Expand our value-added services in our smart logistics parks and further diversifying our revenue stream;

•Continue to invest in technology innovation.

Corporate Information

Our principal executive offices are located at Unit 702, Level 7, Core B, Cyberport 3, 100 Cyberport Road, Pokfulam, Hong Kong, and our phone number is (852) 6741 7569. Our registered office is located at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands. We maintain a corporate website at http://www.[•].com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, New York 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Corporate Structure

The following diagram illustrates our corporate structure, including our subsidiaries as of the date of this prospectus:

As of the date of this prospectus, all the ownerships illustrated above are direct equity interests, and there is no variable interest entity or other arrangements.

Transfers of cash between SLG Cayman and our subsidiaries

In the ordinary course of our business, funds are transferred among our PRC subsidiaries for working capital purposes. The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations in the PRC. As advised by our PRC counsel, Jia Yuan Law Offices, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between themselves. Current PRC regulations permit Jiangxi JB to pay dividends to Jiabin HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

We do not expect that there are any material limitations in the future on the Group’s ability to transfer cash originating from our PRC subsidiaries to Jiabin HK, SLG Cayman, or, through the Group’s corporate structure, to our investors. However, the PRC government currently imposes foreign exchange controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our Group’s business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Group by the PRC government to transfer cash or assets. There can be no assurance that the PRC government will not intervene or impose restrictions in future on our Group’s ability to transfer funds or distribute dividends within our PRC subsidiaries, to Jiabin HK, SLG Cayman, or, through the Group’s corporate structure, to our investors.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. The Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong), or the AMLO, imposes requirements relating to client due diligence and record-keeping and provides regulatory authorities with the powers to supervise compliance with the requirements under the AMLO. Further, The United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong), or the UNATMO, provides that it is a criminal offence to: (i) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (ii) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The Company has complied with the AMLO and UNATMO as of the date of this prospectus, and therefore Jiabin HK is permitted under the respective laws of Hong Kong to provide funding to SLG Cayman through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from Hong Kong to the Cayman Islands.

SLG Cayman is permitted under the laws of the Cayman Islands and its memorandum and articles of association, as amended from time to time, to provide funding to Jiabin HK through loans or capital contributions.

During the years ended December 31, 2022 and 2023, respectively, no transfer of cash occurred between SLG Cayman and any of our subsidiaries, nor between Jiabin HK and any of our PRC subsidiaries, except that (i) between April and September, 2022, Jiabin HK transferred an aggregate of RMB47.5 million (US$7.0 million) as capital contribution to Jiangxi JB for working capital purposes; and (ii) a capital injection of USD1 million was made by Jiabin HK to Jiangxi JB by December 31, 2023. During the year ended December 31, 2022, (i) Jiangxi JB transferred an aggregate of approximately RMB47.8 million to Fuzhou JB, consisting of approximately RMB47.2 million of capital contribution and approximately RMB0.6 million of working capital; and (ii) Jiangxi JB transferred an aggregate of RMB0.7 million to Fuzhou Feiyi as working capital. During the year ended December 31, 2023, Jiangxi JB did not transfer any working capital to Fuzhou JB nor Fuzhou Feiyi. During the years ended December 31, 2022 and 2023, respectively, neither Fuzhou JB nor Fuzhou Feiyi had transferred any fund to Jiangxi JB. During the six months ended June 30, 2024, no transfer of cash occurred between SLG Cayman and any of our subsidiaries, nor between Jiabin HK and any of our PRC subsidiaries, nor among any of our PRC subsidiaries.

Dividends or distributions made to our Company and U.S. investors and tax consequences

As a holding company, SLG Cayman may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of SLG Cayman’s PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

The Group declared dividend in October and November 2024 which was a one-off event. We intend to keep any remaining undistributed earnings and future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, SLG Cayman will depend on receipt of funds from Jiabin HK, which will in turn depend on receipt of funds from Jiangxi JB.

Summary of Risk Factors

Investing in our Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

•We face risks associated with the freight handled through our network.

•Failure to invest enough in information technology and equipment could cause economic losses and put us at a disadvantage to our competitors.

•Our business and results of operations may be materially and adversely affected if we or the truckers are unable to provide high-quality services to our clients.

•Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

•We face intense competition which could adversely affect our results of operations and market share.

•Changes in industry regulations and industrial policies may affect our future performance.

•Fuel price fluctuations may adversely affect our business and our ability to achieve or maintain profitability.

•We may incur losses in the future.

•We currently do not hold any issued patent or registered trademark outside of the PRC.

•Our success depends on our ability to retain our core management team and other key personnel.

Risks Related to Doing Business in China

●Because SLG Cayman is a holding company conducting all its operations through PRC subsidiaries, the PRC government’s exercise of oversight over our Group’s business, and the intervention, influence, or control by the PRC government has or may have material impact on our business and on the value of our securities. See more detailed discussion of this risk factor on page 17 of this prospectus.

●The PRC government may intervene or influence our operations in China (including Hong Kong) at any time, which could result in a material change in our operations and/or the value of our securities.  It may significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or in extreme cases, become worthless. See more detailed discussion of this risk factor on page 17 of this prospectus.

●Changes in the policies, regulations and rules, and the enforcement of laws of the PRC government may be implemented quickly with little advance notice and could have a significant impact upon our subsidiaries’ ability to operate profitably in the PRC and could result in a material change in our operations and/or the value of securities we are registering for sale. The PRC legal system also embodies uncertainties, which could limit law enforcement availability. Therefore, our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. See more detailed discussion of this risk factor on page 17 of this prospectus.

●Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations. See more detailed discussion of this risk factor on page 17 of this prospectus.

●Evolving interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. See more detailed discussion of this risk factor on page 18 of this prospectus.

●You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. See more detailed discussion of this risk factor on page 18 of this prospectus.

●As a holding company, we may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See more detailed discussion of this risk factor on page 18-19 of this prospectus.

●Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability. See more detailed discussion of this risk factor on page 19 of this prospectus.

●Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment. See more detailed discussion of this risk factor on page 20 of this prospectus.

●If we fail to complete foreign exchange registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See more detailed discussion of this risk factor on page 20-21 of this prospectus.

●Governmental oversight of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment. See more detailed discussion of this risk factor on page 21 of this prospectus.

●China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. See more detailed discussion of this risk factor on page 21-22 of this prospectus.

●If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders. See more detailed discussion of this risk factor on page 22 of this prospectus.

●We are subject to the reporting obligations and consequences of indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See more detailed discussion of this risk factor on page 22-23 of this prospectus.

●Our leased property interest may be defective and our right to lease the properties may be affected by such defects challenged, which could cause significant disruption to our business. See more detailed discussion of this risk factor on page 23-24 of this prospectus.

●If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such measures may limit our ability to offer or continue to offer Shares to investors and cause the value of our Shares to significantly decline or be worthless. See more detailed discussion of this risk factor on page 24-25 of this prospectus.

Risks Related to Our Company

●We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

●Our chief executive officer is also our principal shareholder. He has substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

●We are a “foreign private issuer” and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

●Even if we cease to be a foreign private issuer in the future, for as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

●As a company incorporated in the Cayman Islands, we may adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

●Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our shares and could entrench management.

●You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

Risks Related to Our Securities and This Offering

•An active trading market for our Shares or our Shares may not continue and the trading price for our Shares may fluctuate significantly.

•The trading price of our Shares may be volatile, which could result in substantial losses to investors.

•If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Shares, the market price for our Shares and trading volume could decline.

•Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

Permission or Approval Required from PRC Authorities for the Group’s Business Operations

We conduct our business in PRC through our PRC subsidiaries. According to the Regulation on the Administration of the Registration of Market Entities of PRC, each of our PRC subsidiaries is required to obtain, and has obtained, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. Those who engage in business activities in PRC without a business license shall be ordered to make corrections, confiscate the illegal income, pay the fine or suspend the business.

Some of our PRC subsidiaries are additionally required to obtain, and have obtained, an array of operating licenses and permits in connection with their operations. Pursuant to the Regulations on Road Transportation of the PRC and the Provisions on Administration of Road Freight Transportation and Stations (Sites), anyone engaging in the business of operating road freight transportation must obtain a road transportation operation permit from the competent road transportation administrative bureau. Pursuant to the Interim Measures for Administration of the Road Freight Transport Business on Online Platforms, operators who integrate and allocates transport resources on an online platform should obtain the Road Transport Operating License with the scope of "network freight" and the value-added telecommunications business license. As the date of the prospectus, Fuzhou JB, the PRC subsidiary operating road freight transportation business on the online platform, has obtained the Road Transport Operating License with a scope of network freight and the value-added telecommunications business license. Pursuant to the Administrative Regulations on Motor Vehicle Maintenance, those engaged in motor vehicle maintenance business shall complete the relevant registration procedures with the market supervision and management authorities and fill with the county-level transportation authorities. Fuzhou Feiyi, whose main business is heavy truck maintenance, have registered with the market supervision and management authorities and obtained the Motor Vehicle Maintenance Filing.

As of the date of this prospectus, we have not received any warning and have not been subject to any penalty or other disciplinary action from any PRC authority for the failure to obtain or the insufficiency of any approval or permit in connection with the conduct or service of our business operations. We have not been denied by any PRC authority with respect to the application of any requisite permissions by us and our PRC subsidiaries in PRC. However, we may be subject to additional licensing requirements, and our conclusion on the status of our licensing compliance may prove to be mistaken, due to the change and evolvement around relevant laws and regulations and the interpretation and implementation of them and the enforcement practice by relevant government authorities. We cannot assure you that we are or will be in compliance with all licensing requirements applicable to us or will not be subject to any penalty in the future due to the lack or insufficiency of approvals or permits. The failure of our subsidiaries to obtain or to thereafter maintain any permit or license required of their operations may result in the suspension or termination of, or otherwise give rise to a material adverse change to, their businesses, which would materially and adversely affect our financial condition and results of operations and cause our shares to significantly decline in value.

On December 27, 2021, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective on January 1, 2022 Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses, seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. As of the date of the prospectus, our business is not in the Negative List. If in the future one or more part of our business are classified as “prohibited” or “restrictive” according to future Negative List, we may be required to obtain an approval from relevant governmental authorities. While we do not expect our business operation to be materially adversely affected should we were required such approval, we cannot assure you whether or when the relevant procedures will be completed.

As of the date of the prospectus, the Company and its PRC subsidiaries have obtained all requisite permissions and approvals and none of these permissions or approvals have been denied. However, as a major part of our operations in PRC is conducted by our PRC subsidiaries, we are also subject to risks associated with the rapid evolvement of the PRC legal system and possible changes in PRC laws, regulations, and rules. Any of such actions, if taken by the PRC government, could materially and adversely affect our financial condition and results of operations and significantly limit or completely hinder our ability to offer our shares to investors, or cause our shares to significantly decline in value or become worthless.

Permission Required from Hong Kong Authorities

Hong Kong is a special administration region of China, having its own legal system that is independent from mainland China, and as a result, has its own distinct rules and regulation. Jiabin HK is an intermediate holding company in Hong Kong with no operation of its own. Based on our management’s understanding of the current Hong Kong laws, as of the date of this prospectus, our Group, including Jiabin HK, have received all requisite permissions or approvals from the Hong Kong authorities to operate our business, including but not limited to obtaining a relevant certificate of incorporation and business registration certificate, and that we, including Jiabin HK are not required to obtain any permission or approval from Hong Kong authorities to offer the shares of us to foreign investors. However, uncertainties still exist due to the possibility that laws, regulations, or policies in Hong Kong could change in the future. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations. In the event that our Group, including Jiabin HK, (i) do not receive or fail to maintain such permissions or approvals in the future, (ii) inadvertently conclude that relevant permissions or approvals were not required, or (iii) are required to obtain such permissions or approvals in the future following applicable laws, regulations, or interpretation changes, any measures taken by the Hong Kong government could limit our operations and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless. In addition, the PRC government may intervene or influence our Group’s or our Hong Kong subsidiary’s operations at any time.

Potential CAC Approval Required for This Offering

According to the Cybersecurity Review Measures promulgated by the Cyberspace Administration of China, or the CAC, and other relevant administrative departments, stipulates that where any of the following conditions are met, a network security review shall be conducted: (i) a critical information infrastructure operator (the “CIIO”) purchases network products or services, which affects or may affect national security; (ii) online platform operators carry out data processing activities, which affect or may affect national security; (iii) to list abroad, an online platform operator who possesses the personal information of more than 1 million users. As of the date of this prospectus, the Company has not received any notification from any authority that it is a CIIO, or that the Company’s data processing practices, or its listing in the U.S., affect or may affect national security. Moreover, the number of individuals whose personal information is held by the Company is less than 1 million. As of the date of this prospectus, the Company and its PRC enterprises have never received any notification from any administrative authority the Company and its PRC enterprises have never received any notification from any administrative authority requiring the Company to conduct cybersecurity review, nor have they received any investigation, warning or penalty in relation thereto. Therefore, we are not subject to cybersecurity review and approval by the CAC for this offering and our proposed listing. However, we cannot preclude the possibility that new laws, regulations or rules promulgated in the future will impose additional compliance requirements on us, will subject us to the cybersecurity or national security review in relation to our operations, or will require us to change our business practices or incur additional operating expenses, which may have material and negative impacts on our business, financial condition and prospects and the value of our securities.

CSRC Approval Required for This Offering

According to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. As advised by our PRC counsel, since our PRC operating subsidiaries accounted for more than 50% of our combined revenues, profit, total assets or net assets for the fiscal year ended December 31, 2022, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering by PRC domestic companies, and we are therefore subject to the filing requirements for this offering under the Trial Measures. As of the date of this prospectus, SLG Cayman has submitted the application to CSRC, responded to CSRC’s comments on the application, and received CSRC’s notification on January 2, 2024 of the completion of the required filings and has thus completed the filing requirement prior to overseas listing under the Trial Measures. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of this offering. If we fail to complete this offering within 12 months from the issuance date of the notification, and the offering is still under progress on or after January 3, 2025, we will be required to update the filing materials and documents with the CSRC, which will take us additional time to comply with the filing requirements under the Trial Measures. However, as the Trial Measures were newly published, and the filing requirements and their implementation may continue to evolve and subject to change, we cannot be sure that we will be able to fulfil all the regulatory requirements thereunder at all times. Any failure or perceived failure of us to fully comply with the Trial Measures or any new regulatory requirements could limit our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Furthermore, based on PRC laws and regulations effective as of the date of this prospectus and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, we believe that as of the date of this prospectus, we and our PRC subsidiaries are not required to obtain any permission from the CSRC, the CAC, or any other PRC authority in connection with this offering except for the aforesaid filing under the Trial Measures. As a result, except for submitting the filing required by the CSRC under the Trial Measures, we have not submitted any application to the CAC or other PRC authorities for the approval of this offering.

Although the Company has not received any denial to operate our business and to offer the Shares being registered to foreign investors, our operations could be adversely affected, directly or indirectly, our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. See “Risk Factors — Risks Related to Doing Business in China” beginning on page 17 and “—Risks Related to Our Securities and This Offering,” beginning on page 28 of this prospectus for a discussion of these legal and operational risks and information that should be considered before making a decision to purchase our Shares.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic had an adverse impact on our business operations. Specifically, significant governmental measures implemented by the Chinese government, including various stages of pandemic prevention measures, closures, quarantines, and travel bans, led to the decreasing demand of our services. With the normalization of dynamic COVID-Zero policy, the sporadic outbreak of epidemic in some provinces has affected our business, including business travel, marketing and customer service. The impact persisted in 2022, 2021 and 2020. The risks associated with COVID-19 may continue to have a negative impact to us, such as the interruption of logistics and supply chain as well as the development of business activities.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impact of the COVID-19 Pandemic on Our Operations and Financial Performance.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1. 235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of the closing of this offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $235 billion in annual revenue, have more than $700 million in market value of our Shares held by non-affiliates, or issue more than $1.235 billion in principal amount of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public Company;

●for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nominating and corporate governance committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions. See “Risk Factors—Risks Related to Our Company—We are a ‘foreign private issuer’ and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.”

Implications of Being a Controlled Company

Upon the completion of this offering, our founder and chief executive officer, Mr. Hue Kwok Chiu, will beneficially own 97.6% of our total issued and outstanding Shares, representing 97.6% of our total voting power, assuming that the underwriters do not exercise their option to purchase additional Shares, or 97.2% of our total issued and outstanding Shares, representing 97.2% of our total voting power, assuming that the option to purchase additional Shares is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Hue Kwok Chiu will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

THE OFFERING

Securities offered by us1,000,000 Shares

Over-allotment optionWe have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 150,000 additional Shares at the initial public offering price, less underwriting discounts.

Price per ShareWe currently estimate that the initial public offering price will be in the range of $5 to $6 per Share.

Shares outstanding prior to40,000,000 Shares

completion of this offeringSee “Description of Share Capital” for more information.

Shares outstanding immediately41,000,000 Shares assuming no exercise of the underwriters’ over-

after this offeringallotment option.

41,150,000 Shares assuming full exercise of the underwriters’ over-allotment option.

ListingWe will apply to have our Shares listed on the Nasdaq Capital Market. The closing of this offering is conditioned upon Nasdaq’s approval of our listing application, and there is no guarantee or assurance that our shares will be approved for listing on Nasdaq.

Proposed Ticker symbol“SLGB”

Transfer AgentTranshare Corporation

Use of proceedsWe intend to use the proceeds from this offering for infrastructure investments, working capital and research and development. See “Use of Proceeds” on page 34 for more information.

Lock-upAll of our directors and officers have agreed, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Shares or securities convertible into or exercisable or exchangeable for our Shares for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factorsThe Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 10 for a discussion of factors to consider before deciding to invest in our Shares.

RISK FACTORS

An investment in our Shares involves a high degree of risk. Before deciding whether to invest in our Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We face risks associated with the freight handled through our network.

We handle a large volume of freight shipments across our network on a daily basis, and we face challenges with respect to the protection and examination of freights. Freight shipments within our network may be damaged, stolen, or lost for various reasons, and we may be perceived or found liable for such incidents. In addition, due to the sheer volume of freights we handle daily, it is impracticable for us to examine every part of our freights, and we may fail to detect unknown, unsafe, prohibited, or restricted items in our freights. Furthermore, certain of our freight shipments involve inherent safety risks, such as flammability, water damage and extremely heavy weights, and may injure recipients and harm the personnel and assets of us and/or the truckers if accidents take place. If we fail to prevent prohibited or restricted items from entering into our network and if we participate in the transportation and delivery of such items, we may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, we may be further liable for civil compensation.

The transportation of freight also involves inherent risks. We constantly have a large number of vehicles and personnel in transportation across our network, and are therefore subject to risks associated with transportation safety, and the insurance maintained by us may not fully cover the damages caused by transportation related injuries or loss. From time to time, our vehicles and personnel as well as the truckers may be involved in transportation accidents, and the freight carried by them may be lost or damaged.

Any of the foregoing risks could disrupt our services, cause us to incur substantial expenses, and divert the time and attention of our management. We may face claims and incur significant liabilities if found liable or partially liable for any of injuries, damages, or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Governmental authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be insecure or unsafe by our clients, our business volume may be significantly reduced, and our business, financial condition, and results of operations may be materially and adversely affected.

Failure to sufficiently invest in information technology and equipment could cause economic losses and put us at a disadvantage to our competitors.

The satisfactory performance, reliability, and availability of our technology system is critical to our ability to provide high-quality services to our customers. In addition, the maintenance and processing of various operating and financial data is essential to the daily operations of our business and formulation of our development strategies. Therefore, our business operations and growth prospects depend, in part, on our ability to maintain and make timely and cost-effective enhancements and upgrades to our technology systems and to introduce innovative additions which can meet changing operational needs. Failure to sufficiently invest in information technology and equipment could cause economic losses and put us at a disadvantage to our competitors. We can provide no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our services less competitive or attractive.

Any interruptions caused by telecommunications failures, computer viruses, hacking, or other attempts to harm our systems that result in the unavailability or slowdown of our systems could quickly impact the workflow in a large portion of, if not the entire, network. We can provide no assurance that our current security mechanisms will be sufficient to protect our technology systems from any third-party intrusions, viruses or hacker attacks, information or data theft, or other similar activities. Any such occurrences could disrupt our services, damage our reputation, and harm our results of operations.

Our business and results of operations may be materially and adversely affected if we or the truckers are unable to provide high-quality services to our clients.

The success of our business largely depends on our ability to maintain and further enhance our service quality. Together with the truckers, we provide B2B (business-to-business) freight transportation services to our customers. Fuzhou Feiyi also provides vehicle repair and maintenance services to our customers in our logistics park. If we or the truckers are unable to provide services in a timely, reliable, safe, and secure manner, our reputation and client loyalty could be negatively affected. If our client service personnel fails to satisfy client needs and respond effectively to client complaints, we may lose potential or existing clients and experience a decrease in client orders, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease properties for our offices and FTL centres. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt operations and result in significant relocation expenses, which could adversely affect our business, financial condition, and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even if we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

Moreover, certain lessors have not provided us with valid ownership certificates. Under the relevant PRC laws and regulations, if the lessors are unable to obtain certificates of title because such properties were built illegally or failed to pass the inspection or other reasons, such lease agreements may be recognized as void and as a result, we may be required to vacate the relevant properties. In addition, if our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated. As a result, we may be subject to challenges, lawsuits or other actions taken against us with respect to the properties leased to us that are without valid title certificates from the relevant lessors.

Under PRC laws, all lease agreements are required to be registered with the local housing authorities. Some of our lease agreements have not been registered with the relevant government authorities. Failure to complete these required registrations may expose our landlords, lessors and the Company to potential monetary fines.

The loss of any of our key customers could materially and adversely affect our business, financial conditions and results of operation.

For the year ended December 31, 2022 and 2023, one customer with its subsidiaries accounted for 33% and 35% of the Group's total revenues, respectively. For the six months ended June 30, 2023 and 2024, one customer with its subsidiaries accounted for 36% and 39% of the Group's total revenues, respectively. Our ability to maintain stable business relationships with our customers, especially our major ones, will affect our revenue generated from our provision of contract logistics solutions to them. If we are unable to enter into new service contracts with our customers upon expiry of the current contracts, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into service contracts of comparable size and terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected.

There can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. Any failure to pay by these customers could have a material negative effect on our company’s business. In addition, having a relatively small number of customers may cause our quarterly results to be inconsistent, depending upon when these customers pay for outstanding invoices.

We face intense competition which could adversely affect our results of operations and market share.

We operate in a highly competitive and fragmented industry. We compete with many local, regional, and national logistics providers. We compete with them based on a number of factors, including service pricing, transportation speed, service offerings, and service quality. In particular, we may face downward pricing pressure from our competitors. If we cannot effectively control our costs to remain competitive, our market share and revenue may decline. Furthermore, as we diversify service offerings and further expand our client base, we may face competition from existing or new players in those new sectors. If these players succeed in doing so, our business could be encroached by their entrance and adversely affected.

Certain of our current and potential competitors, as well as international logistics operators with presence in China, may have significantly greater resources, longer operating histories, larger client bases, and greater brand recognition than us. They may be acquired by, receive investment from, or enter into strategic relationships with, established and well-financed companies or investors which would help enhance their competitiveness. In view of this, some of our competitors may adopt more aggressive pricing policies or devote greater resources to marketing and promotional campaigns than us. We may not be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition, and results of operations.

Changes in industry regulations and industrial policies may affect our future performance.

Providing logistics services requires business licensing and is subject to various laws, administrative rules and industry standards. To support the development of the logistics industry, governments at various levels have successively introduced a number of industrial support and encouragement policies.

Pursuant to the Administrative Provisions Concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the PRC Ministry of Transport, which became effective on September 21, 2016, cargo vehicles running on public roads shall not carry cargo weighing more than, and their dimensions shall not exceed, the limits set forth by such provisions. The operation of our vehicle fleet is subject to these provisions. If our trucks are not in compliance with such provisions, we may be required to reduce the length of our trucks or purchase new ones to replace them. Otherwise, we may be subject to penalties if we continue to operate those trucks that exceed the limits set forth in the provisions.

New laws and regulations may be promulgated from time to time and the interpretation and implementation of current and future PRC laws and regulations applicable to our businesses are subject to change and will continue to evolve. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Relevant state policies on environmental protection may affect our future performance.

We, as a logistics service company and provider, rely on various types and models of transportation vehicles to perform its daily operations, but due to heavy regulations in environmental protection, energy conservation, and emission reductions, an increase in expenses is expected to incur, which may directly or indirectly affect our future performances.

Fuel price fluctuations may adversely affect our business and our ability to achieve or maintain profitability.

Transportation cost is one of the major costs of companies in the contract logistics industry, and fuel cost is a significant component of transportation cost. Fluctuation of fuel prices has a certain impact on the profitability of contract logistics service providers like us. Not only will rises in fuel price increase the transportation cost of our own vehicles, it will also increase that of the truckers, which will in turn increase our operation costs as well. If fuel prices rise significantly in the future, we will experience pressure of increased costs which may adversely affect our profitability.

We use third-party services in connection with our business, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations.

Our business depends on the services provided by, and relationships with, various third parties, including third-party payment and administrative services providers and, through such payment and administrative services providers, transportation services providers such as truckers. Since the year ended December 31, 2021, Fuzhou JB has engaged two third-party payment and administrative services suppliers which primarily provide us with the service of handling third-party payments and administrative matters with individual truckers on normal commercial course and accounted for a significant part of the total cost of revenue of the Group. Fuzhou JB continues to engage them for the year ended December 31, 2023 and the six months ended June 30, 2024, although management believes that they can be easily replaced by other payment and administrative services providers in the market at any time without material delay or disruptions to the Group’s business. In respect of transportation services providers such as truckers, by which most of our transportation orders were completed, we could be materially and adversely affected if transportations are improperly executed, whether as a result of system failure, accident, human error or purposeful delay or malfeasance. We are also dependent in part on third-party transportation services providers to report certain events to us, such as delivery information. We cannot assure you that we will be able to obtain access to preferred third-party transportation services providers at attractive rates or that these providers will have adequate capacity available to meet the needs of our customers. The failure of these and other third parties to perform in compliance with our agreements may negatively impact our business.

We provided loans and excess payments to our two third-party payment and administrative services suppliers. Failure to collect repayment and excess payment balances or to utilize excess payment balance from them could result in a disruption to our business, financial condition, and results of operations.

Fuzhou JB engages two third-party payment and administrative services suppliers which primarily provide us with the service of handling third-party payments and administrative matters with individual truckers on normal commercial course and accounted for a significant part of the total cost of revenue of the Group. Fuzhou JB also provided loans to these two suppliers for their business needs on normal commercial terms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations Results of Operations - Liquidity and Capital Resources”, “Notes to Combined Financial Statements - 5. Loans and interest receivable.” For the material terms of our arrangements with them, see “Business - Payment and engagement of truckers.” Any failure to collect repayment from these two suppliers or to utilize excess payment balance could have a material negative effect on our company’s business, financial condition, and results of operations.

Fuzhou JB, Mr. Hue and Jiabin HK entered into a debt assignment agreement to resolve the related party transactions but it is possible that PRC government will deem such agreement invalid.

As of December 31, 2022 and 2023 and June 30, 2024, the balance due to a related party was RMB106,774,732, RMB128,318,360 and RMB10,975,630, respectively, which represented advances from Mr. Hue Kwok Chiu, the ultimate shareholder who owns 100% of the Group, and also the Chief Executive Officer and Board Chair of the Group. The balances were unsecured, non-interest bearing and repayable on demand. In August and September 2023, Mr. Hue borrowed an aggregate of RMB120.0 million from Fuzhou JB for his personal use. All such loans were secured by our balance due to Mr. Hue from time to time, all carrying interests at a simple rate of 3.55% per annum, and all repayable on December 31, 2023. Pursuant to a supplemental agreement among Fuzhou JB, Mr. Hue and Jiabin HK, dated December 14, 2023, parties agreed that the loan owed to Mr. Hue and accrued interest will become repayable before December 30, 2024 or be settled with the Group’s amounts owed to Mr. Hue through Jiabin HK by entering into a debt assignment agreement. On May 31, 2024, Fuzhou JB, Mr. Hue and Jiabin HK entered into such debt assignment agreement in the form of a tripartite deed (the “Deed”) pursuant to which (i) Jiabin HK has agreed to assume and repay any and all of liabilities Mr. Hue owed to Fuzhou JB under the Debt Agreements of a loan facility in the aggregate amount of RMB120 million and all accrued interest thereunder in the amount of RMB3.27 million between Fuzhou JB and Mr. Hue (the “Original Hue Loan”); and (ii) Fuzhou JB has agreed to seek repayment of all liabilities under the Original Hue Loan from Jiabin HK and not Mr. Hue. As a result, Mr. Hue is deemed to have discharged all his liabilities under the Debt Agreements owed to Fuzhou JB. As of the date of this prospectus, the balance due to Mr. Hue Kwok Chiu was approximately RMB1.0 million. Since Fuzhou JB and Jiabin HK are parties to the Deed, the debt assignment arrangement can be considered a cross-border transaction. Although it is possible that the debt assignment arrangement can be deemed to be subject to PRC’s foreign exchange regulations or prior approval from SAFE or other government authorities, we believe that the likelihood of that finding is rather remote. However, there is no guarantee that the PRC government will agree with our position. We cannot assure you that the PRC government would not deem the Deed invalid in that case.

We may incur losses in the future.

We had net income of approximately RMB35.9 million and RMB9.4 million (US$1.3 million) for the years ended December 31, 2022 and 2023, respectively. We had net income of approximately RMB12.1 million and RMB1.3 million (US$0.2 million) for the six months ended June 30, 2023 and 2024, respectively. Despite generating net income in the last two fiscal years, we anticipate that our operating expenses, together with the increased general administrative expenses of a growing public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our product offering. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on a quarterly or annual basis for the foreseeable future.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers and suppliers. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We may not be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

Default in payment by clients that have large account receivable balances could adversely impact our cash flows, working capital, results of operations and financial condition.

Our accounts receivable include amounts due from our customers. Our net accounts receivable balance was approximately RMB17.2 million and RMB14.3 million (US$2.0 million) as of December 31,2022 and 2023, respectively, and approximately RMB17.1 million (US$2.4 million) as of June 30, 2024.

We are subject to the risk that we may be unable to collect accounts receivable in a timely manner, or at all. Such risk was higher as a result of the outbreak of COVID-19 resulting in financial difficulties of certain of our customers. As a result, our customers may not be able to pay us in a timely fashion and our accounts receivable and allowance for credit losses may accordingly increase. Our liquidity and cash flows from operations may be adversely affected if our accounts receivable cycles or collections periods lengthen or if we encounter a material increase in defaults of payment of our account receivable.

In order to mitigate such risks, we conduct rigorous due diligence checks on the customers and regularly assess the creditworthiness of corporate account clients. However, these mitigating efforts cannot ensure that we will be able to collect accounts receivable. If the accounts receivable cannot be collected in time, or at all, a significant amount of bad debt expense will occur, and our business, financial condition and results of operation will likely be materially and adversely affected.

We currently do not hold any issued patent or registered trademark outside of the PRC.

As of the date of this prospectus, we have 35 patents registered in the PRC, 4 trademarks registered in the PRC, 4 copyrights registered in the PRC and 1 domain name registered in the PRC. At this time, we do not hold any issued patent or registered trademark outside of the PRC.

In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing and from exploiting any patents that are issued from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

Although we currently do not hold any issued patent or registered trademark outside of the PRC, we consider our copyrights, trademarks, trade names, internet domain names, patents and other intellectual property rights invaluable to our ability to continue to develop and enhance our brand recognition. We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. We rely on a combination of patents, patent applications, trade secrets, including know-how, copyright laws, trademarks, intellectual property licenses, contractual rights and any other agreements to establish and protect our proprietary rights in our technology. Statutory laws and regulations are subject to judicial interpretation and enforcement which will continue to evolve and are subject to changes. Contractual rights may be breached by counterparties, and there may not be adequate remedies available to us for any such breach.

The measures we take to protect our intellectual property rights may not be sufficient or adequate to prevent infringement on or misuse of our intellectual property. Any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation. Preventing unauthorized uses of intellectual property rights could be difficult, costly and time-consuming. Litigation may be necessary to enforce our intellectual property rights. Initiating infringement proceedings against third parties can be expensive and time-consuming, and divert management’s attention from other business concerns. We may not prevail in litigation to enforce our intellectual property rights against unauthorized use. Furthermore, the practice of intellectual property rights enforcement by the PRC regulatory authorities will continue to evolve and are subject to change. Failure to adequately protect our intellectual property could harm our brand name and materially affect our business and results of operations.

We may be materially and adversely affected by negative publicity.

We rely heavily on our brand image in selling our services. Negative publicity relating to our services and solutions, shareholders, management, employees, operations, distributors, suppliers, dealers, industry or products similar to ours, could materially and adversely affect consumer perceptions of our brand and result in decreased demand for our services. As of the date of this prospectus, we had not received any negative publicity. However, there can be no assurance that we will not experience negative publicity in the future or that such negative publicity will not have a material adverse effect on our business, results of operations, financial condition or prospects.

We retain certain personal information about our users and may be subject to various privacy and consumer protection laws.

Our business involves collecting and retaining personal information including the truckers’ or carriers’ name, date of birth, identity card, driver's licence number, mobile phone number, bank account, name and telephone number of the shipper’s or receiver’s contact person for transport orders. In order to carry out the necessary internal management, the Company collects some of the personal information of our employees, mainly including their names, gender, age, ID card number, telephone number, e-mail address, home address, family status, educational background and bank account. The above collected data are all from PRC entities, and the Company itself and its entities not located in the PRC do not have the authority to directly access, retrieve, download and export the above operating data and information, except for some of the personal information of the employees of the PRC entities.

In November 2016, the SCNPC passed the Cybersecurity Law of PRC (the “CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the Cybersecurity Law of PRC include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. On November 16, 2021, the CAC promulgated the revised Cybersecurity Review Measures, effective on February 15, 2022, which require that where any of the following conditions are met, a network security review shall be conducted: (i) a critical information infrastructure operator (the “CIIO”) purchases network products or services, which affects or may affect national security; (ii) online platform operators carry out data processing activities, which affect or may affect national security; (iii) to list abroad, an online platform operator who possesses the personal information of more than 1 million users. We are not required to apply for the cybersecurity review for this offering under the Cybersecurity Review Measures. As of the date of this prospectus, the Company has not received any notification from any authority that it is a CIIO, or that the Company's data processing practices, or its listing in the U.S., affect or may affect national security. Moreover, the number of individuals whose personal information is held by the Company is less than 1 million. We are not sure, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance. As of the date of this prospectus, the Company and its PRC enterprises have never received any notification from any administrative authority requiring the Company and its PRC enterprises to conduct cybersecurity review, nor have they received any investigation, warning or penalty in relation thereto.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC (the “PIPL”), which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court in China. As of the date of this prospectus, we are in compliance with the PIPL in all material aspects, and have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. However, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

As of the date of this prospectus, based on the existing rules and regulations in PRC, neither we nor any of our PRC subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review because neither we nor any of our PRC subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Nor have we or any of our PRC subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measure. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that our PRC subsidiaries will not be subject to cybersecurity review in the future. During such reviews, our PRC subsidiaries may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations. If we or any of our PRC subsidiaries inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.

We are subject to a variety of costs and risks due to our continued expansion that may not be successful and could adversely affect our profitability and operating results.

We may enter into new geographic markets where we have limited or no experiences in marketing, selling, and localizing and deploying our services. Business expansion may be subject to risks such as:

● costs associated with establishing and expanding our networks;

● difficulties in staffing and management techniques; and

● burdens of complying with a wide variety of local laws and regulations.

The occurrence of any of these risks could negatively affect our business in the new markets and consequently our business and operating results. In addition, the concern over these risks may also prevent us from entering into or releasing certain services in certain markets.

Our success depends on our ability to retain our core management team and other key personnel.

Our performance depends on the continued service and performance of our directors, officers and senior management as they are expected to play an important role in guiding the implementation of our business strategies and future plans. If any of our directors, officers or any members of our senior management were to terminate their service or employment, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of key personnel or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects. Additionally, we rely on our research and development personnel for product development and technology innovation. If any of our key research and development personnel were to leave us, we cannot assure you that we can secure equally competent research and development personnel in a timely manner, or at all.

Our directors’ and executive officers’ other business activities may pose conflicts of time commitment and conflicts of interest.

Our directors and executive officers have other business interests outside the Company that could potentially give rise to conflicts of time commitment. For example, since February 2013, Mr. Hue has been serving as the chairman of the board of directors at e Lighting Group Holdings Limited (Stock Code: 8222), a company listed on GEM of the Hong Kong Stock Exchange, and is engaging in the sale of lighting products and designer furniture. He is also a director of certain private companies.

Mr. Hue has historically devoted approximately 80% of his time to matters concerning the Company, and approximately 20% of his time to matters concerning e Lighting Group Holdings Limited and other companies. As Mr. Hue devotes considerable time and effort to other companies, these sort of business activities could both distract him from focusing on the Company and pose a conflict of time commitment.

Our Chief Financial Officer has not previously served as a chief financial officer of any publicly held company in the U.S. and his lack of experience in managing a public company with securities listed on Nasdaq may adversely affect our operation as a public company.

Our Chief Financial Officer, Mr. Lo Tai On, joined us only in January 2024. He and the rest of the management team do not have any experience working together operating a publicly held company. While Mr. Lo has rich experience in corporate finance, he has not served as a chief financial officer of any publicly held company in the U.S., and has no experience in managing public companies whose securities are listed on the Nasdaq.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to issue additional equity or debt securities that may dilute the interests of our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We will need significant capital to, among other things, expand our business operations and invest into logistics technologies to keep our competitiveness. We also expect to require significant capital and incur substantial costs in upgrading and expanding our smart logistics parks and FTL centres in China. As we ramp up our operations, and research and development, we may also require significant capital to maintain our property and equipment and such costs may be greater than anticipated.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We are exposed to various risks associated with our business and operations, and we have limited liability insurance coverage. A successful liability claim against us due to injuries or damages suffered by our users could materially and adversely affect our reputation, results of operations and financial conditions. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial costs to us and a diversion of our resources.

Competition for highly skilled personnel is often intense and we may incur significant costs or be unsuccessful in attracting, integrating, or retaining qualified personnel to fulfil our current or future needs.

We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, if any of our senior management or key personnel joins a competitor or engages in a competing business, we may lose business, knowhow, trade secrets, business partners and key personnel. Furthermore, prospective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.

Following this offering, Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report beginning with our second annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes- Oxley Act of 2002, we may identify weaknesses and deficiencies in our internal control over financial reporting. In connection with the Group’s assessment as of December 31, 2023, the Group identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above mentioned periods. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting. There is a reasonable possibility that a material misstatement in our annual or interim financial statements may not be prevented or detected on a timely basis. The material weaknesses identified are related to (i) our controls on the financial statements closing process not adequately designed or appropriately implemented to identify material misstatements in our financial reporting on a timely basis, including timely reconcile certain account details with third-party delivery and payment records; and (ii) a lack of competent accounting personnel with appropriate skills, knowledge and experience of US GAAP to supervise our financial reporting.

Following the identification of the material weakness and control deficiencies, we plan to take the following remedial measures: (i) setting up an internal audit function to assess Sarbanes-Oxley compliance requirements and improve overall internal control; (ii) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the internal audit and financial reporting function and to set up a financial and system control framework; (iii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (iv) adopting directors’ resolutions to appoint independent directors, establish an audit committee, and strengthen corporate governance.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Risks Related to Doing Business in China

Because SLG Cayman is a holding company conducting all its operations through PRC subsidiaries, the PRC government’s exercise of oversight over our Group’s business, and the intervention, influence, or control by the PRC government has or may have material impact on our business and on the value of our securities.

SLG Cayman is a holding company. Our Shares offered in this prospectus are shares of SLG Cayman, our Cayman Islands holding company, which has no material operations of its own and conducts all of its operations through the operating entities established in the People’s Republic of China, or the PRC. Because all of the operations of the Group are conducted in China through SLG Cayman’s wholly-owned subsidiaries, the Chinese government’s exercise of oversight over the conduct of our Group’s business and may influence our Group’s operations, which could result in a material change in our operations and/or the value of SLG Cayman’s Shares. The PRC government may choose to exercise significant oversight and discretion, and the regulations to which we are subject may change. New laws, regulations, and other government directives in China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention; and

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. For example, we may be required to obtain extra licenses for our operations in PRC, and we may be classified as a PRC resident enterprise if the existing regulations or measures will change in the future, which will result in more costs for our PRC operations. Future changes in governmental currency conversion regulations may limit our ability to utilize our revenues effectively and affect the value of your investment. And since we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, if the existing PRC company’s dividends and distributions regulations change in the future, it may affect the PRC subsidiaries’ ability to pay the dividends and distributions, which may affect our operations and the value of your investment. To the extent any new or more stringent measures are required to be implemented, our operations could be materially and adversely affected as well as the value of our Shares.

The PRC government may intervene or influence our operations in China (including Hong Kong) at any time, which could result in a material change in our operations and/or the value of our securities. It may significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or in extreme cases, become worthless.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the State Administration for Market Regulation and the State Administration for Industry and Commerce. Together, these governmental authorities promulgate and enforce regulations at any time that cover many aspects of our day-to-day operations. If we are deemed to be not in compliance with these requirements, we may be subject to fines and other administrative penalties from the relevant PRC government authorities. In case of our failure to rectify our noncompliance within required period by the relevant PRC government authorities, we may be forced to suspend our operation.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time as the government deems appropriate to further regulatory, political and societal goals. The PRC government has published new policies that significantly affected certain industries, such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. See “If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such measures may limit our ability to offer or continue to offer Shares to investors and cause the value of our Shares to significantly decline or be worthless.”

Uncertainties regarding interpretation and enforcement of the laws, rules and regulations in China may impose adverse impact on our business, operations and profitability.

The operations of our operating entities in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. For instance, we may have to resort to administrative and court proceedings to enforce the legal protections to which we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Such uncertainties, including the inability of our subsidiaries to enforce their contracts, could have significant effects on economic conditions in the PRC and could materially affect our business and operation and/or the value of securities we are registering for sale.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our future offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Changes in the policies, regulations and rules, and the enforcement of laws of the PRC government may be implemented quickly with little advance notice and could have a significant impact upon our subsidiaries’ ability to operate profitably in the PRC and could result in a material change in our operations and/or the value of securities we are registering for sale. Therefore, our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past several decades has significantly enhanced the protections afforded to various forms of foreign investment in China. Our subsidiaries are subject to PRC laws and regulations. However, these laws and regulations change frequently. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation. In addition, confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to our business, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement.

Changes in China’s economic or social conditions or government policies could have a material and adverse effect on our business and results of operations.

All of our revenues are expected to be derived in China in the near future and all of our operations, is conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic and legal developments in China. China’s economy has its own characteristics including with respect to the amount of government involvement, growth rate, control of foreign exchange and allocation of resources. The PRC government oversees China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our products and services and adversely affect our competitive position.

Evolving interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve, the interpretations and enforcement of these laws, regulations and rules may change.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since the PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy. In the event that we are not aware of our violation of any of these policies and rules until sometime after the violation, such violation could cause significant negative effect on our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China (including Hong Kong) against us or our management named in the prospectus based on foreign laws. It will be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and our Group conduct our operations in China and our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is no guarantee as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. At present, China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, there is no guarantee that a PRC court would enforce a judgment rendered by a court in the U.S.

It will be difficult for you or overseas regulators to conduct investigations or collect evidence within China. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council.

All of our directors and officers reside in Hong Kong outside the United States. We have been advised by Jia Yuan Law Office, our counsel as to Hong Kong Law, that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

As a holding company, we may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us.

Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our Group’s labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

In October 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, effective on July 1, 2011. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Funds, which was amended on March 24, 2002. Companies registered and operating in China are required under the Social Insurance Law and the Regulations on the Administration of Housing Funds to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Our business would be adversely affected if the truckers we use were classified as employees, workers or quasi-employees.

The classification of the truckers may be challenged in courts, by legislators and by government agencies in China and abroad. While we have not been involved in any legal proceedings, including putative class and collective class action lawsuits, demands for arbitration, charges and claims before administrative agencies, and investigations or audits by labor, social security, and tax authorities that claim that the truckers should be treated as our employees (or as workers or quasi-employees where those statuses exist), rather than as independent contractors, we could be. We believe that the truckers are independent contractors because, among other things, they can choose whether, when, and where to provide services on our platform, are free to provide services on our competitors’ platforms, and provide a truck to perform services on our platform. Nevertheless, we may not be successful in defending the classification of the truckers in China where we operate our business. Furthermore, the costs associated with defending, settling, or resolving potential lawsuits (including demands for arbitration) relating to the classification of the truckers may be material to our business.

Changes to foreign, provincial and local laws governing the definition or classification of independent contractors, or judicial decisions regarding independent contractor classification, could require classification of the truckers as employees (or workers or quasi-employees where those statuses exist) and/or representation of the truckers by labor unions. If, as a result of legislation or judicial decisions, we are required to classify the truckers as employees, we would incur significant additional expenses for compensating the truckers, including expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes (direct and indirect), and potential penalties. In this case, we anticipate significant price increases for our clients to offset these additional costs; however, we believe that the financial impact to us would be moderated by the likelihood of other industry participants being similarly affected. Additionally, our Group may not have adequate trucker supply as the truckers may opt out of our platform given the loss of flexibility under an employment model, and our Group may not be able to hire a majority of the truckers currently using our platform. Further, any such reclassification would require us to fundamentally change our business model, and consequently have an adverse effect on our business, results of operations, financial position and cash flows.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. Fluctuations in exchange rates may have a material adverse effect on your investment.

If we fail to complete foreign exchange registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. The amount of capital contributions that we may make to Jiangxi WFOE is unlimited and do not require approvals from SAFE or other government authorities. Additionally, Jiangxi WFOE may increase its registered capital to receive additional capital contributions from us and currently there is no statutory limit to increasing its registered capital, subject to satisfaction of applicable government registration and filing requirements. Pursuant to relevant PRC regulations, we may provide loans to Jiangxi WFOE up to the larger amount of (i) the balance between the registered total investment amount and registered capital of Jiangxi WFOE, or (ii) twice the amount of the net assets of Jiangxi WFOE calculated in accordance with PRC GAAP. These PRC laws and regulations may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new variable interest entities in China. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

On December 26, 2017, China’s National Development and Reform Commission, or the NDRC, issued the Management Rules for Overseas Investment by Enterprises, or the NDRC Order 11. On February 11, 2018, the Catalog on Overseas Investment in Sensitive Industries (2018 Edition), or the Sensitive Industries List, was promulgated. “Overseas investment” as defined in the NDRC Order 11 refers to the investment activities conducted by an enterprise located in the territory of China either directly or through an overseas enterprise under its control by making investment with assets and equities or providing financing or guarantee in order to obtain overseas ownership, control, management rights and other related interests. Overseas investment by a Chinese individual through overseas enterprises under his/her control is also subject to the NDRC Order 11. According to the NDRC Order 11, (i) direct overseas investment by Chinese enterprises or indirect overseas investment by Chinese enterprises or individuals in sensitive industries or sensitive countries and regions requires prior approval by the NDRC; (ii) direct overseas investment by Chinese enterprises in non-sensitive industries and non-sensitive countries and regions requires prior filing with the NDRC; and (iii) indirect overseas investment of over US$300 million by Chinese enterprises or individuals in non-sensitive industries and non-sensitive countries and regions requires reporting with the NDRC. We are not sure if we were to use a portion of the proceeds raised from this offering to fund investments in and acquisitions of complementary business and assets outside of China, such use of U.S. dollars funds held outside of China would be subject to the NDRC Order 11. We will continue to monitor any new rules, interpretation and guidance promulgated by the NDRC and communicate with the NDRC and its local branches to seek their opinions, when necessary. If it turns out that the NDRC Order 11 applies to our use of proceeds from the offering mentioned above and we fail to obtain the approval, complete the filing or report our overseas investment using the offering proceeds, as the case may be, in a timely manner as provided under the NDRC Order 11, we may be forced to suspend or cease our investment, or be subject to penalties or other liabilities, which may materially and adversely affect our business, financial condition and prospects.

Governmental oversight of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government oversees the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China (including Hong Kong). Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

There is no guarantee that the PRC government will not restrict access in the future to foreign currencies for current account transactions. We receive all of our revenues in RMB. If we do not comply with the foreign exchange registration requirements, there is no assurance that we will be able to pay dividends in foreign currencies to our shareholders.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory authorities, including the MOFCOM and other government authorities jointly issued the Rules on Mergers and Acquisitions of Domestic Enterprise by Foreign Investors which was effective as of 8 September 2006, and amended on 22 June 2009 (the “M&A Rules”). The M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if any important industry is concerned, such transaction involves factors that impact or may impact national economic security, or such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honoured brand.

Moreover, the Anti-monopoly Law of the PRC promulgated by the SCNPC effective in August 2008 and the Provisions of the State Council on the Thresholds for Declaring Concentration of Business Operators require that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by anti-monopoly enforcement authority before they can be completed.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, Company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, gains realized on the sale or other disposition of our Shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

We are subject to the reporting obligations and consequences of indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, the State Administration of Taxation issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding Company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding Company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

We are subject to the reporting obligations and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Public Notice 7 and SAT Bulletin 37.

If the custodians or authorized users of controlling non-tangible assets of our Company, including our corporate chops and seals, fail to fulfil their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration of Industry and Commerce.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our subsidiaries are members of our senior management team who have signed employment agreements with us or our subsidiaries under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of our subsidiaries, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our subsidiaries, we or our subsidiary would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Our leased property interest may be defective and our right to lease the properties may be affected by such defects challenged, which could cause significant disruption to our business.

Under PRC law, all lease agreements are required to be registered with the local housing authorities. Our Group presently leases 12 premises in China, and the landlords of these premises have not completed the registration of their ownership rights or the registration of our Group’s leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.

Certain lessors of our leased properties in PRC have not provided us with valid property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties or they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, and if a third party disputes the ownership or tenancy of the premises, this may affect our continued tenancy of the premises.

Some of our leased properties in PRC are allocated on allocated land without PRC governmental approval. According to PRC law, the rental of properties located on allocated land should be approved by governmental authorities. Unauthorized leasing of the properties on allocated land may expose our landlords and lessors to potential confiscation of illegal proceeds and monetary fines, which may affect our continued tenancy of the premises.

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such measures may limit our ability to offer or continue to offer Shares to investors and cause the value of our Shares to significantly decline or be worthless.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing By Domestic Companies (the “Circular”), and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), and five supporting guidelines. The Trial Measures came into effect on March 31, 2023. The Trial Measures subject both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfil the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB1.0 million (approximately $150,000) and RMB10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

Under the Trial Measures, any overseas offering and listing made by an issuer that meets both of the following conditions will be deemed as indirect overseas offering and listing that should be filed with the CSRC: (A) 50% or more of any of the indicators of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited combined financial statements for the most recent fiscal year is accounted for by PRC domestic companies; and (B) the key aspects of the issuer’s business activities are conducted in mainland China, or its main places of operations are located in mainland China, or the senior managers in charge of its operation and management are mostly Chinese citizens or domiciled in the PRC. Given that our domestic operating entities generated a substantial amount of our total revenue as shown in our audited combined financial statements for the year ended December 31, 2023, and that our business activities are mainly conducted in the PRC, the Company is required to go through the filing procedures with the CSRC within 3 working days after the submission of application documents for listing and offering to the U.S. Securities and Exchange Commission.

The Confidentiality Provisions require that, among other things, (a) a PRC domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a PRC domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfil relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the company, its PRC subsidiary to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions, and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. Any failure or perceived failure by the PRC domestic companies to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As of the date of this prospectus, SLG Cayman has submitted the application to CSRC in accordance with the Trial Measures, responded to CSRC’s comments on the application, received from CSRC on January 2, 2024 the notification of our completion of the required filings and has thus completed the filing requirements prior to overseas listings under the Trial Measures. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of this offering. If we fail to complete this offering within 12 months from the issuance date of the notification, and the offering is still under progress on or after January 3, 2025, we will be required to update the filing materials and documents with the CSRC, which will take us additional time to comply with the filing requirements. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. However, as the Trial Measures were newly published and the filing requirements and their implementation may continue to evolve and subject to change, we cannot be sure that we will be able to fulfil all the regulatory requirements thereunder at all times. Any failure or perceived failure of us to fully comply with such new regulatory requirements could limit our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Risks Related to Our Company

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our founder and chief executive officer, Mr. Hue Kwok Chiu, will beneficially own approximately 97.6% of our then-issued and outstanding Shares and will be able to exercise approximately 97.6% of the total voting power of our issued and outstanding Shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Our chief executive officer is also our principal shareholder. He has substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, our founder and chief executive officer, Mr. Hue Kwok Chiu, beneficially owns approximately 97.6% of our then-issued and outstanding Shares and will be able to exercise approximately 97.6% of the total voting power of our issued and outstanding Shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Shares.

Accordingly, Mr. Hue Kwok Chiu could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Without the consent of our largest shareholder, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholder may differ from the interests of our other shareholders. The concentration in the ownership of our Shares may cause a material decline in the value of our Shares. For more information regarding our principal shareholder, see “Principal Shareholders.”

We are a “foreign private issuer” and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempted from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●

the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●

the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Shares.

Even if we cease to be a foreign private issuer in the future, for as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Shares to be less attractive as a result, there may be a less active trading market for our Shares and our share price may be more volatile.

As a company incorporated in the Cayman Islands, we may adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a company incorporated in the Cayman Islands that is listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands which is our home country, may differ significantly from Nasdaq corporate governance listing standards, including, but not limited to, board of directors independent requirements, director nomination procedures, compensation committee matters. We may follow our home country law instead of the Nasdaq listing rules that require us to obtain shareholder approval for certain dilutive events, such as certain transactions other than a public offering involving issuances of a 20% or greater interest in the Company, and acquisitions of the stock or assets of another Company. As a result, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our shares pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenue exceeds $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our shares that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our Shares less attractive because we may rely on these exemptions. If some investors find our Shares less attractive as a result, there may be a less active trading market for our Shares and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our shares and could entrench management.

Our amended and restated memorandum and articles of association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to obtain copies of the register of members or corporate records of the company. They will, however, have such rights as may be set out in the company’s articles of association. A Cayman Islands exempted company may maintain its principal register of members and any branch registers in any country or territory, whether within or outside the Cayman Islands, as the company may determine from time to time. There is no requirement for an exempted company to make any returns of members to the Registrar of Companies in the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection. However, an exempted company shall make available at its registered office, in electronic form or any other medium, such register of members, including any branch register of member, as may be required of it upon service of an order or notice by the Tax Information Authority pursuant to the Tax Information Authority Act (2013 Revision) of the Cayman Islands. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our Shares to significant adverse United States income tax consequences.

In general, we will be treated as a passive foreign investment company (“PFIC”) for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Certain United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

Following this offering, we will be subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the SEC and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to Our Securities and This Offering

An active trading market for our Shares or our Shares may not continue and the trading price for our Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Shares will continue. If an active public market for our Shares does not continue following the completion of this offering, the market price and liquidity of our Shares may be materially and adversely affected. The public offering price for our securities in this offering was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Shares after this offering will not decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of their Shares.

The trading price of our Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new product and service offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company with relatively small public float after the initial public offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Shares.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Furthermore, since this offering is being conducted on an underwritten basis and the actual public offering price per share were determined by and among the underwriters, the purchasers, and us at the time of pricing and, as is typical, may be at a discount to the then-current, per-share market price of our Shares, these factors may also negatively affect the market price of our Shares.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Shares, the market price for our Shares and trading volume could decline.

The trading market for our Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Shares, the market price for our Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Shares to decline.

The sale or availability for sale of substantial amounts of our Shares could adversely affect their market price.

Sales of substantial amounts of our Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Shares and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we had 40,000,000 Shares outstanding. The Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 41,000,000 Shares outstanding immediately after this offering, assuming no exercise of the related over-allotment option. In connection with this offering, our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any Shares until 180 days after the date of this prospectus without the prior written consent of the representative, subject to certain exceptions. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Shares. See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the Shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings to fund the development and growth of our Group’s business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Shares will likely depend entirely upon any future price appreciation of our Shares. There is no guarantee that our Shares will appreciate in value in the future or even maintain the price at which you purchased our Shares. You may not realize a return on your investment in our Shares and you may even lose your entire investment.

Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Shares in this offering, you will pay more for each Shares than the corresponding amount paid by existing shareholders for their Shares. If you purchase Shares in this offering at a public offering price of $5.5 per share, you will suffer immediate and substantial dilution of approximately US$5.08 per share in the net tangible book value of the Units, assuming no exercise of the over-allotment option. See “Dilution” for a more complete description of how the value of your investment in our Units will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering for infrastructure investments, working capital and research and development. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we fail to meet applicable listing requirements, Nasdaq may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline.

Assuming our Shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Shares, we and our Shareholders could face significant material adverse consequences, including:

● a limited availability of market quotations for our Shares;

● reduced liquidity for our Shares;

● a determination that our Shares are “penny stock”, which would require brokers trading in our Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Shares;

● a limited amount of news about us and analyst coverage of us; and

● a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Shares will be listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic;

●	trends and competition in our industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the logistics industry in China. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The logistics industry may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Shares. In addition, the rapidly changing nature of the logistics industry and the technologies in the industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted Company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, New York 10168 as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

We have been advised by Appleby, our counsel as to Cayman Islands law, that any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against our Company in a foreign court (other than certain judgments of a superior court of certain states of the Commonwealth of Australia) will be recognised as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case.  On general principles, we would expect such proceedings to be successful provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

Jia Yuan Law Offices, our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Jia Yuan Law Offices has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is no guarantee that a PRC court would enforce judgments rendered by U.S. courts.

All of our directors and officers reside in Hong Kong outside the United States. We have been advised by Jia Yuan Law Office, our counsel as to Hong Kong Law, that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.50 per Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $3,141,505 if the underwriters do not exercise their over-allotment option, and $3,900,505 if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

•$1,570,753, which is expected to be approximately 50% of the net proceeds, for infrastructure investments – primarily to fund and complete the construction of the smart logistics park in Jiangxi province and to a lesser extent, to fund the expansion of certain FTL centres;

•$942,451, which is expected to be approximately 30% of the net proceeds, for working capital – to support the Group’s cash flow position based on anticipated revenue growth from customers who pay in accordance with agreed-upon payment terms;

•$628,301, which is expected to be approximately 20% of the net proceeds, for research and development (R&D) – to fund R&D in technology and related investments and to continue to improve the Group’s software system and proprietary technologies.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments. To the extent that our actual net proceeds are not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis unless and until we can raise the balance of the funds required through equity or debt financing to fully fund our proposed uses above.

DIVIDEND POLICY

We have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding Company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China—As a holding company, we may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

The declaration, amount, and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable Cayman Islands laws regarding solvency. Our board of directors will take into account general economic and business conditions; our financial condition and results of operations; our available cash and current and anticipated cash needs; capital requirements; contractual, legal, tax, and regulatory restrictions; and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Subject to the Companies Act and our post-offering amended and restated articles of association, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of our post-offering amended and restated articles of association, a company may pay dividends and distributions out of its share premium account. In addition, based upon English case law which is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits.

EXCHANGE RATE INFORMATION

Our business is conducted in China and the functional currency of the Group is RMB, the local currency of China. Translations of amounts in this prospectus as well as the combined balance sheets, combined statements of income and comprehensive income, combined statements of changes in shareholder’s equity and combined statements of cash flows from RMB into US$ as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 = RMB7. 0999, as of December 31, 2023, and the noon buying rate of US$1 = RMB7.2672 on June 28, 2024, where applicable, as published in H.10 statistical release of the United States Federal Reserve Board. RMB may not be freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into U.S. dollars at the rates used in translation or at any other rate. Please refer to the paragraphs headed “Foreign currency translation and transaction” in Note 2 to the combined financial statements for further details in foreign currency translation.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

●	on an actual basis;

●

on a pro forma basis to reflect the (1) the dividend of RMB47.4 million (withholding tax inclusive) declared in October and November 2024 to its ultimate wholly-owned shareholder, Mr. Hue Kwok Chiu; and

●

on a pro forma as adjusted basis to reflect (1) the dividend of RMB47.4 million (withholding tax inclusive) in October and November 2024 to its ultimate wholly-owned shareholder, Mr. Hue Kwok Chiu and (2) issuance and sale of the Shares by us in this offering at the assumed initial public offering price of $5.5 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2024
	Actual	Pro forma	Pro forma as adjusted
	$	$	$
Cash	1,973,536	1,973,536	5,115,041

Shareholder’s Equity:
Shares, HK$0.0001 par value, 156,000,000,000 Shares authorized, 40,000,000 Share issued and outstanding; 41,000,000 Shares issued and outstanding, as adjusted assuming the over-allotment option is not exercised, and 41,150,000 Shares issued and outstanding, as adjusted assuming the over-allotment option is exercised in full	500	500	600
Subscription receivable	(500)	(500)	(500)
Additional paid-in capital(1)	628,160	628,160	3,769,565
Retained earnings	19,104,695	12,584,748	12,584,748
Statutory reserves	2,400,072	2,400,072	2,400,072
Accumulated other comprehensive loss	(1,284,765)	(1,284,765)	(1,284,765)
Total Shareholder’s Equity	20,848,162	14,328,215	17,469,720
Total Capitalization	20,848,162	14,328,215	17,469,720

(1)

Additional paid-in capital reflects the sale of Shares in this offering at an assumed initial public offering price of $5.5 per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that such net proceeds will be approximately $3.1 million ($5.5 million offering, less underwriting discounts of $0.4 million, and offering expenses of approximately $2.0 million) if the underwriters’ over-allotment option is not exercised, or $3.9 million ($6.3 million offering, less underwriting discounts of $0.4 million, and offering expenses of approximately $2.0 million) if the underwriters’ over-allotment option is exercised in full.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.5 per share would increase (decrease) each of additional paid-in capital, total shareholder’s equity and total capitalization by $0.9 million if the underwriters’ over-allotment option is not exercised or $1.1 million if the underwriters’ over-allotment option is exercised in full, assuming the number of Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, and estimated expenses payable by us.

DILUTION

If you invest in our Shares, your interest will be diluted for each Share you purchase to the extent of the difference between the initial public offering price per Share and our net tangible book value per Share after this offering. Dilution results from the fact that the initial public offering price per Share is substantially in excess of the net tangible book value per Share attributable to the existing shareholders for our presently outstanding Shares.

Our net tangible book value as of June 30, 2024, was $19.9 million, or $0.50 per Share. Net tangible book value represents the amount of our total combined tangible assets (excluding deferred offering costs of approximately $0.9 million and intangible assets of approximately $48,037), less the amount of our total combined liabilities. Dilution is determined by subtracting the net tangible book value per Share (as adjusted for the offering) from the initial public offering price per Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

Dividend paid to the Group's controlling shareholder and our sale of 1,000,000 Shares offered in this offering based on an assumed initial public offering price of $5.5 per Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us assuming the underwriters do not exercise their over-allotment option, our as adjusted net tangible book value as of June 30, 2024, would have been $17.4 million, or $0.42 per outstanding Share. This represents an immediate decrease in net tangible book value of $0.08 per Share to the existing shareholders, and an immediate dilution in net tangible book value of $5.08 per Share to investors purchasing Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Assumed initial public offering price per Share	$5.50	$5.50
Net tangible book value per Share as of June 30, 2024	$0.50	$0.50
Pro forma net tangible book value per Share after giving effects to the dividend of RMB47.4 million (withholding tax inclusive) in October and November 2024 to its ultimate wholly-owned shareholder	0.33	$0.33
Pro forma as adjusted net tangible book value per Share after giving effects to (1) the dividend of RMB47.4 million (withholding tax inclusive) in October and November 2024 to its ultimate wholly-owned shareholder and (2) immediately after this offering	$0.42	$0.44
Dilution per Ordinary Share to new investors in this Offering	$5.08	$5.06

The following tables summarize, on a pro forma as adjusted basis as of June 30, 2024, the differences between existing shareholders and the new investors with respect to the number of Shares purchased from us, the total consideration paid and the average price per Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
Existing shareholder	40,000,000	97.6%	$500	0.01%	$0.00001
New investors	1,000,000	2.4%	$5,500,000	99.99%	$5.50
Total	41,000,000	100.0%	$5,500,500	100.0%	$0.13

	Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option exercised in full	Number	Percent	Amount	Percent	Share
Existing shareholder	40,000,000	97.2%	$500	0.01%	$0.00001
New investors	1,150,000	2.8%	$6,325,000	99.99%	$5.50
Total	41,150,000	100.0%	$6,325,500	100.0%	$0.15

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Shares and other terms of this offering determined at the pricing.

OUR HISTORY AND CORPORATE STRUCTURE

SLG Cayman was incorporated on October 8, 2020 as an exempted company structured as a holding company incorporated under the laws of Cayman Islands. Immediately prior to this offering, we were owned by ASL Ventures Limited, a company formed under the laws of the British Virgin Islands and wholly owned by Mr. Hue, our founder, Chairman and Chief Executive Officer. In January 2021, SLG Cayman incorporated Amelia Global Limited (“Amelia”), a BVI corporation.

Mr. Hue, together with his nominated party, incorporated our predecessor, Jiabin HK, in May 2017. It began its operations in China in July 2017 and currently conduct our business through our subsidiaries. In July 2017, Jiangxi JB and Fuzhou JB were incorporated under the laws of the PRC as wholly owned by Jiabin HK with Fuzhou JB to engage in the business of contract logistics business and Jiangxi JB being Fuzhou JB’s holding entity. In September 2019, Mr. Hue became the sole shareholder of Jiabin HK through acquiring the remaining interests of Jiabin HK held by the third party shareholder. In October 2020, Fuzhou Feiyi was incorporated to engage in the business of logistics parks operations and was 100% held by Jiangxi JB.

A reorganization of our legal structure was completed in 2023. On July 19, 2023, the former shareholder of Jiabin HK, who is Mr. Hue, transferred his 100% ownership interest in Jiabin HK (together with its subsidiaries, which were the three PRC corporations) to Amelia, which is wholly owned by our Company. In consideration of such transfer, Amelia issued 10 ordinary shares to our Company, as directed by Mr. Hue. After the reorganization, the Company owns 100% equity interests of Amelia, Jiabin HK, Jiangxi JB, Fuzhou JB and Fuzhou Feiyi. The controlling shareholder of the Company is same as that of Fuzhou JB and Fuzhou Feiyi before and after the reorganization.

We currently have five wholly owned subsidiaries, including Amelia, a company formed under the laws of the British Virgin Islands, Jiabin HK, a limited liability company formed under the laws of Hong Kong, Jiangxi JB, a company formed under the laws of PRC and two operating subsidiaries Fuzhou JB and Fuzhou Feiyi, each a limited liability company formed under the laws of the PRC. Through Amelia, Jiabin HK and Jiangxi JB, we own 100% of the equity interest of the two operating subsidiaries Fuzhou JB and Fuzhou Feiyi.

On February 19, 2024, a Board of Directors meeting was held regarding the increase of authorized capital. According to the approval of the Board of Directors, the authorized capital of the Company increased from HK$380,000 to HK$15,600,000, with the corresponding authorized shares increased from 38,000,000 shares to 1,560,000,000 shares.

On September 24, 2024, it was resolved in a meeting of the board of directors of the Company (i) that the amended and restated memorandum and articles of association of the Company be adopted to effectuate that the Company’s issued and outstanding shares be sub-divided on the basis of 1 share being divided into 100 shares, resulting in the authorized share capital of the Company be changed from HK$15,600,000 divided into 1,560,000,000 shares with a nominal or par value of HK$0.01 each to HK$15,600,000 divided into 156,000,000,000 shares with a nominal or par value of HK$0.0001 each (the “Stock Split”). As a result of the Stock Split but before the Share Subscription (as defined below), ASL Ventures Limited held 100 shares of the Company; (ii) and that the Company will issue and ASL Ventures Limited will subscribe for 39,999,900 shares of the Company with a par value of HK$0.0001 each for a cash consideration of HK$3,999.99 (the “Share Subscription”). On September 24, 2024, the resolutions of the sole shareholder of the Company, ASL Ventures Limited, was also passed to effectuate the amended and restated memorandum and articles of association of the Company, the Stock Split and Share Subscription. Accordingly, the amended and restated memorandum and articles of association of the Company was deemed adopted and the Stock Split and Share Subscription were deemed completed on September 24, 2024, and ASL Ventures Limited held 40,000,000 shares of the Company immediately afterward.

The following diagram illustrates our corporate structure, including our subsidiaries as of the date of this prospectus:

As of the date of this prospectus, all the ownerships illustrated above are direct equity interests, and there is no variable interest entity or other arrangements.

Transfers of cash between SLG Cayman and our subsidiaries

In the ordinary course of our business, funds are transferred among our PRC subsidiaries for working capital purposes. The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations in the PRC. As advised by our PRC counsel, Jia Yuan Law Offices, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between themselves. Current PRC regulations permit Jiangxi JB to pay dividends to Jiabin HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

We do not expect that there are any material limitations in the future on the Group’s ability to transfer cash originating from our PRC subsidiaries to Jiabin HK, SLG Cayman, or, through the Group’s corporate structure, to our investors. However, the PRC government currently imposes foreign exchange controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our Group’s business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Group by the PRC government to transfer cash or assets. There can be no assurance that the PRC government will not intervene or impose restrictions in future on our Group’s ability to transfer funds or distribute dividends within our PRC subsidiaries, to Jiabin HK, SLG Cayman, or, through the Group’s corporate structure, to our investors.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. The Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong), or the AMLO, imposes requirements relating to client due diligence and record-keeping and provides regulatory authorities with the powers to supervise compliance with the requirements under the AMLO. Further, The United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong), or the UNATMO, provides that it is a criminal offence to: (i) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (ii) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The Company has complied with the AMLO and UNATMO as of the date of this prospectus, and therefore Jiabin HK is permitted under the respective laws of Hong Kong to provide funding to SLG Cayman through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from Hong Kong to the Cayman Islands.

SLG Cayman is permitted under the laws of the Cayman Islands and its memorandum and articles of association, as amended from time to time, to provide funding to Jiabin HK through loans or capital contributions.

During the years ended December 31, 2022 and 2023, respectively, no transfer of cash occurred between SLG Cayman and any of our subsidiaries, nor between Jiabin HK and any of our PRC subsidiaries, except that (i) between April and September, 2022, Jiabin HK transferred an aggregate of RMB47.5 million (US$7.0 million) as capital contribution to Jiangxi JB for working capital purposes; and (ii) a capital injection of USD1 million was made by Jiabin HK to Jiangxi JB by December 31, 2023. During the year ended December 31, 2022, (i) Jiangxi JB transferred an aggregate of approximately RMB47.8 million to Fuzhou JB, consisting of approximately RMB47.2 million of capital contribution and approximately RMB0.6 million of working capital; and (ii) Jiangxi JB transferred an aggregate of RMB0.7 million to Fuzhou Feiyi as working capital. During the year ended December 31, 2023, Jiangxi JB did not transfer any working capital to Fuzhou JB nor Fuzhou Feiyi. During the years ended December 31, 2022 and 2023, respectively, neither Fuzhou JB nor Fuzhou Feiyi had transferred any fund to Jiangxi JB. During the six months ended June 30, 2024, no transfer of cash occurred between SLG Cayman and any of our subsidiaries, nor between Jiabin HK and any of our PRC subsidiaries, nor among any of our PRC subsidiaries.

Dividends or distributions made to our Company and U.S. investors and tax consequences

As a holding company, SLG Cayman may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of SLG Cayman’s PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, SLG Cayman will depend on receipt of funds from Jiabin HK, which will in turn depend on receipt of funds from Jiangxi JB.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Additionally, unless otherwise stated, the terms “SLG Cayman,” “the Company” and “our Company” in the following discussion and analysis of our financial condition and results of operations refer to Smart Logistics Global Limited. The terms “we,”, “us,” “Group,” “our Group” and “our” refer to Smart Logistics Global Limited and its subsidiaries.

Overview

We are a well-established, reputable and innovative business-to-business contract logistics solution provider in the PRC focusing on industrial raw materials line-haul transportation business. We offer our customers cost-efficient, flexible and reliable logistic solutions with optimized transportation methods and routes tailored to their varying needs. For instance, we suggest to our customers the most suitable trucks and transportation equipment for the job, and the most cost- and time-saving routes to lower cost. We primarily provide land-only transportation as of the date of this prospectus.

We are able to offer comprehensive, customized logistic solutions to our customers because since the first day of our operation, we have been collecting and accumulating intelligence on the macro-logistics landscape of our targeted markets. We have developed our self-owned proprietary digitized system, including the Transportation Management System, during 2017 to 2019 through software companies which stores logistics data such as truck load data on each completed order, for our use and analysis. Leveraging on our experience, we are able to advise our customers the shortest, fastest and/or most cost-efficient transportation method, mode and routes with the aim to achieve cost-savings for our customers and in turn enhance our customers’ price competitiveness.

We strategically aim at serving customers in four major sectors in the PRC, namely paper, steel, coal and food, as we believe these are core sectors driving the PRC economies which are relatively immune to cyclical economic changes, and therefore we can also lower our risk to suffer from cyclical economic fluctuations by targeting the customers in these industries. A significant portion of our customers are large institutional customers, with whom we have maintained long-term relationships and typically enter into contracts for our provision of logistic solutions on a yearly basis. It is our strategy to prioritize these large customers because they usually demand high volume and long distance transportations between certain designated locations, which is generally more favourable for our operational efficiency, cost management and pricing, and provides more stable recurring revenue stream.

We generate revenue from the provision of transportation services under our contract logistics business. Our total revenue was approximately RMB798.7 million and RMB706.7 million (US$99.5 million) for the years ended December 31, 2022 and 2023, respectively, representing a decrease of approximately 11.5%. Our total revenue was approximately RMB341.4 million and RMB298.7 million (US$41.1 million) for the six months ended June 30, 2023 and 2024, respectively, representing a decrease of approximately 12.5%. We recorded net income of approximately RMB35.9 million, RMB9.4 million (US$1.3 million), RMB12.1 million and RMB1.3 million (US$0.2 million) for the years ended December 31, 2022 and 2023, respectively, and the six months ended June 30, 2023 and 2024, respectively.

Key Factors Affecting our Results of Operations

General economic conditions in the PRC and developments in the industry

Our business and operating results are affected by a number of general factors in the PRC’s logistics industry, including, but not limited to:

●The PRC’s overall economic growth, level of industrialization and level of logistics developments;

●Developments of the industrial raw materials and necessities industry in the PRC in which our major customers were engaged in, especially within the primary regions in the PRC we typically operate in; and

●Overall market competition in the PRC’s logistics industry.

Unfavorable changes in any of these general factors could materially and adversely affect our business and our results of operations.

Our ability to retain major customers and obtain new customers

For the year ended December 31, 2022 and 2023, one customer with its subsidiaries accounted for 33% and 35% of the Group's total revenues, respectively. For the six months ended June 30, 2023 and 2024, one customer with its subsidiaries accounted for 36% and 39% of the Group's total revenues, respectively. Our ability to maintain stable business relationships with our customers, especially our major ones, will affect our revenue generated from our provision of contract logistics solutions to them. If we are unable to enter into new service contracts with our customers upon expiry of the current contracts, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into service contracts of comparable size and terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected. We also develop new customers in our FTL centres located in strategic locations in PRC through referral of our existing customers and our own efforts. Therefore, our ability to expand our network of FTL centres into new geographic regions also affects our ability to secure new customers, and thus our business performance and results of operations.

Our ability to maintain and expand our truckers pool

Our ability to fulfil our customers’ transportation needs and to thus earn our revenue depends on our ability to secure suitable truckers for each job. Therefore, our ability to maintain and expand our truckers pool affects our ability to maintain and grow our business scale and results of operations. In carrying out our contract logistics business, while we select the best fitting truckers and trucks for our customers, we also establish steady and reciprocal relationships with truckers through repeated transactions with us through our suppliers. The number of truckers registered in our TMS increased from approximately 99,000 as at December 31, 2022 to over 110,000 as at December 31, 2023 and over 130,000 as at the date of this prospectus, and it is our strategy to continue expanding such pool.

Strategic acquisitions and investments

We may selectively pursue acquisitions and investments that we believe are strategic and complementary to our operations and technology. The business or financial performance of the companies we have invested in as well as our ability to successfully integrate these investments with our existing business would impact our results of operations and financial conditions. We believe that a solid investment strategy in smart logistics parks and logistics information and communications technology are essential for scaling up our business operation as they are needed as logistics hubs to deepen our logistics network laid across PRC and that is critical for us to accelerate our growth and strengthen our competitive position in the future.

As of the date of this prospectus and based on the current situation in China, we do not expect a material impact on our results of operations and financial performance to be caused by the COVID-19 pandemic in the future. However, the extent to which the COVID-19 pandemic further impacts our results of operations will depend on the future developments of the pandemic, including new information concerning the global severity of the pandemic and actions to be taken to contain the pandemic, which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the pandemic harms the Chinese economy in general. To the extent the COVID-19 pandemic may adversely affect our business and financial results, it may also heighten other risks described in this prospectus, such as those relating our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, our level of accounts receivables and our ability to collect accounts receivables.

Critical Accounting Policies and Accounting Estimates

Revenue recognition

The Group follows the rules and guidance set out under ASC 606, Revenue from Contracts with Customers (“ASC 606”), since January 1, 2020 when recognizing revenue from contracts with customers. The core principle of ASC 606 requires an entity to recognize revenues to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when the Group satisfies the performance obligations by delivering the promised services to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Group generates revenues mainly from providing transportation services. The Group has elected to apply the practical expedient to apply ASC 606 at a portfolio level according to ASU 2014-09. Revenue recognition policies are as follow:

Transportation services

The Group derives its transportation service revenue by providing transportation services based on customers’ order. The performance obligation specified in customer orders is to transport customer's goods on a shipment-by-shipment basis.  The transaction price is predetermined mainly according to the distance of the transportation as well as the volume of the goods. The transportation revenue is recognized over time, which generally represents the transit period from origin to a destination by a trucker. The transit period can vary based on origin and destination, but usually can be fulfilled within one day to three days. Contracts still in transit at period end are not material. Generally, the credit term is within three months. There is no other obligation in our contracts, such as return, refund or warranties.

Fuzhou Feiyi also provides vehicle repair and maintenance services and sales of tires or spare parts to its customers and recognizes revenue at point in time as the Group completes the services or control transferred to the customers. These revenues were less than 1% and insignificant and were not separately presented in the combined statements of income.

Principal and Agent Considerations

In the Group’s transportation business, the Group utilizes independent contractors and third-party carriers in the performances of transportation services as and when needed. GAAP requires us to evaluate, using a control model, whether the Group itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on the Group’s evaluation using a control model, the Group determined that in all of its major business activities, it serves as a principal rather than an agent within their revenue arrangements. Revenue and the associated purchased transportation costs are both reported on a gross basis within the combined statements of income and comprehensive income.

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If a company performs by transferring goods or services to a customer before the customer pays consideration or before a payment is due, a contract asset is recognized for the earned consideration that is unbilled. Contract assets are subject to impairment assessment.

The Group generally bills their customers in the following months. The Group’s contract assets contains earned but unbilled revenue associated with contract work that has been completed but not paid by customers, that are generally due once the transportation services are confirmed by both party and VAT invoice is issued. As of December 31, 2022 and 2023 and June 30, 2024, the balance of contract assets was approximately RMB70.7 million, RMB67.6 million (US$9.5 million) and RMB52.1 million (US$7.2 million), respectively.

Contract liabilities

A contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related services. Contract liabilities are recognized as revenue when the Group the services under the contract.

Receivables and allowance for expected credit loss of receivables

ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The adoption of ASU 2016-13 on January 1, 2023 did not have a material impact on our combined and consolidated financial statements and disclosures.

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for credit losses, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, external factors, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the credit loss allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for credit losses of receivables after all means of collection have been exhausted and that the likelihood of collection is not probable.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost, net of the allowance for credit losses if any. Amortized cost is the principal balance outstanding, net of deferred loan fees and costs if any. Interest income is accrued on the unpaid principal balance and the accrued interest receivables are reported in “Loan and interest receivable from third-party suppliers” and “Loan receivable from controlling shareholder”, respectively, on the consolidated balance sheet.

Impairment of long-lived assets

The Group reviews long-lived assets, including property, equipment and software, ROU assets and land use right, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future pre-tax cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2022 and 2023, no impairment of long-lived assets were recognized.

The preparation of the financial statements requires the management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures.

Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Company.

For the year ended December 31, 2022 and 2023 and the six months ended June 30, 2023 and 2024, respectively, the Company did not have any critical accounting estimates.

Results of Operations

Six months ended June 30, 2024 compared with six months ended June 30, 2023

The following table summarizes our combined results of operations of the Company and its wholly owned subsidiaries for the periods presented.

	For the six months ended June 30,
	2023	2024	2024
	RMB	RMB	US$
REVENUE	341,391,153	298,661,805	41,097,232

COSTS AND EXPENSES
Costs of revenue	318,289,905	289,262,630	39,803,863
Selling and marketing expenses	2,605,865	2,560,329	352,313
General and administrative expenses	5,202,394	6,180,899	850,519
Total costs and expenses	(326,098,164)	(298,003,858)	(41,006,695)

INCOME FROM OPERATIONS	15,292,989	657,947	90,537

OTHER INCOME
Foreign exchange gain	10,639	-	-
Other (expenses) income, net	(16,798)	8,557	1,177
Interest income, net	2,170,949	1,928,062	265,310
Total other income, net	2,164,790	1,936,619	266,487

INCOME BEFORE INCOME TAXES	17,457,779	2,594,566	357,024

Income tax expense	(5,404,534)	(1,318,621)	(181,448)

NET INCOME	12,053,245	1,275,945	175,576

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	(6,080,433)	(2,501,035)	(344,154)

COMPREHENSIVE INCOME (LOSS)	5,972,812	(1,225,090)	(168,578)

Revenue

We provide transportation services pursuant to our contract logistics business. Our major customers are usually based in the PRC and in the paper manufacturing, steel, coal and food industries.

We derived our revenue primarily from the provision of transportation services during the six months ended June 30, 2023 and 2024, respectively. Our revenue from the provision of transportation services decreased from approximately RMB341.4 million for the six months ended June 30, 2023 to approximately RMB298.7 million (US$41.1 million) for the six months ended June 30, 2024, representing a decrease of approximately 12.5%. The decrease in our revenue from the provision of transportation services was primarily attributed to the reduced needs and demands from customers, which in turn was generally attributed to the economic downturn in the PRC during the period. Nevertheless, the Company considered that economic downturn will not persist throughout year 2024 in the PRC.

Revenue disaggregation

The Group primarily derives its transportation service revenue by providing transportation services based on customers’ orders.

In respect of the Group’s revenues generated from providing transportation services, a substantial part of the revenue was recognized from using third-party truckers to provide industrial raw materials or necessities line-haul transportation services for industrial customers, and there were no substantial differences in the nature, amount, timing and uncertainty of the revenues and cash flows among different industrial customers, regions, or between third-party truckers and the self-owned fleet.

Costs of Revenue

Our costs of revenue mainly consisted of the cost of transportation services. The cost of transportation services comprises of payments made to truck drivers through the administrative service suppliers, depreciation expenses, employee wages and benefits, fuel cost and maintenance or insurance costs of vehicles.

Our costs of revenue decreased from approximately RMB318.3 million to approximately RMB289.3 million (US$39.8 million) for the six months ended June 30, 2023 and 2024, respectively, representing a decrease of approximately 9.1%. Over 96% of such costs of revenue for the six months ended June 30, 2023 and 2024, respectively, were logistics service charges incurred by using third-party truckers or our self-owned fleet to provide transportation services to the Group’s customers, and in general, the amount of such logistics service charges was in line with the volume of the Group’s transportation services. Therefore, the decrease in the Group’s costs of revenue, which mainly consisted of the aforesaid logistics service charges, during the six months ended June 30, 2024 was generally in line with the decrease in our revenue from the provision of transportation services during the same period. The remaining less than 4% of the Group’s costs of revenue for the six months ended June 30, 2023 and 2024, respectively, were primarily depreciation, fuel cost, maintenance or insurance costs of vehicles and others, and were insignificant.

Gross profit margin

Our gross profit margin was approximately 6.8% and 3.1% for the six months ended June 30, 2023 and 2024, respectively. Such decrease was because our revenue decreased at a higher rate than our costs of revenue during the same periods as the Company extended discounts to certain key customers during the six months ended June 30, 2024 in response to the economic downturn, but unable to reduce cost to truck drivers at a comparable rate.

Selling expenses

Our selling expenses consist primarily of employee wages, rental expenses and benefits for sales staff, rental expense, depreciation expenses and other daily expenses which are related to the sales and marketing functions.

Our selling expenses remained stable at approximately RMB2.6 million (US$0.4 million) for both the six months ended June 30, 2023 and 2024, respectively. As we primarily targeted large institutional customers instead of small customers, our selling expenses were insignificant in terms of amount and relative to our revenue.

General and Administrative Expenses

Our general and administrative expenses consisted primarily of employee wages and benefits for corporate employees, office expenses, rental expenses, depreciation charge and other expenses which are related to the general corporate functions.

Our general and administrative expenses amounted to approximately RMB5.2 million and approximately RMB6.2 million (US$0.9 million) for the six months ended June 30, 2023 and 2024, respectively. For the six months ended June 30, 2023, our general and administrative expenses generally consisted of (i) salaries, employee benefits and travel expenses of approximately RMB2.2 million in aggregate; (ii) audit fees of approximately RMB1.2 million; (iii) depreciation costs and amortization of approximately RMB0.9 million in aggregate; (iv) general and office expenses of RMB0.8 million in aggregate; and (v) others of RMB0.1 million in aggregate. For the six months ended June 30, 2024, our general and administrative expenses generally consisted of (i) salaries, employee benefits and travel expenses of approximately RMB2.8 million in aggregate; (ii) audit fees of approximately RMB1.6 million; (iii) depreciation costs and amortization of approximately RMB0.8 million in aggregate; (iv) general and office expenses of RMB0.9 million; and (v) others of RMB0.1 million.

Income from operations

As a result of the foregoing, our income from operations decreased from approximately RMB15.3 million to approximately RMB0.7 million (US$0.1 million) for the six months ended June 30, 2023 and 2024, respectively. It was mainly a combined effect of the decrease in our revenue and increase in our general and administrative expenses over the said years.

Total other income, net

Our total other income, net consisted of (i) foreign exchange gain; (ii) other expenses or income, net; and (iii) interest income, net for the six months ended June 30, 2023 and 2024, respectively. Our total other income, net slightly decreased from approximately RMB2.2 million to approximately RMB1.9 million (US$0.3 million) for the six months ended June 30, 2023 and 2024, respectively.

For the six months ended June 30, 2023 and 2024, respectively, (i) our foreign exchange gain was RMB10,639 and nil; (ii) we recorded other expenses, net of approximately RMB16,798 and other income, net of approximately RMB8,557 (US$1,177); and (iii) our interest income, net decreased from approximately RMB2.2 million to approximately RMB1.9 million (US$0.3 million) which was primarily due to the increase of interest expenses for the short-term-bank loan as the principal of the bank loan increased, while interest income remained consistent with interest income from shareholder loan increased and interest income from vendors' loan decreased.

Income Tax Expense

Our income tax expense decreased from approximately RMB5.4 million to approximately RMB1.3 million (US$0.2 million) for the six months ended June 30, 2023 and 2024, respectively. This was primarily attributable to the decrease in our taxable income. Our effective tax rate was approximately 31.0% and 50.8% for the six months ended June 30, 2023 and 2024, respectively. The higher effective tax rate for the six months ended June 30, 2024 was mainly due to the increase of tax effect for offshore entity's net loss which is nondeductible for tax purposes and a permanent difference, and the decrease in income before income taxes.

Net Income

As a result of the foregoing, our net income decreased from approximately RMB12.1 million to approximately RMB1.3 million (US$0.2 million) for the six months ended June 30, 2023 and 2024, respectively. Net profit margin was approximately 3.5% and 0.4% for the six months ended June 30, 2023 and 2024, respectively, due to the aforesaid reasons. Our net profit margin decreased over the said periods, and there is no guarantee that it will increase in the future.

Year ended December 31, 2023 compared with year ended December 31, 2022

The following table summarizes our combined results of operations of the Company and its wholly owned subsidiaries for the years presented.

	For The Years Ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
REVENUE	798,742,016	706,662,680	99,531,357

COSTS AND EXPENSES
Costs of revenue	740,763,520	678,673,925	95,589,223
Selling expenses	5,315,690	5,076,473	715,006
General and administrative expenses	7,891,963	12,111,923	1,705,928
Total costs and expenses	753,971,173	695,862,321	98,010,157

INCOME FROM OPERATIONS	44,770,843	10,800,359	1,521,200

OTHER INCOME
Foreign exchange gain	260,788	42,147	5,936
Other income, net	1,081,916	59,317	8,355
Interest income, net	2,463,553	4,409,560	621,074
Total other income, net	3,806,257	4,511,024	635,365

INCOME BEFORE INCOME TAXES	48,577,100	15,311,383	2,156,565

Income tax expense	(12,701,303)	(5,939,941)	(836,623)

NET INCOME	35,875,797	9,371,442	1,319,942

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	(4,723,427)	(3,834,072)	(540,018)

COMPREHENSIVE INCOME	31,152,370	5,537,370	779,924

Revenue

We provide transportation services pursuant to our contract logistics business. Our major customers are usually based in the PRC and in the paper manufacturing, steel, coal and food industries.

We derived our revenue primarily from the provision of transportation services during both the year ended December 31, 2022 and 2023, respectively. Our revenue from the provision of transportation services decreased from approximately RMB798.7 million for the year ended December 31, 2022 to approximately RMB706.7 million (US$99.5 million) for the year ended December 31, 2023, representing a decrease of approximately 11.5%.

The decrease in our revenue from the provision of transportation services was primarily attributable to the reduced demand from customers. In particular, the total number, distance in kilometers and weight in tons of our transportation orders decreased by approximately 2.2%, 31.4% and 5.3%, respectively, for the year ended December 31, 2023 when compared with those for the preceding year. This decrease in our customers’ needs and demands for our transportation services was primarily attributable to the economic downturn in the PRC for the year. Nevertheless, the Company considered that economic downturn will not persist throughout year 2024 in the PRC.

Revenue disaggregation

The Group primarily derives its transportation service revenue by providing transportation services based on customers’ order.

In respect of the Group’s revenues generated from providing transportation service, a substantial part of them were recognized from providing through third-party truckers to provide industrial raw materials or necessities line-haul transportation services for industrial customers, and there were no substantial difference in the nature, amount, timing and uncertainty of the revenues and cash flows among different industrial customers, regions, or between third-party truckers and the self-owned fleet.

Costs of Revenue

Our costs of revenue mainly consisted of cost of transportation services. The cost of transportation services comprises payments made to truck drivers through the payment and administrative service suppliers, depreciation expenses, employee wages and benefits, fuel cost and maintenance or insurance costs of vehicles.

Our costs of revenue decreased from approximately RMB740.8 million to approximately RMB678.7 million (US$95.6 million) for the years ended December 31, 2022 and 2023, respectively, representing a decrease of approximately 8.4%. Over 96% of such costs of revenue for the years ended December 31, 2022 and 2023, respectively, were logistics service charges incurred by using third-party truckers or self-owned fleet to provide transportation services to the Group’s customers, and in general, the amount of such logistics service charges was in line with the distance and weight of transportation the third-party truckers or self-owned fleet provided. Therefore, the decrease in the Group’s costs of revenue, which mainly consisted of the aforesaid logistics service charges from the year ended December 31, 2022 to the year ended 2023 was generally in line with the decrease in our revenue from the provision of transportation services as we completed fewer transportation orders and less transportation distance and weight in the year ended December 31, 2023 when compared with the preceding year, thus incurring less costs of revenue during the year ended December 31, 2023. The remaining less than 4% of the Group’s costs of revenue for the years ended December 31, 2022 and 2023, respectively, were primarily depreciation, fuel cost, maintenance or insurance costs of vehicles and others, and were insignificant.

Gross profit margin

Our gross profit margin was approximately 7.3% and 4.0% for the year ended December 31, 2022 and 2023, respectively. Such decrease was because our revenue decreased at a higher rate than our costs of revenue during the same years as the Company extended discounts to certain key customers during the year ended December 31, 2023 in response to the economic downturn, but unable to reduce cost to truck drivers at a comparable rate.

Selling expenses

Our selling expenses consist primarily of employee wages, rental expenses and benefits for sales staff, rental expense, depreciation expenses and other daily expenses which are related to the sales and marketing functions.

Our selling expenses decreased from approximately RMB5.3 million to approximately RMB5.1 million (US$0.7 million) for the years ended December 31, 2022 and 2023, respectively, representing a decrease of approximately 4.5%. As we primarily targeted large institutional customers instead of retail ones, our selling expenses were insignificant in terms of amount and relative to our revenue. Its decrease over the said years was primarily attributable to less business travels and social networking with existing or potential customers during 2023.

General and Administrative Expenses

Our general and administrative expenses consisted primarily of employee wages and benefits for corporate employees, office expenses, rental expenses, depreciation charge and other expenses which are related to the general corporate functions.

Our general and administrative expenses amounted to approximately RMB7.9 million and approximately RMB12.1 million (US$1.7 million) for the years ended December 31, 2022 and 2023, respectively, among which (i) staff cost slightly increased from approximately RMB3.9 million to RMB4.6 million; and (ii) professional fee increased from approximately RMB0.2 million to RMB4.0 million which was mainly attributable to the expenses in relation to this proposed listing.

Income from operations

As a result of the foregoing, our income from operations decreased from approximately RMB44.8 million to approximately RMB10.8 million (US$1.5 million) for the years ended December 31, 2022 and 2023, respectively. It was mainly a combined effect of the decrease in our revenue and increase in our general and administrative expenses over the said years.

Total other income, net

Our total other income, net consisted of (i) other income, net; (ii) interest income, net; and (iii) foreign exchange loss or gain. Our total other income, net increased from approximately RMB3.8 million to approximately RMB4.5 million (US$0.6 million) for the years ended December 31, 2022 and 2023, respectively.

Our other income, net decreased from approximately RMB1.1 million to approximately RMB0.1 million (US$8.355 million) for the years ended December 31, 2022 and 2023, respectively, which was primarily attributed to the decrease in government subsidies between 2022 and 2023.

Our interest income, net increased from approximately RMB2.5 million to approximately RMB4.4 million (US$0.6 million) for the years ended December 31, 2022 and 2023, respectively, which was primarily attributed to the increase in loan interest income from our loans to our payment and administrative service suppliers and our controlling shareholder.

Income Tax Expense

Our income tax expenses decreased from approximately RMB12.7 million to approximately RMB5.9 million (US$0.8 million) for the years ended December 31, 2022 and 2023, respectively. This was primarily attributable to the decrease in our taxable income. Our effective tax rate was approximately 26.1% and 38.8% for the year ended December 31, 2022 and 2023, respectively.

Net Income

As a result of the foregoing, our net income decreased from approximately RMB35.9 million to approximately RMB9.4 million (US$1.3 million) for the years ended December 31, 2022 and 2023, respectively. Net profit margin was approximately 4.5% and 1.3% for the years ended December 31, 2022 and 2023, respectively, due to the aforesaid reasons. Our net profit margin decreased over the said years, and there is no guarantee that it will increase in the future.

Liquidity, assets and liabilities

The following table set forth our current assets and current liabilities as of the dates indicated:

	As of
	December 31, 2022	December 31, 2023	June 30, 2024	June 30, 2024
	RMB	RMB	RMB	US$
Current Assets
Cash	9,411,235	13,700,510	14,342,083	1,973,536
Accounts receivable, net	17,201,954	14,343,666	17,107,607	2,354,085
Contract assets	70,653,704	67,565,629	52,098,979	7,169,058
Inventories	104,469	185,092	120,676	16,606
Loan and interest receivable from third-party suppliers	123,648,376	34,015,907	47,093,798	6,480,322
Loan receivable from controlling shareholder	-	121,471,741	-	-
Prepayments and other current assets	9,260,801	6,576,327	5,786,716	796,279
Total current assets	230,280,539	257,858,872	136,549,859	18,789,886

Current Liabilities
Accounts payable	1,516,845	11,803,827	1,897,968	261,169
Accrued expenses and other current liabilities	8,366,959	8,299,903	7,905,298	1,087,807
Advances from customers	483,614	114,865	120,373	16,564
Short-term bank loans	8,000,000	23,000,000	31,000,000	4,265,742
Due to Controlling Shareholder	106,774,732	128,318,360	10,975,630	1,510,297
Income tax payables	3,171,139	60,058	738,936	101,681
Operating lease liabilities, current	516,086	637,099	588,231	80,943
Total current liabilities	128,829,375	172,234,112	53,226,436	7,324,203

Net current assets	101,451,164	85,624,760	83,323,423	11,465,683

Since its establishment, the Group has been generally financed by our net cash provided by operating activities, supported by bank loans and advances from our ultimate shareholder, Mr. Hue Kwok Chiu, when necessary.

As of June 30, 2024, our current assets exceed our current liabilities by approximately RMB83.3 million (US$11.5 million). We achieved net income of RMB1.3 million (US$0.2 million) for the six months ended June 30, 2024. Net cash provided by operating activities was approximately RMB8.5 million (US$1.2 million) for the six months ended June 30, 2024. Historically, we have been able to generate sufficient operating cash to cover the current liabilities.

As of December 31, 2023, our current assets exceed our current liabilities by approximately RMB85.6 million (US$12.1 million). We achieved net income of RMB35.9 million and RMB9.4 million (US$1.3 million) for the years ended December 31, 2022 and 2023, respectively. Net cash provided by operating activities was approximately RMB26.6 million and RMB38.6 million (US$5.4 million) for the years ended December 31, 2022 and 2023, respectively. Historically, we have been able to generate sufficient operating cash to cover the current liabilities.

Loan and interest receivable

As of December 31, 2023 and June 30, 2024, loans and interest receivable consist of the following:

	As of December 31, 2022	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	RMB	US$
Loans receivable	120,319,659	27,000,000	44,349,005	6,102,626
Interest receivable	3,328,717	7,015,907	2,744,793	377,696
Total	123,648,376	34,015,907	47,093,798	6,480,322

(1) 2021 and 2022 Loan

The Group had a loan arrangement with the two suppliers, providing them with a maximum borrowing amount of RMB48 million in 2021 (“2021 Loan”), and an additional amount of RMB82 million in 2022 (“2022 Loan”). Interest rates for the 2021 Loan and 2022 Loan were 3.85% and 3.7%, respectively. As of December 31,2022, the outstanding loan principal of 2021 Loan and 2022 Loan was RMB 120,319,659. Pursuant to the loan arrangement, the principal and interest shall be settled on or before December 31, 2023.

During the years ended December 31, 2022 and 2023, the Group recognized interest income for 2021 Loan and 2022 Loan amounting of RMB 2,628,883 and RMB 2,923,805, respectively, which were included in the interest income, net in the combined and consolidated financial statements. As of December 31, 2022 and 2023, the interest receivable for 2021 Loan and 2022 Loan was RMB3,328,717 and RMB6,252,522, respectively. Pursuant to a supplemental arrangement with the two suppliers, the interest shall be settled on or before December 31, 2024.

During the year ended December 31, 2023, the Group collected RMB103,677,990 in cash for the 2021 Loan and 2022 Loan. Furthermore, the Group offset an additional of RMB16,641,669 relating to services incurred from the suppliers against their remaining loan balance. As of December 31, 2023, the principal amount under the 2021 Loan and 2022 Loan were fully repaid.

During the six months ended June 30, 2023 and 2024, the Group recognized interest income for 2021 Loan and 2022 Loan amounting of RMB 2,195,422 and RMB nil, respectively, which were included in the interest income, net in the unaudited condensed combined and consolidated financial statements. As of December 31, 2023 and June 30, 2024, the interest receivable for 2021 Loan and 2022 Loan was RMB6,252,522 and RMB2,096,901, respectively.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the remaining balance for interest receivable under 2021 Loan and 2022 Loan was fully repaid.

(2) 2023 Loan

During the year ended December 31, 2023, the Group entered into a new loan arrangement with supplier B, providing a maximum borrowing amount of RMB 27,000,000 (the “2023 Loan”) at a fixed interest rate of 4.12% per annum. As of December 31, 2023 and June 30, 2024, total amount borrowed under the 2023 Loan and interest receivable were RMB27,763,385 and RMB28,319,585, respectively, of which the amount of interest receivable was approximately RMB0.8 million and RMB0.5 million, respectively.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the principal amount and interest receivable under the 2023 Loan were fully repaid.

(3) 2024 Loan

On October 10 2024, the Group entered into a loan agreement with each of the two suppliers, providing them with a maximum borrowing amount of RMB25 million (“2024 Loan”) for the entire year at a fixed interest rate of 4.12% per annum. During the six months ended June 30, 2024, the two suppliers borrowed RMB 25 million under the 2024 loan. As of June 30, 2024, total amount borrowed with the 2024 Loan and interest receivable were RMB25,107,961.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the principal amount and interest receivable under the 2024 Loan were fully repaid.

The suppliers are third-party business strategic partners who assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The purpose of the loans to the two suppliers were for their business needs.

As of October 31, 2024, excess payments for completed transportation orders to supplier A and supplier B was approximately RMB13.0 million and RMB 5.0 million, respectively. As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the excess payments were fully repaid.

Loan payable to customer

Loan payable to customer represented a long-term borrowing arrangement with a customer dating back to 2017. This arrangement was a non-interest-bearing loan with an original principal of RMB 9.4 million (US$ 1.32 million) provided by the customer to Fuzhou JB for the purposes of purchasing 30 transportation vehicles. In exchange for this funding, Fuzhou JB agreed that the 30 transportation vehicles would be exclusively used for the transportation services of the customer until the loan was fully repaid. According to the agreement, a monthly repayment of RMB 93,100 (US$ 13,113) was required, starting in September 2017. The outstanding balance of the loan to the customer remained at RMB 4,931,200 as of December 31, 2022 In June 2023, Fuzhou JB signed a supplementary agreement with the customer to revise the repayment plan. During the months of June through August 2023, Fuzhou JB has fully repaid the remaining balance of RMB 4,931,200 to the customer.

Short-term bank loans

	As of December 31, 2022	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	RMB	US$
Guaranteed by Jiangxi JB and the couple of Ms. Gong Su Fang (the legal representative of Jiangxi JB)(1)	5,000,000	5,000,000	5,000,000	688,023
Credit loan, no guarantee(2)	3,000,000	--	3,000,000	412,814
Collateralized by real estate properties of Fuzhou JB and guaranteed by Ms. Gong Su Fang (the legal representative of Jiangxi JB)(3)	--	13,000,000	13,000,000	1,788,859
Guaranteed by Jiangxi JB, a third-party financing guarantee company and Mr. Hue Kwok Chiu(4)	--	5,000,00	5,000,000	688,023
Guaranteed by Jiangxi JB, Ms. Gong Su Fang (the legal representative of Jiangxi JB) and a third-party financing guarantee company(5)		--	5,000,000	688,023
Total	8,000,000	23,000,000	31,000,000	4,265,742

(1)This bank loan will be due in December 2024.

(2)In November 2023, the Group fully repaid RMB 3,000,000 to the bank. In March 2024, the Group entered into another loan agreement with the same bank of RMB 3,000,000 (fixed interest rate of 3.65% per annum) with a term of one-year and without any guarantee.

(3)In June 2024, the Group fully repaid RMB 13,000,000 to the bank. In the same month, the Group entered  into another loan agreement with the same bank of RMB 13,000,000 (fixed interest rate of 3.90% per annum) with a term of one-year and same guarantee terms as above.

(4)In August 2024, the Group fully repaid RMB 5,000,000 to the bank. In the same month, the Group entered into another loan agreement with the same bank of RMB 5,000,000 (fixed interest rate of 5.2% per annum) with a term of one-year and same guarantee terms as above.

(5) In April 2024, the Group entered into a revolving loan agreement of RMB 5,000,000 (fixed interest rate of 3.45% per annum) for one-year with a new bank guaranteed by Jiangxi JB, Ms. Gong Su Fang (the legal representative of Jiangxi JB) and a third-party financing guarantee company.

The short-term bank loans outstanding as of December 31, 2022, 2023 and June 30, 2024 carried a weighted average interest rate of approximately 3.98%, 4.12% and 4.00%, respectively. The interest expenses of the short-term bank loans for the year ended December 31, 2022 and 2023 were RMB 208,958 and RMB 790,044 (US$111,275), respectively. The interest expenses of the short-term bank loans for the six months ended June 30, 2023 and 2024 were RMB 214,997 and RMB 538,644 (US$ 74,120) respectively, which were included as an item under interest income, net.

Shareholder advances, borrowings and settlement

As of December 31, 2022, 2023 and June 30, 2024, the balance of due to shareholder by Jiabin HK was RMB 106,774,732, RMB 128,318,360 and RMB 10,975,630 (US$ 1.5 million), respectively, which represented the advances from the individual shareholder, Mr. Hue Kwok Chiu, for operational purposes. Mr. Hue is the ultimate shareholder who owns 100% of the Group, and also the Chief Executive Officer and Board Chair of the Group. The balances were unsecured, non-interest bearing and repayable on demand.

In August and September 2023, Mr. Hue Kwok Chiu, our Chief Executive Officer and Chairman of the board of directors, borrowed RMB120.0 million in aggregate, from Fuzhou JB, our wholly owned subsidiary, which was for his personal use. All of such loans were secured by our balance due to Mr. Hue Kwok Chiu from time to time, all carry interests at a simple rate of 3.55% per annum, and all repayable on December 31, 2023 which was later extended to December 31, 2024 (“Debt Agreement”).

During the period from January to May of 2024, Jiabin HK borrowed an aggregate amount of approximately RMB 4.3 million (US$ 0.6 million) from the shareholder, made repayments to the shareholder in the amount of approximately RMB 1.2 million (US$ 0.17 million) and made an adjustment for exchange rate fluctuation of approximately RMB 2.9 million (US$ 0.41 million). The balance due to Mr. Hue Kwok Chiu by Jiabin HK as of May 31, 2024 before entering into a tripartite deed (the "Deed") was RMB 134 million (US$ 18.87 million).

On May 31, 2024, Fuzhou JB, Jiabin HK and Mr. Hue Kwok Chiu entered into the Deed. Pursuant to the Deed, (i) Mr. Hue Kwok Chiu transferred his obligation under the Debt agreement to Jiabin HK, and Jiabin HK agreed to assume and repay any and all of liabilities of Mr. Hue Kwok Chiu under the Debt Agreements between Mr. Hue Kwok Chiu and Fuzhou JB in the aggregate amount of RMB120 million (US$ 16.5 million) and all accrued interest thereunder amounting to RMB 3.27 million  and (ii) Fuzhou JB agrees to seek repayment of these liabilities exclusively from Jiabin HK and not to seek repayment of any such liability from Mr. Hue Kwok Chiu. After completion of such transactions, Mr. Hue Kwok Chiu was deemed to have discharged his liabilities under the Debt Agreement. As of June 30, after the transactions according to the Deed, the balance of due to Mr. Hue Kwok Chiu was reduced to RMB11 million (US$1.5 Million).

During the period subsequent to June 30, 2024, Jiabin HK borrowed from and also made repayments to Mr. Hue Kwok Chiu which was approximately RMB 6 million and RMB 16.7 million respectively. As of October 31, 2024, the balance due to Mr. Hue Kwok Chiu was approximately RMB 0.4 million.

Dividend declared

On October 17 and November 11, 2024, (i) Fuzhou Jiabin declared a dividend of RMB31,593,400 and RMB21,053,000 to its immediate holding company, Jiangxi Jiabin , respectively; (ii) then Jiangxi Jiabin declared a dividend of RMB28,434,060 and RMB18,947,700 to its offshore holding company in Hong Kong, Jiabin HK, respectively. The dividends declared to Jiabin HK are subject to a 5% withholding tax amounting to RMB1,421,703 and RMB947,385, respectively, in accordance with the PRC-Hong Kong Double Tax Treaty. The net amounts received by Jiabin HK will be RMB27,012,357 and RMB18,000,315, respectively, after the tax deduction ; and (iii) Jiabin HK then declared a dividend distribution of RMB27,012,357 (HKD29,483,035) and RMB18,000,315 (HKD19,445,085), respectively, to its ultimate wholly-owned shareholder, Mr. Hue Kwok Chiu through Amelia, SLG Cayman and ASL Venture Limited. As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the total dividend amount paid to Mr. Hue Kwok Chiu was RMB44,940,223 (HKD48,864,483).

There is no withholding tax applied on the dividend distribution from the Hong Kong holding company to its oversea holding companies and individual shareholder in accordance with the relevant tax regulations of Hong Kong, BVI and Cayman Islands.

Based on the above factors and after giving consideration to the Group’s financial resources, available sources of financing and business plans, we believe that our existing cash and cash equivalents, anticipated cash flow from operations and anticipated cash raised from financings, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months from the date of this prospectus. We intend to use portion of the net proceeds from this offering to fund our expansion plan, including the continuous development of our smart logistics park, and operations over the next 12 months. See “Use of Proceeds.” However, the exact amount of proceeds we use for our expansion plan and operations will also depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plan and the amount of cash necessary to fund these plans.

We may, where necessary, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations.

Cash Flows

Comparison of six months ended June 30, 2023 and 2024

Our use of cash primarily related to operating activities and capital expenditures. We have historically financed our operations primarily through our cash flow generated from our operations. The following table sets forth a summary of our cash flows information for the years indicated:

	For the six months ended June 30,
	2023	2024	2024
	RMB	RMB	US$
Net cash provided by operating activities	1,216,398	8,535,355	1,174,503
Net cash used in investing activities	(27,286,104)	(17,478,879)	(2,405,173)
Net cash provided by financing activities	20,080,601	9,699,450	1,334,688
Effect of exchange rate changes	93,609	(114,353)	(15,735)
Net (decrease) / increase in cash	(5,895,496)	641,573	88,283
Cash, beginning of year	9,411,235	13,700,510	1,885,253
Cash, end of year	3,515,739	14,342,083	1,973,536

Operating activities

Our cash inflow from operating activities was principally from the revenue from transportation services, while our cash outflow used in operating activities principally consisted of payments for logistics services, maintenance service, staff costs, and other costs and expenses.

Net cash provided by operating activities reflects our net profit adjusted for (i) non-cash items, namely depreciation and amortization of our property, equipment and software, amortization of land use right and right-of-use assets, deferred income tax, foreign exchange loss or gain; and (ii) the effects of changes in operating assets and liabilities, which mainly comprised our accounts receivable, interest receivable, contract assets and accounts payable, for the six months ended June 30, 2023 and 2024, respectively.

Net cash provided by operating activities was approximately RMB1.2 million for the six months ended June 30, 2023 which comprised our net income of approximately RMB12.1 million and primary adjustments and changes of (i) depreciation and amortization of property, equipment and software of approximately RMB1.3 million; (ii) a decrease in accounts receivable of approximately RMB3.9 million; (iii) a decrease in prepaid expenses and other current assets of approximately RMB15.5 million; (iv) a decrease in interest receivable of approximately RMB2.4 million; (v) an increase in contract assets of approximately RMB12.2 million; and (vi) a decrease in accrued expenses and other current liabilities of approximately RMB1.2 million, among other things.

Net cash provided by operating activities was approximately RMB8.5 million for the six months ended June 30, 2024 which was comprised of net income of approximately RMB1.3 million (US$0.2 million) and primary adjustments and changes of (i) depreciation and amortization of property, equipment and software of approximately RMB0.9 million (US$0.1 million); (ii) an increase in accounts receivable of approximately RMB2.8 million (US$0.4 million); (iii) an increase in interest receivable of approximately RMB2.5 million (US$0.3 million); (iv) an increase in contract assets of approximately RMB15.5 million (US$2.1 million); and (v) a decrease in accounts payable of approximately RMB10.0 million (US$1.4 million), among other things.

Investing activities

Our cash used in investing activities was principally for the purchase of property, equipment and software, and loan to third parties.

Net cash used in investing activities was approximately RMB27.3 million for the six months ended June 30, 2023, which was mainly loans provided to third party suppliers of approximately RMB27.0 million.

Net cash used in investing activities was approximately RMB17.5 million (US$2.4 million) for the six months ended June 30, 2024, which mainly consisted of loans provided to third-party suppliers of RMB25.0 million (US$3.4 million), offset with repayment of loans from third-party suppliers of approximately RMB7.7 million (US$1.1 million).

Financing activities

Net cash provided by financing activities was approximately RMB20.1 million for the six months ended June 30, 2023, which was primarily attributable to loan proceeds received from banks of approximately RMB18.8 million and amount received from the controlling shareholder of approximately RMB9.1 million being offset by repayment of a bank loan of approximately RMB3.0 million, repayment of the long-term loan to a third-party customer of approximately RMB1.2 million, amount repaid to the controlling shareholder of approximately RMB1.1 million and payment of deferred issuance cost of approximately RMB2.5 million.

Net cash provided by financing activities was approximately RMB9.7 million (US$1.3 million) for the six months ended June 30, 2024, which was primarily attributable to loan proceeds received from banks of RMB21.0 million (US$2.9 million) and to amount received from the controlling shareholder of approximately RMB4.6 million (US$0.6 million) being offset by repayment of the bank loans of RMB13.0 million (US$1.8 million), payment of deferred issuance costs of approximately RMB1.6 million (US$0.2 million) and amount repaid to the controlling shareholder of approximately RMB1.3 million (US$0.2 million).

Comparison of years ended December 31, 2022 and 2023

Our use of cash primarily related to operating activities and capital expenditure. We have historically financed our operations primarily through our cash flow generated from our operations. The following table sets forth a summary of our cash flows information for the years indicated:

	For the Years Ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Net cash provided by operating activities	26,637,254	38,551,277	5,429,829
Net cash (used in) investing activities	(81,654,855)	(56,829,325)	(8,004,243)
Net cash provided by financing activities	54,162,001	22,992,868	3,238,478
Effect of exchange rate changes	542,043	(425,545)	(59,933)
Net (decrease) / increase in cash	(313,557)	4,289,275	604,131
Cash, beginning of year	9,724,792	9,411,235	1,325,545
Cash, end of year	9,411,235	13,700,510	1,929,676

Operating activities

Our cash inflow from operating activities was principally from the revenue from transportation services, while our cash outflow used in operating activities principally consisted of payments for logistics services, maintenance service, staff costs, and other costs and expenses.

Net cash provided by operating activities reflects our net profit adjusted for (i) non-cash item, namely depreciation and amortization of our property, equipment and software, amortization of land use right and right-of-use assets, deferred income tax, foreign exchange loss or gain and interest income accrued for loans to third-party suppliers; and (ii) the effects of changes in operating assets and liabilities, which mainly comprised our accounts receivables, prepaid expenses and other current assets, contract assets, accounts payable and accrued expenses and other current liabilities.

Net cash provided by operating activities was approximately RMB26.6 million for the year ended December 31, 2022, primarily due to an increase in accounts receivable of approximately RMB5.9 million from our customers, an increase in our contract assets of approximately RMB5.1 million and an increase in prepaid expenses and other current assets of approximately RMB1.1 million.

Net cash provided by operating activities was approximately RMB38.6 million (US$5.4 million) for the year ended December 31, 2023, primarily due to a decrease in our net income to approximately RMB9.4 million (US$1.3 million), depreciation and amortization of property, equipment and software of approximately RMB2.3 million (US$0.3 million), accounts receivable of approximately RMB2.9 million (US$0.4 million), contract assets of RMB3.1 million (US$0.4 million) and accounts payable of approximately RMB26.8 million (US$3.8 million), being partially off-set primarily by interest receivable of RMB5.2 million (US$0.7 million) and income tax payable of approximately RMB3.1 million (US$0.4 million), among other things.

Investing activities

Our cash used in investing activities was principally for the purchase of property, equipment and software, and loan to third parties.

Net cash used in investing activities was approximately RMB81.7 million for the year ended December 31, 2022, which was mainly attributable to a loan provided to third parties, being our suppliers, of approximately RMB72.9 million, and purchase of property, equipment and software of approximately RMB8.8 million such as computer system, office equipment and transportation equipment.

Net cash used in investing activities was approximately RMB56.8 million (US$8.0 million) for the year ended December 31, 2023, which consisted of loan provided to and repaid by the controlling shareholder of RMB134.3 million (US$18.9 million) and RMB14.3 million (US$2.0 million), respectively, loan provided to and repaid by third parties of RMB27.0 million (US$3.8 million) and RMB103.7 million (US$14.6 million), respectively, and purchase of property, equipment and software of approximately RMB13.5 million (US$1.9 million).

Financing activities

Net cash provided by financing activities was approximately RMB54.2 million for the year ended December 31, 2022, which was primarily attributable to proceeds from bank borrowings and amount received from the controlling shareholder being partially offset by repayment of bank borrowings and repayment to the controlling shareholder.

Net cash provided by financing activities was approximately RMB23.0 million (US$3.2 million) for the year ended December 31, 2023, which was primarily attributable to amount received from the controlling shareholder and loan received from the bank being partially offset by repayment of bank loan, payment of deferred issuance cost, repayment of long-term loan to a third party and amount repaid to the controlling shareholder.

Cash

The Company’s subsidiaries in PRC conduct their businesses in the local currency, Renminbi (RMB), as their functional currency and reporting currency.

We had cash of RMB9.4 million, RMB13.7 million and RMB14.3 million as of December 31, 2022 and 2023 and June 30, 2024, respectively. The cash disaggregated by currency denomination are as follow:

	As of December 31, 2022		As of December 31, 2023		As of June 30, 2024
	Amount	RMB equivalent	Amount	RMB equivalent	Amount	RMB equivalent
Cash:
HK$	473,674	415,556	669,792	608,425	59,231	55,128
US$	590	4,071	663	4,707	110	799
RMB	8,991,608	8,991,608	13,087,378	13,087,378	14,286,156	14,286,156
Total		9,411,235		13,700,510		14,342,083

In managing our liquidity risk, we monitor and maintain a level of cash and cash equivalents deemed adequate by our management to finance our operations and mitigate the effects of unexpected fluctuations in cash flows. We regularly monitor the repayment dates of financial liabilities, including accounts payable, other payables and accrued charges, etc. to match with financial resources available to us from time to time. We manage liquidity risk by maintaining adequate financial resources, including existing cash and bank balances and operating cash flows.

We currently expect that there will not be any material change in the sources and uses of cash, except that we would have additional cash outflow for payment of listing expenses.

Accounts Receivable and contract assets

Accounts receivable is recognized and carried at original invoiced amount less an estimated allowance for credit losses. We determine the adequacy of reserves for credit losses based on individual account analysis and historical collection trend. We establish a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for credit losses after management has determined that the likelihood of collection is not probable.

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If a company performs by transferring goods or services to a customer before the customer pays consideration or before a payment is due, a contract asset is recognized for the earned consideration that is unbilled. Contract assets are subject to impairment assessment. The Group generally bills their customers in the following months. The Group’s contract assets contain earned but unbilled revenue associated with contract work that has been completed but not paid by customers, that are generally due once the transportation services are confirmed by both parties and VAT invoice is issued.

As of December 31, 2023, the balances of accounts receivable and contract assets decreased by 16.6% and 4.4% respectively compared with December 31, 2022 because our major customers settled their payments to us generally faster when compared with the preceding year.  As of December 31, 2023 and 2022, there was no allowance recorded as the Company considers all of the accounts receivable fully realizable.

The aging of all accounts receivable balance is within one year as of December 31, 2023 and 2022. By June 30, 2024, approximately RMB14.3 million or 100.0% of the Group’s accounts receivable, net as of December 31, 2023 has been collected by the Group.

As of June 30, 2024, the balances of accounts receivable and contract assets increased by 19.3% and decreased by 22.9%, respectively, compared with that as of December 31, 2023.  As of June 30, 2024, the aging of all accounts receivable balance is within one year, and there was no allowance recorded as the Company considers all of the accounts receivable fully realizable.

As of the date of this prospectus, approximately RMB16.9 million or approximately 98.2% of the Group’s accounts receivable, net as of June 30, 2024 has been collected by the Group.

INDUSTRY

Overview of China’s Road Freight Transportation Market

China possesses a large road freight transportation market. In terms of freight volume, it amounted to 40,337 million tons in 2023 and in terms of freight volume turnover, it had 7,395,000 million tons km in 2023.1

Amongst the various modes of freight transportation in China, we believe road freight transportation is by far the most common and most preferred mode of transportation. The main market participants in road freight transportation industry comprise shippers, truckers, third party freight brokers, matching platform providers and other ecosystem service partners.

Key Data of China’s Road Freight Transportation Market from 2016 – 2023

Number of road freight vehicles

As of the end of 2023, there were 12,262,200 road vehicles for business operating in China nationwide. There were 11,709,700 road freight vehicles with 172,167,100 tons of cargo capacity, of which there were 3,703,700 tractor heads and 3,732,000 trailers with 119,644,500 tons of cargo capacity.2

Road freight routes

At the end of 2023, the total mileage of national highways was 5,436,800 kilometers, an increase of 82,000 kilometers over the end of the previous year. 3

Total mileage of national highways (0,000 kilometers)
National highway density (kilometers/100 square kilometers)
2023
543.68
56.63
2022
535.48
55.78
2021
528.07
55.01
2020
519.81
54.15
2019
501.25
52.21

Total mileage of national highways and highway density from 2019 to the end of 20234

1 Source: Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

2 Source: Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

3 Source: Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

4 Source: Fig. 2, Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

Road freight logistics services

In 2023, the total commercial freight volume was 54.747 billion tons, represented an increase of 8.1% from 2022, and the cargo turnover was 24,064.6 billion ton-kilometers, represented an increase of 6.3% from 2022.5

The 2023 annual commercial freight volume by road was 40.337 billion tons, represented an increase of 8.7% over the previous year, and the cargo turnover by road was 7,395.0 billion ton-kilometers, represented an increase of 6.9%.6

Commercial freight volume composition by modes of transport in 20237

With rapid urbanization and the extension of more complete highway networks particularly in rural areas, coupled with the enormous demands for road freight transportation fueled by astounding economic growth in China, the market size of the road freight transportation market in China had experienced significant growth over the past decade.

Future Trends in China’s Road Freight Transportation Market

Based on the management experience and industry knowledge accumulated over the years, in addition to the expected growth in China’s Road Freight Transportation market, the management believes the market has observed the following trends:

•Implementation of smart technologies in transportation vehicles: With the support of favorable government policies and market regulation, smart driving technologies that enhance road safety such as driver monitoring systems, lane departure warnings, forward collision warnings, automatic emergency braking systems or even advanced driver assistance systems enabling automated driving to be promoted and become increasingly prevalent across transportation vehicles in China as the technology becomes continues to improve develop.

5 Source: Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

6 Source: Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

7 Source: Fig. 5, Statistical Bulletin on the Development of the Transportation Industry in 2023, June 18, 2024, https://xxgk.mot.gov.cn/2020/jigou/zhghs/202406/t20240614_4142419.html

•Transitioning of transportation vehicles to NEV vehicles: The current stumbling blocks for the wide use of new energy vehicle (“NEV”) as transportation vehicles are the lack of availability of charging power stations for NEV across China and battery life of NEV. As the efficiency of NEV batteries improve and charging power stations for NEV vehicles become prevalent, it is expected that environmentally friendly NEV will gradually eliminate traditional trucking vehicles fueled by gasoline.

•Increased consolidation in ownership of transportation vehicles: As transportation vehicles have better built-in smart technology and become more efficient, more capital investment will be required to own and maintain these new transportation vehicles. It is expected that large logistics service providers with financial resources advantages capable of owning and maintaining large fleets of these advanced transportation vehicles will be preferred by market participants and end customers as they offer better logistics services and after-service, and can provide services at a lower cost as a result of economics of scale. Individual truck drivers will gradually be eliminated and it is expected that there will be higher concentration of mid to large sized companies.

Contract Logistics Industry in China

Contract Logistics refers to logistics service providers utilizing their integrated social resources to enter into fixed contracts with its customers to provide logistics services and to meet any comprehensive logistics needs. Contract logistics, for the most part, provides personalized services to clients.

With the increasing digitization of commercial transactions which has enabled multiple new business models targeted to provide customized services to different customer niche, commerce transactions are becoming more complexed involving multiple parties, and the demand for customized logistics services to satisfy the various modes of ecommerce have exponentially increased. In order to lower costs, maintain flexibility and enhance competitiveness by being able to provide comprehensive customized logistics needs to its end customers, corporations engage contract logistics companies to provide customized and integrated supply chain management services such as logistics, warehousing and supply chain finance.

Based on our management’s experience and internal analysis, our management is of the view that there are four main models in which contract logistics providers can provide contract logistics services to its customers.

Self-operation - Under the self-operation mode, the contract logistics provider possesses multiple logistics capabilities, as well as sales and operation functions. It is capable of providing integrated logistics services on its own. Contract logistics providers operating under such model will be responsible for sales as well as all operation functions and typically require high capital investment to sustain a variety of logistics functions.

Joint venture - Under the joint venture model, the contract logistics provider will form a joint venture with other contract logistics providers and jointly operate a logistics services platform to provide integrated logistics services. Each party of the joint venture will provide full integrated operation functions for a designated region.

Franchising – Under the franchising model, the contract logistics provider will maintain a logistics services platform and retain control over operation functions, but will recruit contract logistics franchising partners to perform whole or parts of the operation functions. The contract logistics provider will oversee the operations by the franchising partners and charge a service fee from the franchising partners.

Sub-contracting - Under the sub-contract model, the contract logistics provider sub-contracts all the logistics functions to external logistics service providers and rely on them to perform all operation functions. Contract logistics providers operating under such model will be responsible for sales functions but does not possess any internal logistics operation capabilities.

Major drivers of the Contract Logistics Industry

•Infrastructure development and extension of road networks: The investment in road infrastructure will likely continue to increase. Furthermore, the construction of roads and improvement of road transportation conditions continued to develop in rural areas in China, which had and are expected to continue facilitating the delivery of shipments across China, contributing to further development of the road freight transportation and digital freight markets in China.

•Increased emphasis on cost saving: In order to improve their competitiveness, in addition to developing more revenue streams, it is anticipated that companies will put more emphasis on methodical ways to minimize their costs. For instance, companies could be looking to outsource its non-core businesses to professional contract logistics service providers in order to help companies integrate and optimize their primitive logistics systems and reduce any unnecessary cost. Because of such advantages, many companies have turned to outsourcing, which in whole has driven the development of the contract logistics sector.

•Favorable Policies: Since 2016, the Ministry of Communications began to allow non-asset based digital freight companies to enter the digital freight market. Since then, the Chinese government is more open towards new entrants and is encouraging the development of the industry through various tax exemptions.

Future Trends of Contract Logistics Industry

•Increasing demand for transportation resources management: Given the increasingly intense competition in the contract logistics market, logistics companies are urgently seeking to improve their transportation service quality to further attract and retain clients. Therefore, logistics companies are increasingly demanding for platforms that facilitate them to conduct refined management of their in-house or external transportation resources. Digital freight platforms will continue playing an important role in integrating and accumulating transportation resources, thus empowering shippers, including logistics companies, to better manage their high-quality transportation resources of external truckers.

•Further digitization and application of technology: With the support of government policies and the various advantages of digital freight platforms, it is anticipated that the digitization of the contract logistics industry will only accelerate in time. Further, with emerging technologies such as big data analysis, machine learning, IoTs being increasingly prevalent, it is predicted that the application of such technologies in various parts of the logistics process will increase in order to improve efficiency, reduce costs and offer better quality service.

•The organization of logistics facilities:  The transportation of freight is not possible without transport infrastructure, which comprises not only roads, railroads or waterways, but also a variety of logistics facilities that support industrial and commercial operations and promote the flow of goods and information.  It is expected that China will develop more complex and efficient transportation networks with better linkages between different modes of transport. Logistics clusters, such as logistic parks are becoming increasingly common in China. As China’s involvement in global transportation increase, it is expected that the number of logistics clusters in China will continue to increase from 2023 onwards.

Competitive landscape

Based on the management’s industry knowledge and experience in the industry, the contract logistics industry in China is highly competitive and fragmented. The major companies in China’s contract logistics market are either independent or non-independent. An independent contract logistics company is a professional service provider, where it has no equity relationship with its major clients. A Non-independent contract logistics company is owned by its clients, in whole or in part. Independent contract logistics companies, in general, have wider business networks and serve clients across various industries.

Entry Barriers

There are multiple entry barriers for new entrants to the contract logistics industry. One of the major obstacles is the high sunk and investment costs associated with entering the industry. Contract logistics companies will require a large amount of capital for investment in manpower, land, equipment and vehicles, as well as high continuing operation costs especially if it is to provide quality service. Another obstacle is having an established transportation network. Contract logistics providers who are able to offer multiple modes of transportation, various transportation routes, will be able to cover more industries and geographic regions, allowing more exposure to customers but also being better equipped to satisfy customer demands. Further, the development of new transportation routes can involve significant costs. Industry reputation and know-how can also be an entry barrier, as customers prefer prioritizing companies with a proven track record and renewed reputation. As such, market consolidation will likely occur whereby economic and competitive pressures will force smaller competitors to either exit, or, be acquired in the future, whereas larger competitors will expand and become more dominant players.

PRC REGULATIONS

Our Group operates its business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration of Foreign Exchange, or SAFE, the Ministry of Commerce, or MOFCOM, the National Development and Reform Commission, or NDRC, or the State Administration for Market Regulation, or SAMR, formerly known as the State Administration for Industry and Commerce, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulations Relating to Foreign Investment

The Foreign Investment Law, promulgated by the National People's Congress (the “NPC”) on March 15, 2019, came into effect on January 1, 2020, and has replaced the major existing laws and regulations governing foreign investment in the PRC, including the Sino-foreign Equity Joint Ventures Enterprises Law, the Sino-foreign Co-operative Enterprises Law, the Wholly Foreign-owned Enterprise Law, and their implementation rules and ancillary regulations. Pursuant to the Foreign Investment Law, the existing foreign-invested enterprises (the “FIEs”) established prior to the effective date of the Foreign Investment Law may keep their corporate organization forms within five years after the effective date of the Foreign Investment Law before such existing FIE change their organization forms, organization structures, and their activities of FIEs in accordance with the Company Law, the Partnership Enterprise Law, and other laws. According to the Foreign Investment Law, the FIEs thereof refers to enterprises that are wholly or partly invested by foreign investors and registered within China under the PRC laws, “foreign investment” thereof refers to any foreign investor's direct or indirect investment in China, including: (i) establishing FIEs in China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

Investments conducted by foreign investors in the PRC are subject to the Catalogue of Industries for Encouraging Foreign Investment (the “Catalogue”) and the Special Management Measures for the Access of Foreign Investment (the “Negative List”), which were jointly issued by the National Development and Reform Commission (the “NDRC”) and the Ministry of Commerce of the PRC (the “MOFCOM”). The version of the Catalogue currently in force was amended in 2022 and became effective on January 1, 2023, and the version of the Negative List currently in force was amended in 2021 and became effective on January 1, 2022, both of which further reduce restrictions on foreign investment.

On December 26, 2019, the State Council issued the Implementation Regulations for the Foreign Investment Law (the “Implementation Regulations”) which came into effect on January 1, 2020. According to the Implementation Regulations, in the event of any discrepancies between the Foreign Investment Law, the Implementation Regulations, and relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Regulations shall prevail. The Implementation Regulations also indicated that foreign investors that invest in sectors on the Negative List in which foreign investment is restricted shall comply with special management measures with respect to shareholding, senior management personnel, and other matters in the Negative List.

Regulations Relating to Road Transportation

Pursuant to the PRC Road Transport Regulation which was promulgated by the State Council in April 2004 and most recently amended in March 2022, and the Administrative Provisions on Road Freight Transportation and Stations (sites) issued by the Ministry of Transport in June 2005 and most recently amended in September 2022, the business operations of road freight transportation refer to road freight transportation activities of a commercial nature that provide public services to the society. Road freight transportation includes general road freight transportation, special road freight transportation, road transport of large articles as well as road transport of dangerous goods. The Road Transport Regulation set forth detailed requirements with respect to vehicles and drivers.

Where an operator uses an ordinary freight vehicle of 4,500 kilograms or less to engage in ordinary freight transportation business operations, it is not required to apply for an Operation License for Road Transport and a Road Transport Certificate in accordance with these Provisions. Except the foregoing, under the Road Transport Regulation, those engaging in the business of operating road freight transportation or stations (sites) must obtain a road transportation operation permit from the competent authority of transport at the county level, and each vehicle used for road freight transportation must have a road transportation certificate

Our national recognitions include being one of the first group of foreign-owned enterprise to receive an online logistics platform recognition in the PRC, National AAAA Logistics Enterprise. National AAAA Logistics Enterprise is evaluated by China Federation of Logistics and Procurement. The evaluation system includes enterprise management, assets, equipment, facilities, management and service, personnel quality and information level. It is recognized in China by the government, market and society, which has a high degree of credibility.

Regulations Relating to Road Freight Transport Business on Online Platforms

The Interim Measures for Administration of the Road Freight Transport Business on Online Platforms (“the Interim Measures”) which was jointly promulgated by the Ministry of Transport and the State Taxation Administration in September 2019, came into effect in January 2020. Pursuant to the Interim Measures, the term "online freight business" refers to the road freight transport business activities in which an operator integrates and allocates transport resources on an online platform, enters a transport contract with the consignor in the capacity of a carrier, entrusts an actual carrier to complete the road freight transport, and assumes the responsibility of the carrier. Online freight transport business does not include the activities of only providing information intermediary and transaction matching services for the consignor and the actual carrier. Actual carriers refer to the business operators that, as entrusted by the business operators of online freight transport, engage in road freight transport with qualified cargo vehicles and drivers. To engage in online freight transport businesses, an operator shall have online service capabilities such as information interaction and processing and whole process tracking and recording that are suitable for business operation. Pursuant to the Service Guidance of the Road Freight Transport Business on Online Platforms (“the Service Guidance”) which was promulgated by the Ministry of Transport and came into effect on the same day, online freight transport business operator shall obtain a value-add telecommunications business permit, complying with the requirements for classified protection of information system, accessing the provincial network freight information monitoring system and obtaining identification result regarding online service capabilities for information dissemination, online transaction, whole process monitoring, financial payment, consulting and complaints, online assessment, inquiry, and statistical work and data collection.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC (the “Law on Administration of Urban Real Estate”) promulgated by the Standing Committee of the NPC (the “SCNPC”) on July 5, 1994, and last amended on August 26, 2019, and took effect on 1 January 2020, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing provisions such as the leasing term, use of the premises, rental, and repair liabilities, and other rights and obligations of both parties. Pursuant to the Administrative Measures on Leasing Commodity House which was promulgated by the Ministry of Housing & Urban-Rural Development of the PRC on December 1, 2010, and took effect on February 1, 2011, both lessor and lessee are also required to register the lease within 30 days from execution of the property lease contract with the real estate administration department. If the lessor and lessee fail to complete the registration procedures, both lessor and lessee may be subject to fines ranging from CNY1,000 (approximately US$145) to CNY10,000 (approximately US$1,449). Our leases have not completed the registration. However, according to the Civil Code of the PRC, which was promulgated by the NPC on May 28, 2020, and came into effect on January 1, 2021, if the parties to a lease contract fail to go through the formalities of registration of such contract accordance with the provisions of laws and administrative regulations, the validity of the contract shall not be affected.

Pursuant to the Law on Administration of Urban Real Estate, where the owner of a building leases, with a profit-making purpose, buildings on State-owned land for which the land use right is granted to the owner of the building by way of allocation, the gains on land included in the rental shall be turned over to the State. Moreover, according to the Provisional Regulations of the PRC for the Grant and Assignment of the Right to Use State Land in Urban Areas, which was promulgated on May 19, 1990 and last amended on November 29, 2020, the allocated land use rights and the ownership of buildings and other attachments on the land may be transferred, leased or mortgaged upon approval by the land administration and property management departments of the municipal or county people's governments if the following conditions are met: (i) the land users are companies, enterprises, other economic organizations and individuals; (ii) with a state-owned land use certificate; (iii) having proof of lawful ownership of the buildings and other attachments on the ground; (iv) signing a contract for the granting of land use rights in accordance with the provisions of Chapter II of these Regulations and paying the premium for the granting of land use rights to the local municipal or county people's government or using the proceeds from the transfer, lease or mortgage to offset the premium for the granting of land use rights. Where an entity or individual assigns, leases, or mortgages an allocated land use right without approval, the land administration department of the municipal or county Government shall confiscate its/his illegal revenue and impose a fine in light of the seriousness of the case.

Regulations Relating to Cyber and Data Security and Privacy Protection

Regulations on cyber security

On November 7, 2016, the Cybersecurity Law of the PRC was promulgated by SCNPC and became effective on June 1, 2017. According to the Cybersecurity Law, network operators must comply with applicable laws and regulations and fulfil their obligations to safeguard cybersecurity in conducting business and providing services. For the construction and operation of the network or the provision of services through the network, technical and other necessary measures shall be taken as required by law and the compulsory requirements of national standards to ensure the safe and stable operation of the network, respond to cybersecurity incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality, and usability of network data. Network operators shall not collect personal information irrelevant to their services. In the event of any unauthorized disclosure, damage, or loss of collected personal information, network operators shall take immediate remedial measures, notify the affected users, and report the incidents to the relevant authorities in a timely manner.

On May 28, 2020, the NPC issued the Civil Code of the PRC which took effect on January 1, 2021. According to the Civil Code, a natural person’s personal information shall be protected by law, and the processing of personal information shall be subject to the principle of legitimacy, rightfulness, and necessity, with no excessive processing.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), the National Development and Reform Commission (the “NDRC”), the Ministry of Industry and Information Technology (the “MIIT”), the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, the Ministry of Commerce, the People’s Bank of China (the “PBOC”), the State Administration of Radio and Television (the “SAMR”), the China Securities Regulatory Commission (the “CSRC”), the State Secrecy Administration and the State Cryptography Administration jointly promulgated the Cybersecurity Review Measures which became effective on February 15, 2022. To ensure the supply chain security of critical information infrastructure, safeguard network security and data security, and maintain national security, the Cybersecurity Review Measures stipulates that where any of the following conditions are met, a network security review shall be conducted: (i) a critical information infrastructure operator (the “CIIO”) purchases network products or services, which affects or may affect national security; (ii) online platform operators carry out data processing activities, which affect or may affect national security; (iii) to list abroad, an online platform operator who possesses the personal information of more than 1 million users. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled, or maliciously used by foreign governments and the risk of network data security after going public overseas.

According to Security Protection Regulations for Critical Information Infrastructure which was promulgated on July 30, 2021, and came into effect on September 1, 2021, critical information infrastructure refers to the important network facilities and information systems in important industries and fields such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense science, technology, and industry, as well as other important network facilities and information systems which, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people's livelihood and public interests. The competent authorities and supervisory authorities are the authorities responsible for the security protection of critical information infrastructure, being responsible for organizing the identification of critical information infrastructure of respective industries and fields, notifying the operators concerned of the identification results promptly, and reporting the same to the public security department under the State.

Regulations on data security

The Data Security Law of the PRC was released by the SCNPC on June 10, 2021, and became effective on September 1, 2021. The Data Security Law introduces a data classification and hierarchical protection system based on the materiality of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or entities when such data is tampered with, destroyed, divulged, or illegally acquired or used. It also provides a security review procedure for the data processing activities which may affect national security. According to the Data Security Law, data processing activities shall be carried out in accordance with PRC laws and regulations, establishing and improving the data security management system of the whole process, organizing, and carrying out data security education and training, and taking corresponding technical measures and other necessary measures to safeguard data security. Where data processing activities are carried out through the Internet and other information networks, the above-mentioned data security protection obligations shall be fulfilled based on the hierarchical network security protection system. In carrying out data processing activities, risk monitoring shall be strengthened, and remedial measures shall be taken immediately when data security defects, loopholes, and other risks are found. In the event of a data security incident, the processors of data shall take immediate measures to deal with it, inform the user in time, and report to the competent authorities in accordance with relevant provisions. Any organization or individual carrying out data processing activities that violate the Data Security Law shall bear the corresponding civil, administrative, or criminal liability depending on the specific circumstances.

On July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers (the “Assessment Measures”) which came into effect on 1 September 2022. The Assessment Measures is enacted in accordance with the Cybersecurity Law, the Data Security Law, the Personal Information Protection Law, and other laws and regulations to regulate outbound data transfers, protect personal information rights and interests, safeguard national security and social and public interests, and promote the security and free flow of data across borders. The Assessment Measures applies to the security assessment of the data processor who provides critical data and personal information overseas that are collected and generated in the operation of the PRC.

Regulations on privacy protection

Pursuant to the Decisions on Strengthening the Protection of Online Information, issued by the SCNPC on December 28, 2012, and the Protection Provisions for the Personal Information of Telecommunications and Internet Users promulgated by the MIIT on July 16, 2013, telecommunication business operators and internet service providers are required to set up their own rules for collecting and use of internet users’ information and are prohibited from collecting or use such information without consent from users. Moreover, telecommunication business operators and internet service providers shall strictly keep users’ personal information confidential and shall not divulge, tamper with, damage, sell or illegally provide others with such information.

On August 20, 2021, the SCNPC Promulgated the Personal Information Protection Law of the PRC (the “PIPL”) became effective on November 1, 2021, which further completes China’s legal regime in the field of privacy protection. The PIPL requires the person information processor to obtain the prior consent of the personal provider before process the personal information except: (i) when it is necessary for entering into or performing a contract to which an individual is a party, or for implementing human resources management pursuant to employment policies legally established and collective contracts legally concluded; (ii) where it is necessary for fulfilling statutory duties or obligations; (iii) where it is necessary for responding to public health emergencies or protecting life, health and property safety of a natural person in case of emergency; (iv) where such acts as news reporting and public supervision are carried out for the public interest, and the processing of personal information is within a reasonable scope; (v) where the personal information has been made public either by the individual or by other lawful means and the processing of such information is limited to a reasonable scope in accordance with this Law; and (vi) other circumstances stipulated by laws and administrative regulations.

Regulations Relating to Intellectual Property Rights

Patent

Patents in the PRC are principally protected under the Patent Law of the PRC promulgated by the SCNPC in 1984 and then respectively amended in 1992, 2000, 2008, and 2020, of which the amendment in 2020 has become effective on June 1, 2021, and its implementation rules. Novelty, inventiveness, and practicality are three essential factors of patents in the PRC. The latest amendment provides that, in general, the protection period is 20 years for an invention patent, 10 years for a utility model patent, and 15 years for a design patent, commencing from their respective application dates.

Copyright

The Copyright Law of the PRC (the “Copyright Law”), promulgated in 1990 and amended in 2001, 2010, and 2020, of which the amendment in 2020 has become effective on June 1, 2021, and its related implementing regulations, promulgated in 2002 and amended in 2013, are the principal laws and regulations governing copyright-related matters. The Copyright Law provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright of their works, which includes, among others, works of literature, art, natural science, social science, engineering technology, and computer software. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, which was amended on 30 January 2013, provides specific rules on fair use, statutory license, and a safe harbor for the use of copyrights and copyright management technology, and specifies the liabilities of various entities for violations, including copyright holders, libraries, and internet service providers.

Trademark

The Trademark Law of the PRC was adopted in 1982 and then amended in 1993, 2001, 2013, and 2019 respectively. The implementation rules of the Trademark Law of the PRC were adopted in 2002 and amended in 2014. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. The Trademark Office of National Intellectual Property Administration handles trademark registrations and grants a protection term of ten years to registered trademarks. Where registration is sought for a trademark that is identical or similar to another trademark that has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, such application for registration of this trademark may be rejected. Trademark registrations are renewable unless otherwise revoked.

Domain name

The MIIT promulgated the Administrative Measures on Internet Domain Name (the “Domain Name Measure”) on August 24, 2017, to protect domain names. According to the Domain Name Measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedures. The permits for registered domain names are effective for five years and are subject to renewals, cancellations, or revocations.

Trade secrets

According to the PRC Anti-Unfair Competition Law, promulgated by the SCNPC in September 1993 and last amended on April 23, 2019, the term “trade secrets” refers to technical, operational, or other commercial information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders through corresponding confidentiality measures. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others' trade secrets by (i) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (ii) disclosing, using or permitting others to use the trade secrets obtained illegally under item (i) above; or (iii) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence; or (iv) abetting a person, or tempting, or aiding a person into or in acquiring, disclosing, using, or allowing another person to use the trade secret of the rightful holder in violation of his or her non-disclosure obligations or the requirements of the rightful holder for keeping the trade secret confidential.

Regulations Relating to Employment

The Labor Law and the Labor Contract Law

According to the Labor Law of the PRC (the “Labor Law”), which was promulgated on July 5, 1994, and last amended and came into effect on December 29, 2018, enterprises and institutions shall establish, provide, and improve their system of workplace safety and sanitation, strictly follow state rules and standards on workplace safety and the relevant articles of occupational protection, and educate employees in occupational safety and sanitation in the PRC. Occupational safety and sanitation facilities shall comply with state-fixed standards.

The Labor Contract Law of the PRC (the “Labor Contract Law”), which was issued on June 29, 2007, amended on December 28, 2012, and became effective on July 1, 2013, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee after the lapse of more than one month, but less than one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee's salary for the period from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee monthly during the term of the restriction period after the termination or expiration of the labor contract.

Employers in most cases are also required to provide severance payments to their employees after their employment relationships are terminated. The Labor Contract Law also provides that enterprises accepting labor dispatch services shall strictly control the number of dispatched workers and the proportion of dispatched workers shall not exceed the percentage prescribed by competent labor administrative departments.

Social Insurance and Housing Funds

Pursuant to the Interim Regulations on Levying Social Insurance Premiums, promulgated on January 22, 1999, and revised on March 24, 2019, the Decision of the State Council on Improving the Basic Endowment Insurance System for Enterprise Employees, promulgated on December 3, 2005, and the Decision on Establishment of Basic Medical Insurance System for Urban Employees, issued by State Council and became effective on December 14, 1998, the Regulations on Unemployment Insurance, which became effective on January 22, 1999, the Regulations on Work-Related Injury Insurance, promulgated on April 27, 2003, amended on December 20, 2010 and became effective on January 1, 2011, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees, promulgated on December 14, 1994, and became effective on January 1, 1995, employers are required to register with the competent social insurance authorities and provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance and medical insurance. Pursuant to the Opinions of the General Office of the State Council on Comprehensively Advancing Combined Implementation of Maternity Insurance and Basic Medical Insurance for Employees, promulgated by the General Office of State Council on March 6, 2019, maternity insurance funds shall merge into the basic medical care insurance funds for employees to unify payment and harmonize consolidation level. The new ratio of employers' contributions to basic medical care insurance for employees is determined based on the aggregate of the ratios of employers' contributions to maternity insurance and basic medical care insurance for employees, and an individual is not required to pay for maternity insurance. Therefore, after March 6, 2019, the Company has no record of maternity insurance funds in the payment details of social security since it has been merged into the basic medical care insurance funds. Pursuant to the Social Insurance Law of the PRC (the “Social Insurance Law”), which became effective on July 1, 2011, with the last amendment on December 29, 2018, all employees are required to participate in basic pension insurance, basic medical insurance schemes and, unemployment insurance, which must be contributed by both the employers and the employees. All employees are required to participate in work-related injury insurance and maternity insurance schemes, which must be contributed by the employers. Employers are required to complete registrations with local social insurance authorities. Moreover, employers must timely make all social insurance contributions. Except for mandatory exceptions such as force majeure, social insurance premiums shall not be paid late, reduced, or exempted. The employer shall pay the basic pension insurance and work injury insurance fees in accordance with the proportion of the total wages of the employees of the employer as stipulated by the State. Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If an employer fails to make the overdue contributions within the time limit, the relevant administrative department may impose a fine equivalent to 1-3 times the overdue amount.

Pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums, promulgated by the Ministry of Human Resources and Social Security on September 21, 2018, local authorities are prohibited from recovering the unpaid social insurance premiums from enterprises on their own.

Pursuant to the Administrative Regulations on the Housing Provident Fund, which became effective on April 3, 1999, and was amended on March 24, 2002, and March 24, 2019, enterprises are required to register with the competent administrative centers of housing provident fund and open bank accounts for housing provident funds for their employees. Employers are also required to timely pay all housing fund contributions for their employees. The monthly contribution to the housing fund contributed by the employer for the employee is the employee's average monthly salary for the previous year multiplied by the housing fund contribution ratio. Where an employer fails to submit and deposit registration of housing provident funds or fails to complete the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order it to complete the formalities within a prescribed time limit. Failing to comply by the expiration of the time limit will subject the employer to a fine ranging from CNY10,000 (approximately US$1,449) to CNY50,000 (approximately US$7,245). When an employer fails to pay housing provident funds due in full and on time, the housing provident fund center is entitled to order it to rectify, and failing to comply could result in enforcement exerted by the court.

Regulations Relating to Tax

Enterprise income tax

According to the Enterprise Income Tax Law of the PRC (the “EIT Law”) which was promulgated on March 16, 2007, became effective from January 1, 2008, and was recently amended on December 29, 2018, enterprises and other organizations that derive income from or have income accruing in PRC shall be divided into resident enterprises and non-resident enterprises. A resident enterprise refers to an enterprise lawfully incorporated in PRC, or an enterprise established outside the PRC with de facto management bodies within the PRC. A non-resident enterprise refers to an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in PRC with no actual management functions performed in PRC, or an enterprise that has income derived from or accruing in PRC although it does not have an office or premises in PRC. The corporate income tax shall be at the rate of 25%. The non-resident enterprise has no office or premises established in PRC or the income derived or accrued has no de facto relationship with the office or premises established, the applicable income tax rate shall be subject to a reduced tax rate of 10%. According to the Implementation Regulations for the Corporate Income Tax Law of the PRC which was promulgated on April 23, 2019, and came into effect on the same day, actual management organizations refer to organizations implementing substantive and comprehensive management and control over the production and business operations, staff, accounts and property, etc. of an enterprise.

Value-added tax

Pursuant to the Provisional Regulations of the PRC on Value-added Tax, which was promulgated by the State Council on December 13, 1993, and recently amended on November 19, 2017, and the Implementation Rules for the Provisional Regulations the PRC on Value-added Tax, which was promulgated by the MOF and the SAT on December 25, 1993, became effective on the same day and recently amended on October 28, 2011, the tax rate for taxpayers engaging in the sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of the following goods shall be 11%. On March 23, 2016, the MOF and the SAT jointly promulgated the Notice on Full Launch of the Pilot Scheme on Levying Value-added Tax in Place of Business Tax and the Measures for the Implementation of the Pilot Scheme on Levying Value-added Tax in Place of Business Tax, which stipulate that for provision of transportation, postal, basic telecommunication, construction services, leasing of immovables, sale of immovables and transfer of land use right, the tax rate shall be 11%. Pursuant to the Notice of Taxation on the Adjustment to VAT Rates, or the SAT Circular No.32 which was promulgated on April 4, 2018, by the MOF and the SAT, for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively. On March 20, 2019, the MOF, the SAT, and the General Administration of Customs jointly promulgated the Announcement on Policies for Deepening the VAT Reform (“the Announcement”) which became effective on April 1, 2019. According to the Announcement, for general VAT payers' sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively.

Regulations Relating to Foreign Exchange

According to the Foreign Exchange Control Regulations of the PRC promulgated on January 29, 1996, and last amended on August 5, 2008, the CNY is generally freely convertible for current account items, including the distribution of dividends, trade, and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside the PRC, unless the prior approval of the SAFE or its designated banks is obtained.

On May 10, 2013, the SAFE promulgated the Notice of the SAFE on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors and Supporting Documents, or the SAFE Circular No.21, which was last amended and became effective on December 30, 2019. It provided for and simplified the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Notice of the SAFE on Further Improvements and Adjustments to Foreign Exchange Control Policies for Direct Investments, or the SAFE Circular No.59, promulgated by the SAFE on November 19, 2012, became effective on December 17, 2012, and was further amended on October 10, 2018, approval is not required for opening a foreign exchange account and depositing foreign exchange into the account relating to the direct investments. The SAFE Circular No.59 also simplified the capital verification and confirmation formalities for foreign-invested entities, the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire equities from Chinese parties, and further improved the administration on exchange settlement of foreign exchange capital of foreign-invested entities.

Regulations Relating to Dividend Distributions

The principal regulations governing the distribution of dividends of the wholly foreign-owned enterprises (the “WFOE”) include the PRC Company Law. Under these regulations, WFOEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, FIEs in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations Relating to M&A and Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006, and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules, the interpretation, and application of the regulations to be further confirmed, this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, and became effective on March 3, 2011, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOFCOM on August 25, 2011, and became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision of overseas listings by Chinese companies. Measures, including promoting the construction of relevant regulatory systems, will be taken to control the risks and handle the incidents from China-concept overseas listed companies.

On December 24, 2021, the CSRC promulgated the draft of Administration Rules in respect of Overseas Securities Offering and Listing of Domestic Enterprise (the “Draft of New Overseas Listing Rules”) for public comments. The Draft of New Overseas Listing Rules requires Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as (i) an issuer making an application for an initial public offering and listing in an overseas market; (ii) an issuer making overseas securities offering after having been listed on an overseas market; (iii) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and (iv) a PRC domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. On February 17, 2023, the CSRC promulgated the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Trial Measures”), and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures and its supporting guidelines, reiterate the basic principles of the New Overseas Listing Rules and impose substantially the same requirements for overseas securities offering and listing by domestic enterprises. Pursuant to the Trial Measures, (i) PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to CSRC; if a PRC domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (ii) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a PRC domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in mainland China or its main places of business are located in mainland China, or the senior managers in charge of operation and management of the issuer are mostly citizens from mainland China or are domiciled in mainland China; and (iii) where a PRC domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with CSRC, and where an issuer makes an application for redacted in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. If the issuer submits the application documents for issuance and listing abroad in a secret or non-public manner, the issuer can submit a statement at the time of filing and apply for a delay in publicizing the filing information and should report to CSRC within three business days after the application documents for issuance and listing are made public abroad.

For domestic enterprises that have been listed overseas, upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within three business days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities; (iii) change of listing status or transfer of listing segment; (iv) voluntary or mandatory delisting. Where an issuer’s main business undergoes material changes after overseas offering and listing and is therefore beyond the scope of business stated in the filing documents, such issuer shall submit to the CSRC an ad hoc report and a relevant legal opinion issued by a domestic law firm within three business days after the occurrence of the changes.

Regulations Relating to Confidentiality

On February 24, 2023, the CSRC, together with the Ministry of Finance of the PRC, the National Administration of State Secrets Protection, and the National Archives Administration of China issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”). The Confidentiality and Archives Administration Provisions came into effect on March 31, 2023, based on the Regulations on strengthening confidentiality and file management in relation to the issuance and listing of securities abroad, issued in 2009, expanding the application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The Confidentiality and Archives Administration Provisions require that, including, but not limited to, (i) the domestic operating entities of indirect foreign listing issuers shall establish a sound system of confidentiality and archives work and adopt the requisite measures to perform the responsibilities of confidentiality and archives administration; where it is unclear or controversial as to whether a document or material is a State secret, such document or material shall be reported to the relevant secrecy administrative department for determination; where it is unclear or controversial as to whether the document or material is a work secret of a State agency, such document or material shall be reported to the relevant competent authority for determination; (ii) a PRC domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (iii) a PRC domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations; (iv) when providing documents and materials to the relevant securities companies and securities service agencies, domestic enterprises shall handle the relevant documents and materials in accordance with the relevant provisions of the State for the confidentiality of secrets, and provide the relevant securities companies and securities service agencies with a written statement; moreover, the relevant securities companies or securities service agencies shall properly retain the foregoing written statement for future reference.

BUSINESS

Unless otherwise stated, the terms “SLG Cayman,” “the Company” and “our Company” this section refer to Smart Logistics Global Limited. The terms “we,”, “us,” “Group,” “our Group” and “our” refer to Smart Logistics Global Limited and its subsidiaries.

OUR MISSION

Our mission is to develop a road-transport smart logistics digital ecosystem through innovation, digital analytics and infrastructure establishment.

OVERVIEW

We are a well-established, reputable and innovative business-to-business contract logistics solution provider in the PRC focusing on industrial raw materials line-haul transportation business. Leveraging on our intelligence on the macro-logistics landscape of our targeted markets, we are able to offer our customers cost-efficient, flexible and reliable logistic solutions with optimized transportation methods and routes tailored to their varying needs. We primarily provide land-only transportation as of the date of this prospectus. A significant portion of our customers are large institutional customers, with whom we have maintained long-term relationship and typically enter into contracts for our provision of logistics solutions on a yearly basis. It is our strategy to prioritize these large customers because they have a consistent demand for high volume and long distance transportations between designated locations, which are generally more favourable for our operational efficiency, cost management and pricing, and provide more stable recurring revenue stream.

Our business model has the following characteristics:

•We provide efficient logistics solutions for customers. Unlike digital matching platform providers who provide shippers with a digital platform for shippers to directly engage truckers individually, we provide logistics solutions to shippers over the contracted period. Our PRC subsidiaries analyze the varying needs of our customers and offer comprehensive solutions comprising the selection of suitable trucks and transportation equipment for the job, the optimized cost- and time-saving routes and modes of transportation, among other things.  We also offer payment terms to our customers. We believe that our relationships with our customers who generally give us recurring orders, and with the registered truckers utilized to fulfil the transportation needs of our customers to be good.

•We focus on digital analytics. Our ability to provide efficient logistics solutions to our customers rides on our intelligence on the macro-logistics landscape of our targeted markets. We have developed our proprietary digitized system, Transportation Management System (TMS), during 2017 to 2019 through software companies which stores typical logistics data we gathered throughout our years of operation, such as truck load information, for our PRC subsidiaries’ use and analysis. Leveraging on our experience, our PRC subsidiaries are able to propose logistics solutions that give the shortest, fastest and/or most cost-efficient transportation method, mode and routes, advise logistics solutions beneficial to our customers.

•We focus on infrastructure investment. One of our business strategies is to invest in high-end digital road logistics infrastructure. Our business is supported by our 7 FTL centres strategically located in the PRC. Such facilities can facilitate our local data feed for our use and analysis as well as local business development. We have invested in a smart logistics park in Jiangxi, PRC with approximately 110,000 square meters (approximately 1,184,000 square feet) which we intend to place facilities including smart warehouses, cold chain storages, packaging lines, parking spaces, data center, truck services bay and truckers accommodation spaces. In the future, with our logistics hubs and nodes laid in strategic nodes across China, we foresee that it can achieve cost saving in our contract logistics operation and facilitate our business expansion into less-than-truckload operation.

We have an integrated and scalable operation model that is best suited for our expansion. We have developed a digitalized, systematic and integrated operation model, which is well-suited to serve fragmented contract logistics clientele base, with that we can efficiently replicate our existing business model in regions covering regions such as Bohai Bay, Chengdu-Chongqing-Kunming economic circle, Pearl River Delta, Yangtze River Delta and Huazhong District in PRC. Furthermore, our development in establishing our national logistics network allows us to provide customers with greater geographic reach at a lower cost. We also enjoy network synergy in the context where our service becomes more reputable in potential customers and operating leverage alongside with our expansion.

The following dashboard sets forth certain milestones of our operation record since our establishment in 2017:

We offer our customers compelling value propositions which make us their preferred logistics solution provider. We strategically aim at serving customers in four major sectors, namely paper, steel, coal and food, as we believe these are core sectors driving the PRC economies and are relatively immune to cyclical economic changes. In the paper manufacturing industry, we have Lee & Man Paper Manufacturing Ltd listed on the Stock Exchange of Hong Kong as one of our major customers. We also have other paper manufacturers customers including Yuen Foong Yu, a well-known Taiwan based paper manufacturer and Shandong Chengming Paper Holding Limited, which is listed on the Shenzhen and Hong Kong Stock Exchange. In the food industry, our customers include Baolingbao Biology Co., Ltd., listed on Shenzhen Stock Exchange and China Starch Holdings Limited listed on the Hong Kong Stock Exchange. In the coal and steel industry, our customers include major trading enterprises located in Southwest and Northeast part of China. Generally, our PRC subsidiaries enter into transportation services contracts with our customers, some having long-term relationship with us of up to approximately six years, which generally have a term of one year. Our PRC subsidiaries also recurringly seek to bid for renewing transportation services contracts with our customers.

Through years of business relationship established in the industry, we are able to understand the evolving needs of our customer on an on-going basis and to provide customized solutions to meet their needs. For example, our PRC subsidiaries advised customers how to modify their packaging to suit regular truckload size, resulting in cost-savings for customers. Our PRC subsidiaries may also advise customers on multimodal transportation which typically combines road transport with water transport to achieve cost-efficiencies. Our national recognitions include being one of the first group of foreign-owned enterprise to receive online logistics platform recognition in the PRC, the National AAAA Logistics Enterprise. National AAAA Logistics Enterprise is evaluated by China Federation of Logistics and Procurement. The evaluation system includes enterprise management, assets, equipment, facilities, management and service, personnel quality and information level. It is recognized in China by the government, market and society, which has a high degree of credibility. As our further recognitions, our operations are certified with GB/T 19001-2016/ISO 9001:2015 (a set of quality management systems standards by the International Organization for Standardization) standards.

We generate revenue from our transportation services. Our total revenue was RMB798.7 million and RMB706.7 million (US$99.5 million) for the years ended December 31, 2022 and 2023, respectively, representing a decrease of approximately 11.5%. Our total revenue was approximately RMB341.4 million and RMB298.7 million (US$41.1 million) for the six months ended June 30, 2023 and 2024, respectively, representing a decrease of approximately 12.5%. We recorded net income of approximately RMB35.9 million, RMB9.4 million (US$1.3 million), RMB12.1 million and RMB1.3 million (US$0.2 million) for the years ended December 31, 2022 and 2023, respectively, and the six months ended June 30, 2023 and 2024, respectively.

Given that the road transport industry in many regions of PRC is still fragmented, we aim to capture additional market share by leveraging the strengths we have developed during the past years as described in “Competitive Strength” below and continue to grow our business by implementing a number of strategies as described in “Our Strategies” below.

COMPETITIVE STRENGTH

We believe that the following competitive strengths are the key factors that have contributed to our success to date:

We are an established and reputable contract logistics solution provider with national recognition and recognition from well-known enterprises

From 2018 to now, we have become an established reputable contract logistics solution provider in the PRC.  Our national recognitions include being one of the first group of foreign-owned enterprise to receive an online logistics platform recognition in the PRC, National AAAA Logistics Enterprise. National AAAA Logistics Enterprise is evaluated by China Federation of Logistics and Procurement. The evaluation system includes enterprise management, assets, equipment, facilities, management and service, personnel quality and information level. It is recognized in China by the government, market and society, which has a high degree of credibility.

Our customer-centric approach is a key component of our success. Through years of business relationships, we have developed a deep understanding of the evolving needs of our clients and are able to adjust our services to meet those changing needs. This includes advising logistics solutions beneficial to our customers. Additionally, our PRC subsidiaries provide customized solutions to customers such as modifying packaging bags to suit standard truckload sizes, resulting in significant cost savings for our customers. These tailored solutions enable us to deliver optimized logistics services that are uniquely suited to the needs of each individual customer order.

Unlike other platform providers in our industry, we prioritize the provision of premium contract logistics solutions to our shippers. We have a rigorous screening process of truckers, by requiring that all the truckers carrying out the delivery process for us are registered with us, qualified with appropriate driving licenses, and legally authorized to ship the relevant freight. Additionally, we ensure that truckers have a track record of delivering the relevant route, further ensuring the safety and efficiency of the delivery process. For example, our PRC subsidiaries carefully select appropriate truckers for each unique delivery need and employ best practices to enhance the delivery process. For instance, when transporting paper loads, our PRC subsidiaries require truckers to thoroughly clean the cargo trunk and lay plywood to create a soft buffer that reduces damage to the paper goods. Furthermore, our PRC subsidiaries have dispatchers on hand to inspect the cleanliness of the cargo trunk during the loading of goods, ensuring that truckers adhere to our strict operational guidelines and best practices.

For heavy-duty freight such as steel and coal, our PRC subsidiaries select customised trucks that are specifically designed to transport these types of cargo. Our approach prioritizes safety, quality, and efficiency, ensuring that our shippers receive a level of contract logistics solutions that is unparalleled in the industry.

We also endeavour to maintain satisfactory compliance standard during the provision of our contract logistics services in the sense that we keep comprehensive record for customers and regulators, for both business and tax purpose. We maintain a software system that attains reconciliation of multi-data flows, which data flow of goods, commerce, record and money are reconciliated and synchronized. Our logistics solutions are therefore well managed, with proper document record trail and allow examination of records by customer and government regulators when needed.

We have a proven scalable business model as illustrated with our rapid growth and robust financial results

Established in May 2017, we have grown rapidly and have successfully reached a considerable scale across different regions in China while enjoying robust financial results.  We have obtained over 400 customers while our logistics routes have grown to over 49,000 routes. Our total revenue was approximately RMB798.7 million and approximately RMB706.7 million (US$99.5 million) for the years ended December 31, 2022 and 2023, respectively. Our total revenue was approximately RMB341.4 million and RMB298.7 million (US$41.1 million) for the six months ended June 30, 2023 and 2024, respectively.

We have an integrated and scalable operation model that is best suited for our expansion. It is scalable in the way that our business model can be scaled up by opening more FTL centres to increase regional coverage and by replicating our smart logistics park to more regional zones. Our digitalised, systematic and integrated operation model is well-suited to serve fragmented contract logistics clientele base, and we can efficiently replicate our existing business model in different regions in the PRC. We also enjoy network synergy in the context where our service becomes more reputable in potential customers and operating leverage alongside with our expansion.  Furthermore, the growth of our national logistics network allows us to provide shippers with greater geographic reach at a lower cost.

We believe the logistics industry is an essential sector that supports the development of the national economy. The scaling up of our business is in line with guiding policies issued in relation to the logistics industry’s development direction. These policies covered the construction of modernised logistics infrastructure, digitalised intelligent logistics, data sharing and monitoring, mainly aimed at improving efficiency and raising the service standard of the road transport logistics industry.

Proprietary data analytics ability plus established logistics network

Logistics network and data are the foundation of our business. We accumulate large amounts of applicable data from our day-to-day operations through FTL centres and users’ interactions in our software system. This includes rich and structured data on routing (such as origin and destination), shipment (such as weight, type and required truck capabilities), matching (such as trucker and shipment locations, profiles and track record), and business intelligence (such as the seasonality of industries, the flow of raw materials, the business connections between shippers and receivers and the approximate production output volume).

As of the date of this prospectus, our road transport logistics capacity consists of over 130,000 truckers who are registered with updated information on our proprietary database. These truckers have voluntarily signed up to drive for us. They have provided us with information of the trucks they possess and the validity of their licenses. This data enables us to dispatch the right truckers to serve each shipper. We also maintain good and healthy relationship with truckers, and we believe many truckers reserve capacity for our dispatchment and rely on our services for their living.

Data analytics: We possess intelligence on macro-logistics landscape of our targeted markets. With such intelligence, our PRC subsidiaries provide optimized logistics solutions to customers and improve logistics efficiency. Our logistics solutions are cost-efficient, reliable, punctual and flexible and we are capable of multimodal transportation.

Logistics network: Our smart logistics park is equipped with cutting edge technologies such as 5G network and will combine pallet storage with cloud technologies when the logistics park completed construction. We will provide informative and reliable services to trace transiting goods. In addition, our FTL centres provide us with on the ground market intelligence.  The FTL centres functioned as local market intelligence for sourcing new customers, existing customer relationship frontier and truckers’ real-time support centre.

We believe our logistics network together with data analytics can change the landscape of traditional logistics.  It helps truckers to avoid:

•“Empty trip” - without a load for return trip

•“Prolonged waiting” – due to poor selection of route and unoptimized loading and unloading window

•“Insufficient loading” – without fully utilising the truck load space for a trip

Long-Standing Relationship with Our Sizeable Customers

We have been able to maintain stable business relationships with our major customers, including large manufacturers in the PRC. We have focused on providing customized, quality and cost-efficient services to meet our customers’ needs, which in turn, has enabled us to establish a strong customer base in diverse industries. We believe working with sizeable customers has strengthened our company’s reputation and credibility in the transportation industry.

We strategically aim at serving customers in four major sectors, namely paper, steel, coal and food, as we believe these are core sectors driving the PRC economies and are relatively immune to cyclical economic changes.

We offer customers compelling value propositions, which we believe make us their preferred logistics service provider. We possess a valuable digital platform which can add value and empower customers on their distribution.  With respect to our existing customers, our FTL centres proactively communicate with them to collect their feedbacks periodically through telephone calls and meetings. Some of our customers have developed their own key performance indicators (KPIs) to review and evaluate our trucking services and to ascertain if our trucking services can meet their standards. This has provided us with clear minimum guidelines to meet and surpass.

Experienced and Motivated Management Team

We believe that the extensive industry expertise and experience of our management team is essential to our success.

Mr. Hue, our founder, chairman and CEO, has over 25 years of management and entrepreneurship experience. He has profound understanding of manufacturing and logistics industry in PRC. He provides leadership and vision to our Group.

Mr. Lo, our CFO, has extensive experience in financial planning, financial reporting and internal controls.

Our other senior management members have over 10 years of experience in the transportation industry in the PRC.

We believe that the experience and knowledge of our management team would enable us to keep abreast of our competitiveness and market landscape from time to time, recognize the needs of our customers more readily and manage our operations efficiently.

OUR STRATEGY

Our principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following steps to further develop our transportation business and reputation in the PRC.

Scale up by growing our customer base and customer mix

Our major objective is to acquire quality B2B customers with strong regional market influence and extensive industry resources in their respective sectors. We intend to proactively source new customers by leveraging the strengths and local connections of our FTL centres. We also rely on our established relationship with existing customers, customer referrals and our reputation in the industry to expand our business. We also expect to further expand our customer base into new geographic areas and new industry segments with promising growth potential, to achieve steady growth in revenue.

We historically focused on acquiring a higher proportion of sizable customers by offering competitive price to establish our reputation and brand image within the industry and to quickly scale up our business. As we have now achieved a significant business scale, we are seeking to diversify our customer mix to increase the percentage of small to medium-sized customers that have less bargaining power and typically provides a higher gross profit margin for us.

We intend to expand our customer base and diversify our customer mix by setting up more FTL centres across wide geographical areas to penetrate into more manufacturing zones in the PRC. Based on our current business scale and anticipated increase in future demand for our services with the development of new smart logistics parks in the future, we plan to increase the number of our operating FTL centres and expand our network. We also intend to refine our operations within major geographic regions in PRC by enhancing the accessibility of our operational staff to our customers, and deepening our penetration into regional markets. We provide attractive incentives for our sales team to regularly contact customers to maintain good business relationship and expand our network by soliciting new customers through referrals from existing customers.

Invest in infrastructure to develop our logistic hubs

We have been investing in our infrastructure since 2018. The following timeline indicates our infrastructure development.

The acquisition of our smart logistics park in Jiangxi in 2018 has played a vital role in our success and we believe the development and acquisition of new smart logistics parks are essential for our future business expansion. Each smart logistics park can be upgraded into logistics hubs to become part of our logistics network laid across PRC.  A logistics hub is formed when there is a combination of logistics nodes and logistic facilities (i.e. warehouses, dock, operation centres) in the region. It possesses the capacity to offer intricate logistics services and we can effectively manage logistics operations in the area of the logistics hub. Acting as buffers, the logistics hub facilitates traffic flow regulation for seamless coordination and integration of cargo and information.

We intend to expand the functionality of the facilities within our existing smart logistics park from traditional individually offered services, such as storage and shipping, to sophisticated and highly automated value-added services, ranging from consolidation, specialized storage, to final assembly, maintenance and financial services. For example, by way of asset sharing and co-operation with third parties, we can provide cost advantages and efficiency for tapping into the less-than-truckload market sector. We also plan to deploy value-added services into the smart logistics parks to improve truckers’ experience.

The development of our smart logistics parks will enable us to increase our efficiency in providing services as a result of economies of scale, which our management believes will ensure stable delivery of services in a timely manner. It is expected that our upgraded smart logistics parks will have a larger capacity for warehousing, security check, repackaging, labelling and sorting of goods, specialised storage and final assembly, and thus improve our capability in goods transhipments and will further consolidate our market position and facilitate our expansion into the LTL market sector.

Based on our current plan, our smart logistics park in Jiangxi will contain a truck zone, goods zone and talent zone, with 5G coverage and digital robotic control giving truckers clear and direct instructions to operate within the park. We plan to install a smart ID management system in each smart logistics park, which will interconnect people, goods and trucks into one integrated system and by doing so, we can identify and link governing functions, activities, workflows and data for ease of management. We also intend to have light industrial assembling areas capable of light production lines to serve customers’ need to assemble parts or packaging of goods inside our logistics park prior to loading and delivery. We expect that these upgrades to our smart logistics park in Jiangxi will be completed by the end of 2026.

For our long-term investment plan, we intend to invest approximately RMB800 million in each smart logistics park to duplicate our smart logistics park model in five major national economic and industrial economic zones in the PRC covering Bohai Bay, Chengdu-Chongqing-Kunming economic circle, Pearl River Delta, Yangtze River Delta and Huazhong District, amounting to a total of RMB4 billion. We will first focus on developing smart logistics parks in Bohai Bay and Pearl River Delta to be ready for operation by 2028, followed by the development of smart logistics parks in the other targeted areas.

Expand into the LTL market sector

Road transportation market is largely separated into express parcel, LTL and FTL sectors. Historically we focused on FTL B2B contract logistics, which is characterised by point-to-point delivery, standard routes and full truckload packaging. While our strategic focus shall remain in capitalizing on our advantages in providing FTL B2B contract logistics services, we foresee that business opportunities in the LTL market sector (which is generally referred to the logistics market where the total weight per transportation is within 3-30 tons truck load) will arise as our business volume expands with the development of new smart logistics parks and FTL centres in the future, and we endeavour to capture these opportunities to diversify our revenue stream. The LTL sector will involve shipment of less than truckload goods and therefore assembly packaging, consolidation of orders and multiple points delivery are common practice for optimisation of logistics resources.

Management believes that we are well positioned to excel in the LTL sectors and have the capabilities to expand into LTL sectors without incurring substantial start-up costs as we can leverage on our comprehensive logistics experience. Further, our smart logistics park can be utilized for temporary storage, consolidation of orders, assembly packaging, repacking, pallet storage and tracing of goods flow. Our data analytic abilities allow us to choose suitable carrier for the best route for each order for multi-point delivery, generating scientific and most economical instructions for assembly packaging and multi-point delivery and providing certainty and goods tracing in assembly packaging, cross dockings, batch delivery and multimodal transportation.

Expand our value-added services in our smart logistics parks and further diversifying our revenue stream

We believe that there are significant commercial values and monetization potential surrounding our contract logistics business targeting at truckers and their trucks. We strive to create a vibrant truck aftermarket ecosystem and provide a range of value-added services to truckers including the following:

•Truck parking services,

•Freight storage services, and

•Truck examination and maintenance services.

Fuzhou Feiyi has already been providing vehicle repair and maintenance services inside our smart logistics park during the year ended December 31, 2022 and 2023, respectively.

With a view to further diversifying our revenue stream, we aim to create a one-stop shop for truckers by providing more comprehensive value-added services for capturing the truckers’ spending potential while they stayed in our smart logistics park. We plan to achieve this by investing in various infrastructures in our smart logistics park, including the following, by the end of year 2026:

•Truckers’ catering and living services,

•Truckers’ insurance and related services, and

•Truck system and parts’ vendor and upgrading services.

We also plan to further deepen our services for truckers and develop cooperation with upstream truckers and venture into truck sales and financing services. Given that there is a trend for logistics parks in the PRC to gradually allow only the entry and operation of new energy trucks, we believe the prevalence of electric trucks will be exacerbated and will gradually replace some of the traditional trucks in PRC.  We therefore aim to provide the following value-added services in order to capture the anticipated increase in demand for new energy trucks by the end of year 2026:

•Provision of new energy trucks leasing services;

•Provision of financing and agency services for truckers to switch into operating new energy trucks.

We intend to use portion of the net proceeds from this offering to fund our expansion plans above. See “Use of Proceeds.” However, the exact amount of proceeds we use for our expansion plan and operations will also depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plan and the amount of cash necessary to fund these plans. In addition, changes in business conditions or other developments, or the arising of new opportunities for other investments, acquisitions, capital expenditures or similar actions, could also cause us to alter our expansion plans, investment amounts and/or their expected implementation timetable.

Continue to invest in technological innovation

We intend to further develop and deploy software and systems that create value in the industry value chain. We maintain our transportation management system, allowing us to monitor job completion progress and customers are able to track the movements of their cargos delivery status through GPS by accessing into our system interface.  Our transport management system has become one of our major competitive edges. We also have multiple internal systems in relation to data analytics and automated management of our smart logistics parks.

We intend to further upgrade and integrate our digital systems. Such synchronised systems will increase the efficiency of our operations by reducing the manual input of orders into our separate systems and minimizing the risks of mistakes caused by manually inputting data into each separate system. We believe this can secure our advantage and to distinguish us from traditional logistics services providers. We intend to further explore opportunities in developing tailor-made customised digital platforms and user-interfaces for our customers.

OUR SMART LOGISTICS SERVICES AND OPERATION

Our B2B contract logistics business provide transportation and delivery of goods, mainly raw materials, from our customers’ designated pick up locations to their designated destinations with the aid of our system Apps, which connects customers with our Group and our Group with truckers. With our market positioning, we enjoy recurring customer orders, high volume of transactions per customer and serving regular and long-distance transportation route, allowing us to have advantages on operational efficiency, cost management and pricing.

Our B2B contract logistics business operate out of our smart logistics park in Jiangxi and 7 FTL centres spread in different areas in PRC. Each major customer is assigned a dedicated FTL centre for serving them. FTL centres assign suitable dispatchers, truckers and trucks depending on the customers’ need and usually reserve a predetermined set of drivers and vehicles to ensure customers’ orders can be fulfilled timely with suitable trucks. For examples, for shipment of papers, trucks will be thoroughly cleaned, and soft wood planks and rain shield will be laid to ensure the papers are well protected. For shipment of steel, our FTL centres and dispatchers will select reinforced trucks to ensure it meets with the endurance level.

Apart from engaging truckers and dispatchers to handle customers’ order, our PRC subsidiaries also possess our own fleet of trucks. As of November 11, 2024 (the “Latest Practicable Date”), our PRC subsidiaries maintain an in-house fleet of truckers of 69 trucks, who provide readily available logistics capacity to us. They are valuable logistics capacity buffer as they can cover situations where when it is not commercially feasible to engage external truckers such as the Chinese New Year or other festive holiday and when there is sudden absence of available trucks in the market.

Our delivery network covers over 300 cities out of over 30 provinces and autonomous regions in PRC, representing a nationwide network coverage.

The location of our existing seven FTL centres and our intended coverage of five major national economic and industrial economic zones shaded in different colours in the PRC to be covered by the cloning of our smart logistics parks are as illustrated below.

Shadong Zhangqiu FTL Centre
Shandong Shouguang FTL Centre
Changshu FTL Centre
Chongqing Yongchuan FTL Centre
Chongqing Liangjiang FTL Centre
Jinxi Smart Logistics Park
Fuzhou FTL Centre
Dongguan FTL Centre
East China : Jiangsu Province, Zhejiang Province, Shanghai City, Anhui Province
Southern China : Guangdong Province, Guangxi Province, Fujian Province
Southwest China : Chongqing City, Guizhou Province, Sichuan Province, Yunnan Province
Northern China : Shaanxi Province, Shandong Province, Shanxi Province, Henan Province, Hebei Province, Beijing City, Tianjin City, Liaoning Province
Central China : Jiangxi Province, Hunan Province, Hubei Province

We promote the collaboration between such ecosystem participants through our digitalized services and we facilitate the transfer of available road logistics capacity to the needed customers, and at the same time help truckers establish more steady and reciprocal relationships through repeated transactions with us.

The following pictures illustrate our trucks and the repair depot in our smart logistics park.

OUR OPERATION FLOW

The following illustrates the general workflow for our contract logistics solutions:

Step 1: Order input

Our customers place their shipment orders with us by contacting our operators or dispatcher directly. They usually specify the required time of delivery, intended pick-up point and destination, and the quantity and type of freight to be delivered. Upon receiving the shipment orders, our PRC subsidiaries’ operators will screen and process the shipment order by inputting the processed information into our TMS system. Once the essential specifications of the shipment order are determined and finalized, the details of the shipment order will be forwarded to our dispatchers, who are the on-site coordinators directing truckers on the loading of goods.  Our customers can also instruct our dispatchers directly specifying the requirement and special arrangement for each loading if necessary.

Step 2: Truckers selection

Our PRC subsidiaries’ dispatchers reach out to suitable truckers to obtain price quotations for the shipment order. The dispatchers then select the appropriate truckers for performing the shipment order based on factors such as track record of the trucker, the suitability of the truck, the price, the delivery time and the cooperation of truckers to ensure that our customer attains the most efficient and effective freight delivery service.

Step 3: Truckers receiving orders

After confirming the trucker for the shipment order, our dispatchers will contact the trucker about the shipment arrangements. The dispatcher will also be responsible for liaising with the selected trucker and ensure that the trucker follows the instructions in detail, which include attending to the delivery schedule and route with the assigned truck, as well as attending to the specific loading and unloading arrangements.

Step 4: Loading at pick-up points

The truckers will then arrive at the designated pick-up point according to the pre-agreed schedule, and the dispatcher will monitor the loading of the freight on-site.

Step 5: Freight delivery

The transportation vehicles will depart the designated pick-up point according to the delivery schedule and travel to the designated destination via the pre-assigned route.

After the freight has arrived at the designated destination, the freight will be unloaded according to the pre-agreed arrangements. Once the consignee confirms receipt through signature, our service cycle is complete. The unloading of the freight is generally handled by the consignee itself. If it is anticipated that the arrival or in-transit will be affected by adverse conditions such as weather, road accident, traffic and sickness of truckers, the dispatcher will take mitigation measures and report to our management team.

Our PRC subsidiaries issue monthly invoices to our customers after confirmation of the actual service amount incurred in the past month, and customer generally settle our invoices within 15-45 days, depending on the credit terms with the relevant customer.

OUR TMS SYSTEM

We provide a range of logistics solutions that cater to the specific needs of manufacturers. The diagram below illustrates the functions of our TMS, owned by Jiangxi JB. Our mobile application, although the use of which is not compulsory for completing a transportation, is the user interface of the different ports of our TMS system. Users of our mobile application are verified by us and will be assigned access rights to the port based on their role.

Complete record trail

Enabled by our TMS system, our contract logistics services provide services beyond logistics -- it includes leaving a “complete and proven” record for clients and regulators, for both business and tax purpose. Through the TMS system that reconciles multi-data flows, which data flow of goods, commerce, records are reconciled and synchronized.

TRUCKS

As of the Latest Practicable Date, our PRC subsidiaries maintained an in-house fleet of over 69 trucks mainly stationed in Jiangsu, Guangdong and Shandong district, who provided readily available logistics capacity to us. They are valuable logistics capacity buffer as they can cover situations where when it is not commercially feasible to engage external truckers such as the Chinese New Year or other festive holiday and when there is sudden absence of available trucks in the market.

LEASED REAL PROPERTIES

As of the date of this prospectus, we are leasing the following real properties:

No.	Leasee	Location	Term	Usage
1	Fuzhou JB	No. 206, Unit 2, Building 9, Nan Chong City Light, Xiugu Town, Jinxi County, Fuzhou City, Jiangxi Province	2024/04/10-2025/04/09	Staff dormitory
2	Fuzhou JB	No. 302, Unit 1, Block 27, Linglong Bay, Jintai Hezhuang II, Xiangdu Avenue, Xiugu Town, Jinxi County, Fuzhou City, Jiangxi Province	2024/01/15-2025/01/14	Staff dormitory
3	Chongqing Branch of Fuzhou JB	Annex 109, No.3, Gangqiao Avenue, Zhutuo Town, Yongchuan District, Chongqing	2023/09/16-2025/9/15	Office
4	Jiangsu Branch of Fuzhou JB	Room 112, Hall 1, International Logistics Park, No. 15 Fuhua Road, Changshu Economic and Technological Development Zone, Suzhou, Jiangsu Province	2024/01/01-2024/12/31	Office
5		Room 108, 1/F, International Logistics Park, No.15 Fuhua Road, Changshu Economic and Technological Development Zone, Suzhou, Jiangsu Province	2024/06/30-2025/06/29	Office
6	Guangdong Dongguan Branch of Fuzhou JB	Zone C, 7/F, Building 1, Block 82, Wang Sha Road, Hong Mei Section, Hong Mei Town, Dongguan City, Guangdong Province	2024/10/1-2025/9/30	Office
7	Shandong Branch of Fuzhou JB	No. 1204&1205, Building 4, Longquan International Plaza, Shuangshan Street, Zhangqiu District, Jinan City, Shandong Province	2023/01/01-2024/12/31	Office
8	Shandong Shouguang Branch of Fuzhou JB	Wuxing Building, Chengtou-Wuxing Garden, South of Nongsheng Street, East of Guojia Road, Shouguang City, Weifang City, Shandong Province	2024/05/18-2025/05/17	Office
9		Room 901, Unit 1, Building 7, East Seventh High-rise, Shouguang City, Weifang City, Shandong Province	2024/02/21-2025/02/20	Staff dormitory
10	Chongqing Liangjiang Branch of Fuzhou JB	(B2 Building 7-9) 7-9, No. 47 Yonghe Road, Yuzui Town, Jiangbei District, Chongqing	2024/05/12-2025/05/11	Office

OUR SMART LOGISTICS PARK

Our headquarter and administrative functions are located at our smart logistics park in Jinxi County at Jiangxi Province in PRC.

We have completed the first stage of construction which includes our main building, the truck repair depot, carparks, a warehouse and a 5G network tower.

We are still in the process of erecting more warehouses and putting them into operation. Please refer to the section headed “Use of Proceeds” and the paragraphs headed “Our Strategies” in this section for further descriptions on our expansion plan.

As disclosed in the section headed “Our Strategies”, we intend to further develop our smart logistics park by doing the following:

The following diagram illustrates the land plan of our planned smart logistics park after completion of construction work.

Goods Zone
(National Highway 316)
Truck Zone
(National Highway 316)
Talent Zone
(National Highway 316)
Highway Intersection
(National Highway 206)
to Zuofang

(i) **Truck zone** will contain facilities for vehicles maintenance and enhancement. We may collaborate with third parties to conduct truck and parts sales, as well as truck upgrade and enhancement services.

Trucks ID features car plate and model recognition, allowing us to locate trucks and instruct their movement efficiently

(ii) **Goods zone** will contain warehouse support such as a digital pallet ("**E-Pallet**") system which makes use of digital software to identify and monitor goods in each pallet. They are particularly useful for goods tracing and cold storage chain management. We also allow customers to install light production lines in our goods zones for light assembling and packaging inside our logistics park.

Goods ID features RFID and internet-of-things ("**IOT**") Sensors for goods tracing and goods flow analysis

(iii) **Talent zone** will feature smart education and living supply chain, such as catering and living quarters.

5G network tower

As of the latest practicable date, the smart logistics park we owned included two properties in the PRC with an aggregate land area of approximately 109,000 m2 and building area of approximately 10,500 m2, which were of industrial used purpose.

No.	Location	Land Area（m2）	Building Area（m2）	Registered Use	Expiry Date
1	Building 5, Exhibition and Sales Centre, Jinxi County Industrial Park (opposite to Xiaoxiao Village Exit of Jiguang Expressway)	108,823.20	2,955.88	Industry	2068/01/08
2	Complex Building 1, Exhibition and Sales Centre, Jinxi County Industrial Park (opposite to Xiaoxiao Village Exit of Jiguang Expressway)		7,521.05		2068/01/08

CUSTOMERS

Our customers are mainly large enterprises in the manufacturing industry. During the years ended December 31, 2022 and 2023, we had over 230, and 191 customers, respectively. All of our major customers are unaffiliated third parties. For the year ended December 31, 2022 and 2023, one customer with its ten subsidiaries accounted for 33% and 35% of the Group’s total revenues, respectively. For the six months ended June 30, 2023 and 2024, one customer with its ten subsidiaries accounted for 36% and 39% of the Group’s total revenues, respectively. Fuzhou JB entered the transport agreement with each of this customer’s ten subsidiaries.

Pursuant to the current transport agreements signed with the ten subsidiaries associated with this customer:

•Fuzhou JB shall ensure that dispatched vehicles pass the annual inspection, and being covered by compulsory traffic insurance and third-party insurance, and provided with vehicle and a copy of the driver's ID, and sign a guarantee stating the security of the goods carried by the vehicle.

•Fuzhou JB charges the customer at the rates based on the agreed shipping fee list. The rates are mainly based on the distance between the designated pick-up points and delivery destinations, and Fuzhou JB shall not increase the freight rate without authorization during the shipping period.

•Shipping fees are settled monthly. At the beginning of each month, Fuzhou JB will provide a statement of last month's shipping fees and receivables after deducting relevant amounts. After the company verifies and signs the statement, Fuzhou JB will issue a corresponding delivery invoice. The customer will receive the delivery invoice issued by Fuzhou JB and pay the shipping fees within 15 days.

We strategically aim at serving customers for four major manufacturing sectors, namely paper, steel, coal and food, as we believe these are core sectors driving the PRC economies and are relatively immune to cyclical economic changes.

Our PRC subsidiaries submit tender and bid to our customers for each routes individually. Depending on market competition and our internal capacity availability, our PRC subsidiaries would adjust our bidding price to optimise our commercial interest. Our customers generally evaluate tenders received and select one when deciding their logistics service provider for a specified route.

Although we strategically aimed at serving four major sectors’ customers, being paper manufacturing, coal, steel and food industries, our services are not specifically designed to cater solely for only these sectors. In contrast, we are flexible and adaptable in serving different sectors’ needs, except for transportation of hazardous goods. Our services can be readily transferred to serve other potential new customers and satisfy their needs. The preparation works required for serving new customers usually include understanding the industry and finding available trucks which best fit the industry, fine-tuning quality procedures to suit individual customer requirements, coordinating with new customers, re-designing the delivery route, allocating warehousing space and updating digital systems to facilitate the process.

We believe that our continuous effort in providing high quality trucking services to our customers is the key to enlarge our market share in the road traffic industry, strengthen our customer base as well as enhance our marketing effectiveness. Our FTL centres generally handles inquiries, complaints and feedbacks from our customers and will maintain a regular contact with our truckers with the goal of resolving issues such as late deliveries or complaints from customers in a timely fashion.

We recognize that having a high level of customer satisfaction is crucial in maintaining our reputation in the market and cultivating customer loyalty. Thus, our PRC subsidiaries follow up with the orders and keep track of the level of satisfaction of our customers. Our PRC subsidiaries also gather customers’ feedbacks and review the flow of our trucking services in order to increase our customers’ satisfaction and improve our service quality.

FTL Centres for customer acquisition

We have established FTL centres headed by our senior management to oversee and provide customer services on a 24/7 basis and the implementation of rules and policies designed to protect the interests of our platform users. Users can submit inquiries and complaints through our mobile applications or call our customer service hotline. Our PRC subsidiaries are committed to addressing user inquiries and complaints in a prompt and fair manner.

Our new customers are mainly developed through our FTL centres. From time to time, our PRC subsidiaries also receive referrals from our existing customers which in our view, is a reflection of our existing customers’ satisfaction with our services.  Our primary strategy for new customer acquisition is to further establish more FTL centres. We plan to expand into new geographic regions through the opening of new FTL centres in new locations.

Our PRC subsidiaries are committed to protecting the interests of all of our TMS platform users. We have implemented rules to address common bad behavior of ecosystem participants, such as order cancelation, misrepresentation of cargo information or non-payment of shipping fees by shippers and late or poor service by truckers. We designed these rules based on our extensive industry knowledge and data insights. For example, we set rules and standards for order cancelation by truckers. Parties that violate our rules may be banned from our platform in the future.

Service engagement method

We obtain our service engagements with our customers mainly by way of referral and customary communications.

For certain manufacturing customers, our PRC subsidiaries need to undergo a tendering process to become the designated service providers for a period usually 1 year.  In a tendering process, our customers would invite us and our competitors to submit fixed price tender offers for each individual routes per trip for the tendered period. For each route, the customer evaluates the tenders received and selects the chosen logistics company for the tendered period for the specified route. Once selected, the customer will engage the selected logistics services providers for all its orders for the route tendered.  Towards the end of the contracted period, the customers will conduct another round of tendering process for logistics services providers to re-submit tenders for each of its tendered route.

In a quotation process, our PRC subsidiaries give a fixed price quote for the delivery route that a potential or existing customer is looking to fulfil. The quotation will include the details of the delivery job and the payment terms. If the price and terms for the delivery service is accepted, our PRC subsidiaries would assign our operator and dispatcher to carry out the job.

Due to our reputation and track record in the transportation industry in the PRC, we have experienced success in both tendering and quotation.

PAYMENT AND ENGAGEMENT OF TRUCKERS

For the past two fiscal years, Fuzhou JB has worked with two external transportation companies as our suppliers to support our operations. These transportation companies provided us third-party payment and administrative services including but not limited to: (1) providing the services of payment and administrative to individual truckers; (2) coordinating with truckers requests and demands; (3) settling individual truckers’ payments directly; and (4) handling matters in relation to the truckers’ withholding taxes, insurances, claims and other administrative matters.

Below are the material terms of the current cooperation agreements signed with these two suppliers:

•The term of the agreement with the supplier A is from July 28, 2024 to July 27, 2025, and the term of the agreement with the supplier B is from January 20, 2022 to January 19, 2027;

•The suppliers provide logistics services to the consignor through Fuzhou JB’s logistics TMS system (the routes and/or car sources may be specified by Fuzhou JB);

•Fuzhou JB shall be responsible for the legality of the transactions and the legitimacy of the products;

•The suppliers shall be responsible for any damages, wrong deliveries, and losses arising from its own reasons during the delivery of the goods, whereas, shall not be responsible for the quality and wrong model of the products;

•The cooperation is not exclusive; and

•If Fuzhou JB is not satisfied with the suppliers’ performance or safety measures, or the suppliers are not in compliance with relevant laws or the terms of the agreements, Fuzhou JB can suspend or terminate the agreements, and punish or make claims depending on the noncompliance or no actions of the suppliers.

After a shipment order has been completed, instead of us paying the individual truckers on the spot in cash, we would settle relevant payments with our suppliers on a daily basis. Our suppliers pay each individual trucker accordingly, and carry out reconciliation and billing record on a monthly basis.

Such arrangements can ensure our management can focus on providing smart logistics solutions and serving our customers’ need, instead of being overwhelmed by the massive number of payments with truckers and handling of their requests and enquiries each day.

Fuzhou JB continues to engage these two suppliers for the year ended December 31, 2023. They are not related parties of the Group. These two suppliers can be easily replaced by other payment and administrative services providers in the market at any time without material delay or disruptions to the Group’s business, because there are a large amount of other suppliers who could provide similar services to the Group, and the Group’s communications with truckers in respect of handling transportation orders from the Group’s customers, the vital part of the Group’s operations, do not depend on these two suppliers. Therefore, management does not believe that the Group’s business depends on either of these two suppliers.

Fuzhou JB also provided loans to these two suppliers because they were in need for financial resources. Based on Fuzhou JB’s established relationship and arm’s-length negotiations with them, Fuzhou JB provided such loans to the two suppliers at interest rates comparable to market rates.

Below are the material terms of the latest loan agreements signed with these two suppliers:

The 2021 Loan and 2022 Loan

	Supplier B	Supplier A
Agreement Date	October 1, 2022	January 1, 2021	January 1, 2022
Maximum Amount of Principal	RMB41,000,000	RMB48,000,000	RMB41,000,000
Date of making of the Loan	During the fourth quarter of the year 2022	During the year of 2021	During the year of 2022
Maturity Date	Principal and Interest shall originally be settled on or before December 31, 2023. According to a supplemental agreement, the maturity date was changed to December 31, 2024.	Principal and Interest shall be settled on or before December 31, 2023. According to a supplemental agreement, the maturity date was changed to December 31, 2024.	Principal and Interest shall be settled on or before December 31, 2023. According to a supplemental agreement, the maturity date was changed to December 31, 2024.
Interest Rate	3.70% per annum	3.85% per annum	3.70% per annum
Overdue Interest	10% per annum	10% per annum	10% per annum

The 2023 Loan

Supplier B
Date of making of the Loan	During the year 2023
Written Agreement Date	April 30, 2024
Maximum Amount of Principal	RMB27,000,000
Maturity Date	Principal and Interest shall be settled on or before December 31, 2024.
Interest Rate	4.12% per annum
Overdue Interest	10% per annum

The 2024 Loan

	Supplier A	Supplier B
Date of making of the Loan	During the year 2024	During the year 2024
Written Agreement Date	October 10, 2024	October 10, 2024
Maximum Amount of Principal	RMB14,000,000	RMB11,000,000
Maturity Date	Principal and Interest shall be settled on or before November 30, 2024.	Principal and Interest shall be settled on or before November 30, 2024.
Interest Rate	4.12% per annum	4.12% per annum
Overdue Interest	10% per annum	10% per annum

(1) 2021 and 2022 Loan

The Group had a loan arrangement with the two suppliers, providing them with a maximum borrowing amount of RMB48 million in 2021(“2021 Loan”), and an additional amount of RMB82 million in 2022(“2022 Loan”). Interest rates for the 2021 Loan and 2022 Loan were 3.85% and 3.7%, respectively. Pursuant to the loan arrangement, the principal and interest shall be settled on or before December 31, 2023.

During the year ended December 31, 2023, the Group collected RMB103,677,990 in cash for the 2021 Loan and 2022 Loan. Furthermore, the Group offset an additional of RMB16,641,669 relating to services incurred from the suppliers against their remaining loan balance. As of December 31, 2023, the principal amount under the 2021 Loan and 2022 Loan were fully repaid.

During the six months ended June 30, 2023 and 2024, the Group recognized interest income for 2021 Loan and 2022 Loan amounting of RMB 2,195,422 and RMB nil, respectively, which were included in the interest income, net in the unaudited condensed combined and consolidated financial statements. As of December 31, 2023 and June 30, 2024, the interest receivable for 2021 Loan and 2022 Loan was RMB6,252,522 and RMB2,096,901, respectively.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements,

the remaining balance for interest receivable under 2021 Loan and 2022 Loan was fully repaid.

(2) 2023 Loan

During the year ended December 31, 2023, the Group entered into a new loan arrangement with supplier B, providing a maximum borrowing amount of RMB 27,000,000 (the “2023 Loan”) at a fixed interest rate of 4.12% per annum. As of December 31, 2023 and June 30, 2024 total amount borrowed under the 2023 Loan and interest receivable were RMB27,763,385 and RMB28,319,585, respectively, of which the amount of interest receivable was approximately RMB0.8 million and RMB0.5 million, respectively.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the principal amount and interest receivable under the 2023 Loan were fully repaid.

(3) 2024 Loan

On October 10 2024, the Group entered into a loan agreement with each of the two suppliers, providing them with a maximum borrowing amount of RMB25 million (“2024 Loan”) for the entire year at a fixed interest rate of 4.12% per annum. During the six months ended June 30, 2024, the two suppliers borrowed RMB 25 million under the 2024 loan. As of June 30, 2024, total amount borrowed with the 2024 Loan and interest receivable were RMB25,107,961.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the principal amount and interest receivable under the 2024 Loan were fully repaid.

The suppliers are third-party business strategic partners who assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The purpose of the loans to the two suppliers were for their business needs.

As of October 31, 2024, excess payments for completed transportation orders to supplier A and supplier B was approximately RMB13.0 million and RMB5.0 million, respectively. As of the date of the issuance of the unaudited condensed unaudited condensed combined and consolidated financial statements, the excess payments were fully repaid.

Engagement with Supplier A and Supplier B

For the six months ended June 30, 2023, supplier A and supplier B from which the Group’s purchases of transportation services accounted for 59% and 38% of the Group’s total costs of transportation service respectively. For the six months ended June 30, 2024, supplier A and supplier B from which the Group's purchase of transportation services accounted for 76% and 20% of the Group’s total costs of services respectively.

For the year ended December 31, 2023, supplier A and supplier B from which the Group’s purchases of transportation services accounted for 65% and 31% of the Group’s total costs of transportation service respectively.

For the year ended December 31, 2022, supplier A and supplier B from which the Group's purchase of transportation services accounted for 70% and 26% of the Group’s total costs of services respectively.

As of June 30, 2024, the balance of accounts payable generated from supplier C accounted for 78% and supplier B accounted for 14% of the Group’s total balances of accounts payable. As of December 31, 2023, the balance of accounts payable generated from supplier A accounted to 85% and supplier C accounted for 12% of the Group’s total balances of accounts payable. As of December 31, 2022, the balance of accounts payable generated from supplier C accounted for 97% of the Group’s total balances of accounts payable.

Supplier A and supplier B primarily assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The transportation service fees are paid to truckers through the supplier A and supplier B’s services. Supplier C is a constructor which provided the Company with construction services.

Our management is of the view that our substantial purchase amounts with Supplier A is mainly due to the following:

(i)Supplier A was our major partner for providing payment and administrative services;

(ii)Supplier A has a track record of providing quality services to our Group of over five years; and

(iii)We have not experienced any material non-performance by Supplier A which caused disruption to our operations.

Since Supplier A is a major and reliable third-party payment and administrative services provider, as part of our commitment for truckers’ satisfaction, we plan to continue our business relationship with Supplier A as one of our major suppliers.

AWARDS AND RECOGNITIONS

	Award and recognition	Awarding body	Year of Award
1	Organization Member of Hong Kong Maritime Transport and Logistics Association* (香港海上运输及物流协会之组织成员)	Hong Kong Sea Transport & Logistics Association	2021
2	Corporate Member of Hong Kong Logistics Association	Hong Kong Logistics Association	2021
3	Director of Jiangxi Transportation and Logistics Province Association	Jiangxi Transportation and Logistics Province Association	2017
4	Executive director of Smart Logistics Professional Committee* (智慧物流专业委员会常务理事单位)	China Communications and Transportation Association	2017
5	China Urban Logistics Demonstration Park in 2017* (2017年中国城市物流示范园区)	Logistics Technology and Equipment Committee* of China Communications and Transportation Association	2017
6	National 4A Logistics Enterprise* (国家AAAA物流企业)	China Federation of Logistics & Purchasing	2018
7	Enterprise with Enterprise Credit Evaluation AAA Credit Rating	China Federation of Logistics & Purchasing	2018
8	Key trade and logistics enterprise of Jiangxi Province* (江西省重点商贸物流企业)	Department of Commerce of Jiangxi Province	2018
9	Advanced Unit of Logistics Statistics in Jiangxi Province in 2018* (2018年度江西省物流统计先进单位)	Jiangxi Logistics and Purchasing Association* (江西省物流与采购协会)	2018
10	Key logistics enterprise targeted survey unit* (重点物流企业定点调查单位)	China Federation of Logistics & Purchasing	2019
11	Leading enterprise of service industry in Jiangxi Province* (江西省服务业龙头企业)	Jiangxi Province Leading Group of Service Industry Development* (江西省服务业发展领导小组)	2019
12	Contract Abiding and Trustworthy Unit* (守合同重信用单位)	Fuzhou Municipal Bureau of Market Supervision* (抚州市市场监督管理局)	2020
13	Jiangxi Top Brand Products* (江西省名牌产品)	Jiangxi Top Brand Strategy Promotion Association* (江西省名牌战略促进会)	2020
14	“Chain leader” enterprise of trade and logistics industry chain* (商贸物流产业链“链主”型企业)	Jiangxi Federation of Logistics & Purchasing	2020
15	Vice president unit of Fuzhou Federation of Logistics & Purchasing* (抚州市物流与采购联合会副会长单位)	Fuzhou Federation of Logistics & Purchasing* (抚州市物流与采购联合会)	2021
16	Member unit of Jiangxi Digital Economics Association Smart Logistics Committee* (江西省数字经济学会智慧物流专委会委员单位)	Jiangxi Digital Economics Association Smart Logistics Committee* (江西省数字经济学会智慧物流专委会)	2021
17	Jiangxi provincial key trade and logistics park (center)* (江西省省级重点商贸物流园区（中心）)	Department of Commerce of Jiangxi Province	2021

* For identification only

SEASONALITY

Our management believes that our industry is subject to seasonality. We usually experience a slight increase in freight volume in the fourth quarter of each year as such period are peak seasons for manufacturers to ramp up operation activities and slight decrease in freight volume in the first quarter of each year as manufacturers slow down businesses on Chinese New Year holidays.

EMPLOYEES

As of the Latest Practicable Date, we had a total of 73 full-time employees. Apart from our management staff based in Hong Kong, all of our employees are based in PRC, primarily in Jiangxi and Suzhou Changshu, with the rest in other cities. The following table sets for the breakdown of our employees as of December 31, 2023 and 2022 and as of the Latest Practicable Date, by function:

Functions	As of the Latest Practicable Date	As of December 31, 2023	As of December 31, 2022

Management (Hong Kong office)	5	4	2
Management Business Development	9 9	9 10	10 12
Operator	16	17	19
Dispatcher	8	8	9
Trucker management and repair	3	4	5
Finance and general administration	23	23	24
Total	73	75	81

Apart from our management staff based in Hong Kong, our other employees may sometimes work in different locations of our Group according to our various business needs, so our employees may not be stationary in one office or location. In general, around one-third of our employees worked in our smart logistics park, while the remaining ones were distributed among our FTL centres, but the actual number of employees in each location could slightly fluctuate from time to time due to different business needs and arrangements. We conduct regular performance evaluations of our employees to provide feedback on their performance and assess their strengths. We provide training sessions tailored to the needs of our employees in different functions. Topics covered by such training sessions and internal guidelines include our corporate culture, internal rules and policies, road safety for truckers, work safety at our smart logistics park and emergency handling.

COMPETITION

Based on our management’s industry knowledge and experience, we believe that the business to business contract logistics industry in China is highly competitive and extremely fragmented, with our competitors consisting of tens of thousands of regional and national small to mid-sized logistics companies and truckers, particularly those focusing in the paper, steel, coal and food industries. Due to the highly fragmented nature of the contract logistics industry, we consider a few private companies as our main competitors.

Entry barriers in the contract logistics industry include high investment costs associated with entering the industry, having an established transportation network, industry reputation and know-how. We believe our relatively long operating history, well established relationship with market leaders in our focused market sectors, our national geographical reach and reputation within the industry provides us with competitive advantages over others. However, as we look to expand our service offerings and client base, we may face new competitors.

RESEARCH AND DEVELOPMENT

We engaged third-party software companies to develop our proprietary digitized system, Transportation Management System (TMS), from 2017 to 2019. TMS stores typical logistics data we gathered throughout our years of operation, such as truck load information, driving patterns, route choices, typical traffic conditions and patterns in various locations, time and cost of transportations for our use and analysis. We own such software system through Jiangxi JB with all rights since its development, and have been using it in our course of operation. During the three years ended December 31, 2023 and up to the date of this prospectus, we did not engage in any material research and development activities.

In the future, we believe that technological development and automation will be of increasing importance to the contract logistics industry. For instance, the developments of big data infrastructure, blockchain and internet-of-things technologies are widely believed to revolutionize the logistics industry be reducing costs and increasing efficiency. Hence we intend to further develop and deploy software and systems that can better serve our customers when necessary and appropriate, which we believe to be crucial in retaining and expanding our business with existing customers and attracting new ones. We also believe that with the expansion or opening of our smart logistics park and FTL centres in the future, we will need to develop systems and technologies to better manage the operations and coordination between our various places of operation. Therefore, we also expect to engage in research and development in this respect in the future to maintain satisfactory management efficiency.

INTELLECTUAL PROPERTY

As of the date of this prospectus, our major intellectual property rights includes 35 patents registered in the PRC, 4 trademarks registered in the PRC, 4 copyrights registered in the PRC and 1 domain name registered in the PRC. We currently do not hold any issued patents or registered trademarks or copy rights outside of the PRC.

Our patents include inventions such as smart trolley and smart shelf space, as well as utilities such as loading and unloading gears and various storage container systems. As of the date of this prospectus, our copyrights mainly relate to our TMS system. We engaged a third party software company for the development of our TMS system in 2017, and engaged another software company for upgrading the same in 2019. Jiangxi JB, one of SLG Cayman’s subsidiaries, owns the TMS system. For the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we did not have material spending on the development of our TMS system nor other research and development related items.

We are not aware of any material infringement by us of any intellectual property rights owned by third parties, or by any third parties of any intellectual property rights owned by us. Despite our efforts to carefully limit access to information on different ports of our TMS APP, third parties may obtain and misappropriate our intellectual property without authorization. Such unauthorized use of our intellectual property by third parties and the expenses incurred in protecting our intellectual property rights may adversely affect our business and results of operations. See “Risk Factors—Risks Relating to Our Business and Industry—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.”

INSURANCE

We maintain logistics liability insurance, third party insurance for our smart logistics park, employer’s liability insurance and drivers liability insurance for our in-house truckers. Although we maintain logistics liability insurance, in most cases, the shippers have purchased their own insurances and truckers are covered by their own drivers liability insurance and therefore rarely rely on the insurance purchased by us.  For the year ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we had not been subject to any claim against us that was not covered by insurance and that are material to our business, result of operations and financial conditions. We believe that our insurance coverage is sufficient to cover the risks involved in our business.

Pursuant to PRC regulations, our PRC subsidiaries provide social insurance including pension insurance, unemployment insurance, work-related injury insurance for our employees based in China. We do not maintain business interruption insurance or key-man insurance. We believe that our insurance coverage is in line with the industry standards and adequate to cover our key assets, facilities and potential liabilities.

LEGAL PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising from the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

RISK MANAGEMENT AND INTERNAL CONTROL

We strive to comply with applicable rules, laws, regulations and industry standards on workplace safety and environmental matters. Our management would, if necessary, adjust our internal policies to accommodate material changes to relevant safety, data security, IP and environmental laws and regulations.

Workplace safety

We provide safety training tailored to our human resource management policies, and the needs of our employees in different departments. We, including our PRC subsidiaries from time to time organize safety training session for our employees covering aspects of our business operations and compliance issues, such as behaviour protocols inside our smart logistics parks, safety handbook when operating our truck maintenance depot, safety handbook in construction sites and road safety.

Through these training sessions, we strive to ensure that our employee’s knowledge level of our internal policies remain up-to-date, and to enable them to better protect themselves while complying with applicable laws and regulations in the course of business. We also post safety signages and warning signals in potentially dangerous spots inside our work premises.

Data Privacy and Personal Information protection

Our Group respects legal rights of privacy when collecting, storing, using and transmitting personal data. It is our policy to comply with the requirements of data privacy laws in PRC and all its related codes of practice. In doing so, we will ensure compliance by our staff to the strictest standards of security and confidentiality.

We limit the access, collection and use of data to the specific information that we need to operate our business, provide our services.

We take practical steps to keep personal data confidential. We limit data accessing right strictly to our staff who is necessary required to use such personal data. We transfer/assign such data to outside parties only under necessary situations including:

•any agent, contractor or third-party service provider who provides administrative, telecommunications, computer and other services with respect to the operation of its business; and

•any person to whom we are under an obligation to make disclosure under the requirements of any law binding on us or for the purposes of any guidelines or codes of practice issued by regulatory or other authorities with which we are expected to comply.

Intellectual Property protection

We protect our intellectual property rights, including trademarks, patents, copyrights and domain names, strictly in accordance with the relevant laws and regulations, and we regularly improve and update our intellectual property management system in line with business development.

Proprietary know-how are sometimes not patentable. We strive to control and limit the users to safeguard our interests in this respect. We have entered into employment agreements with confidentiality terms, with our employees, requiring them to strictly comply with our confidentiality requirements. Such confidentiality agreements, or confidentiality provisions in the employment agreements with our employees, generally contain no definite termination date, and such confidentiality obligations generally survive the termination of the employment relationship.

ESG

Under our ESG policy, we aim to promote “Green Logistics”. Green Logistics refers to the use of environmentally friendly practices and technologies in our PRC line haul business.

Instead of adding to our costs, our Jiabin Green Logistics policies are designed to provide a range of benefits to us when implemented, from cost savings and improved operational efficiency to enhanced environment KPI performance and increased competitiveness. We have designed our Jiabin Green Logistics to cover the following major areas:

By using data analytics, we believe our logistics solutions and optimised logistics route planning can change the landscape of traditional logistics. It can help the road transport industry and reduce carbon emission of fossil fuel by avoiding empty trip, prolonged waiting in vehicle and insufficient loading per trip.

Further, by using mobile applications and cloud storage, we achieved a reduction of the use of paper in road freight transportation process communication. It also helps to save the costs of keeping physical copies of paper transaction orders and invoices records.

Looking into future, we intend to advance our ESG attempts by way of supporting the use of electric vehicles.

In line with government policies such as the exemption of certain taxes related to the purchase of new energy vehicles, and the nationwide construction of charging facilities for new energy trucks, we intend to provide new energy trucks leasing and financing agency services for truckers to adapt and transform into operating new energy trucks. In addition, we will build battery charging and battery swapping facilities in our future smart logistics parks, inter-linking our future smart logistics parks by having new energy trucks travelling in-between them.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Hue Kwok Chiu	58	Chief Executive Officer and Chairman of the Board
Lo Tai On	58	Chief Financial Officer and Director
Law Kwun Ting	50	Chief Operating Officer of Jiabin HK
Wong Fu Lam “Derek”	59	Chief Technology Officer of Jiabin HK
Hung Kam Wing “Timmy”	58	Independent Director Nominee*
Ng Man Li	58	Independent Director Nominee*
Chung Wai Man	60	Independent Director Nominee*

*

Each of Messrs. Hung Kam Wing “Timmy”, Ng Man Li and Chung Wai Man has accepted our appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Below is a summary of the business experiences of each our executive officers and directors:

Hue Kwok Chiu (許國釗), the founder of our Company, has served as the Company’s director since October 2020 and the Company’s Chief Executive Officer since October 2024. Mr. Hue received his Bachelor’s degree in social science from the University of Hong Kong in 1989. Mr. Hue has over 25 years of experience in business management. He founded our business in July 2017 and has been managing our business since then. Since June 2023, Mr. Hue has been the chief executive officer of Jiabin HK, our wholly-owned subsidiary and predecessor prior to the Reorganization. Until Mr. Lo’s appointment as the chief financial officer of Jiabin HK in January 2024, Mr. Hue also served as the Acting Chief Financial Officer of Jiabin HK. Since December 2013, Mr. Hue has served as the chairman of the board of directors of e Lighting Group Holdings Limited (Stock Code: 8222), a company listed on GEM of the Hong Kong Stock Exchange, and is engaged in the sale of lighting products and designer furniture. He is also a director of a number of private companies. Mr. Hue received his Bachelor’s degree in social science from the University of Hong Kong in 1989. We believe that Mr. Hue is qualified to serve as a member of our board of directors based on his profound understanding of manufacturing and logistics industry in the PRC.

Lo Tai On (勞大安) has served as the Company’s Chief Financial Officer since January 2024 and the Company’s director since October 2024. Since January 2024, Mr. Lo served as the chief financial officer of Jiabin HK, our wholly-owned subsidiary and predecessor prior to the Reorganization. Mr. Lo is a fellow member of the Institute of Chartered Accountants in England and Wales and an associate member of the Hong Kong Institute of Certified Public Accountant. Mr. Lo was the director of corporate of finance of Macau Legend Development Ltd from January 2022 to June 2023. From May 2019 to January 2022, he was the vice president of finance of Tak Chun Group. From June 2015 to April 2019, he was the director of finance of Early Light Industrial Co., Ltd. Mr. Lo received his Bachelor’s degree in social science from the University of Hong Kong in 1989 and his MBA from the University of Manchester in 2004. Mr. Lo also has extensive experience in financial planning, financial reporting and internal controls.

Hung Kam Wing “Timmy” (洪錦榮) will begin serving as our independent Director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part and will be the chairman of the Compensation Committee. Mr. Hung is a fellow member of the Institute of Chartered Accountants in England and Wales and an associate member of the Hong Kong Institute of Certified Public Accountants. Since August 2021, Mr. Hung has been working as Group Financial Controller and Company Secretary of Kin Yat Holdings Limited, an industrial corporation listed on the Main Board of the Stock Exchange of Hong Kong Limited (HKEX: 0638). From April 2021 to April 2018, Mr. Huang was the director of securities operations of One Platform Securities limited, a wholly-owned subsidiary of Convoy Global Holdings Limited, which is listed on the Main Board of the Stock Exchange of Hong Kong Limited (HKEX: 1019). He obtained his Master of Science in Finance from the National University of Ireland in 2002 and his bachelor degree of social sciences from the University of Hong Kong in 1989. He has extensive experiences in finance, auditing, accounting, risk and corporate management, and company secretarial areas, among others.

Ng Man Li (吳文理) will begin serving as our independent Director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part and will be the chairman of the Audit Committee. Mr. Ng is an associate member of the Association of Chartered Certified Accountants in the United Kingdom, and a practising member of the Hong Kong Institute of Certified Public Accountants. Since January 2011, Mr. Ng has served as a Partner of Lo and Kwong C.P.A. Company Limited. Mr. Ng was an independent non-executive director of Golden Faith Group Holdings Limited (HKEX: 2863) from April 2021 to October 2023.  He was also an independent non-executive director of Super Strong Holdings Limited (HKEX: 8262) from April 2020 to October 2023 and was re-designated to an Executive Director from November 2023 to April 2024. Mr. Ng received his Bachelor’s degree in social science from the University of Hong Kong. Mr. Ng has extensive experience in auditing, accounting and taxation work.

Chung Wai Man (鍾偉文) will begin serving as our independent Director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part and will be the chairman of the Nomination Committee. Mr. Chung has been an associate member of the Hong Kong Institute of Certified Public Accountants since April 1995 and a fellow of The Association of Chartered Certified Accountants in the United Kingdom since November 1999. Mr. Chung has served as an independent non-executive director of Net Pacific Financial Holdings Limited (listed on the Singapore Exchange Limited (stock code: 5QY)) since June 2018, E Lighting Group Holdings Limited (listed on the Hong Kong Stock Exchange (stock code: 8222)) since September 2014, Shandong Fengxiang Co., Ltd (listed on the Hong Kong Stock Exchange (stock code: 9977)) since August 2019, Shanghai MicroPort MedBot (Group) Co., Ltd. (listed on the Hong Kong Stock Exchange (stock code: 2252)) since July 2024 and Zhongmiao Holdings (Qingdao) Co., Ltd. (listed on the Hong Kong Stock Exchange (stock code: 1471)) since August 2024. Mr. Chung obtained a Master Degree of Arts in International Business Management from the City University of Hong Kong in November 1998 and a bachelor degree of social sciences from the University of Hong Kong in 1989.

Key Jiabin HK Executives

Law Kwun Ting (羅冠廷) has served as the chief operating officer of Jiabin HK, our wholly-owned subsidiary and predecessor prior to the Reorganization, since May 2018.  Mr. Law has over 20 years of experience in business management. Mr. Law received his Bachelor of Arts degree from the University of Hong Kong in 1996.

Wong Fu Lam “Derek” (黃富林) has served as chief technology officer of Jiabin HK, our wholly-owned subsidiary and predecessor prior to the Reorganization, since May 2020. Mr. Wong co-founded Assetonchain Technology Limited, a fintech company utilizing blockchain technology in October 2017 and worked there until December 2021. Mr. Wong has over 20 years of experience in technology development and operation. Mr. Wong received his Bachelor’s degree in electronic engineering and his Master of Business Administration from City University of Hong Kong in 1988 and 2000, respectively.

Employment Agreements and Director Agreements

We entered into employment agreements with each of our executive officers, Mr. Hue and Mr. Lo, pursuant to which such individuals will serve as our executive officers for a period of 2 years. We may terminate the employment for cause at any time for certain acts, such as conviction of any criminal offence (other than a criminal conviction which in the opinion of the Board does not affect his position in the Company). We may also terminate the employment without cause at any time upon 3 months’ advance written notice. Each executive officer may resign at any time upon 3 months’ advance written notice.

Each executive officer will hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer will also agree to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

Our employment agreement with Mr. Hue Kwok Chiu, our Chief Executive Officer and Chairman, has a term of two years from October 4, 2024, and provides for an annual salary of HK$960,000 (inclusive of any sum payable to Mr. Hue as salary and/or as housing allowance from any company in the Company) payable by 12 monthly instalments of HK$80,000 (or a pro rata amount for an incomplete month).

Our employment agreement with Mr. Lo Tai On, our CFO, has a term of two years from January 15, 2024, and provides for an annual salary of HK$600,000 (inclusive of any sum payable to Mr. Lo as salary and/or as housing allowance from any company in the Group) payable by 12 monthly instalments of HK$50,000 (or a pro rata amount for an incomplete month).

Jiabin HK’s employment agreement with Mr. Law Kwun Ting, the chief operating officer of Jiabin HK, effective in May 2018, provides for an indefinite term until the employment contract is terminated by either party. It provides for a base monthly salary of HK$30,000, which represents an annual salary of HK$360,000.

Jiabin HK’s employment agreement with Mr. Wong Fu Lam “Derek”, the chief operating officer of Jiabin HK, effective in May 2020, provides for an indefinite term until the employment contract is terminated by either party. It provides for a base monthly salary of HK$20,000, which represents an annual salary of HK$240,000.

We also intend to enter into director agreements with each of our directors.

Composition of our Board of Directors

Our board of directors currently consists of two directors and will consist of five directors upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. The Corporate Governance Rules of the NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors has determined that each Hung Kam Wing “Timmy”, Ng Man Li, and Chung Wai Man is an “independent director” as defined under the Nasdaq rules. Our board of directors is composed of a majority of independent directors.

Committees of the Board of Directors

Prior to completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our Board of Directors. We intend to adopt a charter for each of the three committees prior to completion of this offering. Each committee’s functions are described below.

Audit Committee

Our audit committee will consist of our three independent directors, and will be chaired by Ng Man Li. We have determined that satisfy the requirements of Section 303A of the Corporate Governance Rules/ Rule 5605(c)(2) of the Listing Rules of the NASDAQ and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee is responsible for, among other things:

●

reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

●

approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●

discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

●	establishing and overseeing procedures for the handling of complaints and whistleblowing; and

●	meeting separately and periodically with management and the independent registered public accounting firm.

Compensation Committee

Our compensation committee will consist of our three independent directors and will be chaired by Hung Kam Wing “Timmy”. We have determined that satisfy the “independence” requirements of Rule5605(c)(2) of the Listing Rules of the NASDAQ. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	overseeing the development and implementation of compensation programs in consultation with our management;

●	at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

●	at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive directors;

●	at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

●	reviewing executive officer and director indemnification and insurance matters; and

●	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of our three independent directors, and will be chaired by Chung Wai Man. We have determined that satisfy the “independence” requirements of Rule5605(c)(2) of the Listing Rules of the NASDAQ. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●

reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experiences, expertise, diversity and availability of service to us;

●

developing and recommending to our board such policies and procedures with respect to nomination or appointment of members of our board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or NASDAQ rules, or otherwise considered desirable and appropriate;

●

selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

●	evaluating the performance and effectiveness of the board as a whole.

Code of Business Conduct and Ethics

In connection with this offering, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available on our website.

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable NASDAQ rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Foreign Private Issuer Exemption

SLG Cayman is a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●

Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●

Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●

Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●

Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as our company, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because SLG Cayman is a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Upon the completion of this offering, SLG Cayman will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market, because our founder and chief executive officer, Mr. Hue Kwok Chiu, will beneficially own approximately 97.6% of our then-issued and outstanding Shares and will be able to exercise approximately 97.6% of the total voting power of our issued and outstanding Shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Shares. We may also be eligible to utilize the controlled Company exemptions under the Nasdaq corporate governance rules if more than 50% of our voting power is held by an individual, a group or another Company.

Compensation of Directors and Executive Officers

For the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we paid an aggregate of approximately RMB0.6 million, RMB1.3 million (US$0.2 million) and RMB1.1 million (US$0.2 million), respectively, in cash and benefits to our executive officers. We do not have a share incentive program to provide for grants of awards to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have no service contracts with any of our directors providing for benefits upon termination of employment.

Equity Incentive Plan

We have not granted any equity awards to our directors or executive officers during the fiscal year ended December 31, 2023 and the six months ended June 30, 2024.

We approved the Smart Logistics Global Limited 2024 Incentive Securities Plan, which we refer to as the Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business.

The maximum aggregate number of Shares that may be issued under the Plan is 8,200,000, which is equal to twenty percent (20%) of the total outstanding Shares on a fully diluted basis as of the completion of this offering. As of the date of this prospectus, no awards have been granted under the Plan.

The following paragraphs summarize the principal terms of the Plan.

Types of Awards. The Plan permits the award of non-qualified stock options, incentive stock options, restricted stock, unrestricted stock and any combination of the foregoing.

Plan Administration. The Plan will be administered by the Compensation Committee.

Eligibility. We may grant awards to employees, directors and/or consultants determined by the Compensation Committee to be eligible for participation in the Plan in accordance with its terms.

Vesting Schedule. In general, the Compensation Committee determines the vesting schedule, which is specified in the relevant award agreements.

Exercise of Awards. In general, the Compensation Committee determines the exercise or purchase price, as applicable, for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the Compensation Committee determines at the time of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the plan or the relevant award agreement or otherwise determined by the Compensation Committee, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the Plan. The Plan will terminate on the 10 year anniversary of its adoption by the Board.

Incentive Compensation

We do not maintain any cash incentive or bonus programs and did not maintain any such programs during the year ended December 31, 2023 and the six months ended June 30, 2024.

Director and Executive Officer Compensation Table

The following table sets forth information regarding the compensation paid to our directors and our executive officers during the year ended December 31, 2022.

Name	Fees Earned in Cash (RMB)	Fees Earned in Cash (USD)	All Other Compensation (RMB)	All Other Compensation (USD)	Total (RMB)	Total (USD)
Hue Kwok Chiu (1)	-	-	-	-	-	-
Lo Tai On(2)	-	-	-	-	-	-
Law Kwun Ting	408,947	59,292	15,432	2,237	424,379	61,529
Wong Fu Lam “Derek”	205,759	29,832	10,288	1,492	216,047	31,324

(1) Hue Kwok Chiu was not employed by the Company for the year ended December 31, 2022.

(2) Lo Tai On was not employed by the Company for the year ended December 31, 2022.

The following table sets forth information regarding the compensation paid to our directors and our executive officers during the year ended December 31, 2023.

Name	Fees Earned in Cash (RMB)	Fees Earned in Cash (USD)	All Other Compensation (RMB)	All Other Compensation (USD)	Total (RMB)	Total (USD)
Hue Kwok Chiu (1)	509,000(2)	71,691	-	-	509,000	71,691
Lo Tai On(3)	-	-	-	-	-	-
Law Kwun Ting	529,831	76,818	15,432	2,237	545,263	79,056
Wong Fu Lam “Derek”	205,759	29,832	10,288	1,492	216,047	31,324

(1)Pursuant to an employment agreement dated June 1, 2023, by and between Hue Kwok Chiu and Jiabin HK, Mr. Hue was appointed the chief executive officer of the Jiabin HK for a monthly salary of HK$80,000, effective on June 1, 2023 and until termination by either parties. Prior to June 1, 2023, Mr. Hue served as a director of the Company and did not receive any compensation from us during the years ended December 31, 2021 and 2022, and from January 1, 2023 and up to June 1, 2023.

(2)Included in the account of "Accrued expenses and other current liabilities.

(3)Lo Tai On was not employed by the Company for the year ended December 31, 2023.

The following table sets forth information regarding the compensation paid to our directors and our executive officers during the six months ended June 30, 2024.

Name	Fees Earned in Cash (RMB)	Fees Earned in Cash (USD)	All Other Compensation (RMB)	All Other Compensation (USD)	Total (RMB)	Total (USD)
Hue Kwok Chiu	446,387	61,425	-	-	446,387	61,425
Lo Tai On	252,412	34,733	5,580	768	257,992	35,501
Law Kwun Ting	278,992	38,390	8,370	1,152	287,362	39,542
Wong Fu Lam “Derek”	106,017	14,588	5,580	768	111,597	15,356

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering (2)
Name of Beneficial Owners(1)	Number	%	Number	%
Directors and Executive Officers:
Hue Kwok Chiu(3)	40,000,000	100	40,000,000	97.6
Lo Tai On	-	-	-	-
Law Kwun Ting	-	-	-	-
Wong Fu Lam “Derek”	-	-	-	-
Hung Kam Wing “Timmy”	-	-	-	-
Ng Man Li	-	-	-	-
Chung Wai Man	-	-	-	-
All directors and executive officers as a group (7 persons)	40,000,000	100	40,000,000	97.6
5% shareholders:
ASL Ventures Limited(3)	40,000,000	100	40,000,000	97.6

(1)

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Smart Logistics Global Limited, Unit 702, Level 7, Core B, Cyberport 3, 100 Cyberport Road, Pokfulam, Hong Kong.

(2)

Applicable percentage of ownership is based on 41,000,000 Shares outstanding immediately after the offering, assuming that Mr. Hue does not purchase any shares in this offering and that the underwriters do not exercise its option to purchase additional Shares.

(3)

Hue Kwok Chiu, our Chief Executive Officer and Chairman, controls ASL Ventures Limited, a BVI business company incorporated under the laws of the British Virgin Islands. As such, Hue Kwok Chiu is deemed to beneficially own 40,000,000 Shares held through ASL Ventures Limited. The address for ASL Ventures Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Except for the compensation and other arrangements described in “Executive and Director Compensation” elsewhere, our related party balances as of December 31, 2022 and 2023 and June 30, 2024 and transactions since June 30, 2024 are identified as follows:

Shareholder borrowing

On each of August 1, August 25, August 29 and September 1, 2023, Mr. Hue Kwok Chiu, our Chief Executive Officer and Chairman of the board of directors, borrowed RMB30.0 million from Fuzhou JB, our wholly owned subsidiary, for his personal use. The entire aggregate amount of RMB120.0 million of such loans were secured by the balance due by Jiabin HK to Mr. Hue Kwok Chiu from time to time disclosed below, all of which bear interests at a simple rate of 3.55% per annum, and are originally repayable on December 31, 2023.

On December 14, 2023, Fuzhou JB, Mr. Hue Kwok Chiu and Jiabin HK entered into a supplemental agreement pursuant to which it is agreed that, among other things, Mr. Hue Kwok Chiu’s loans due to Fuzhou JB in the aggregate amount of RMB120.0 million, with interests at a simple rate of 3.55% per annum, will become repayable before December 30, 2024 or be settled with the Group’s amounts due to Mr. Hue Kwok Chiu as disclosed below by means of a debt assignment agreement between Fuzhou JB and Jiabin HK. Between September and November 2023, Fuzhou JB also advanced to Mr. Hue Kwok Chiu a total of approximately RMB14.3 million, all of which was repaid to Fuzhou JB before December 5, 2023.

Due to shareholder

The balance due to the controlling shareholder represented amounts due to our Chief Executive Officer and Chairman of the board of directors, Mr. Hue Kwok Chiu, for working capital purposes and our ordinary course of business. These payables were unsecured, non-interest bearing, and due on demand.

During the year ended December 31, 2021, we borrowed an aggregate of approximately RMB6.5 million from Mr. Hue Kwok Chiu to fund our daily operations. We made repayments to Mr. Hue Kwok Chiu in the amount of approximately RMB5.2 million. As a result of these transactions, as well as an adjustment for exchange rate fluctuation of approximately RMB1.7 million, the balance due to Mr. Hue Kwok Chiu was approximately RMB52.6 million as of December 31, 2021.

During the year ended December 31, 2022, we borrowed an aggregate of approximately RMB53.9 million from Mr. Hue Kwok Chiu to fund our daily operation. We made repayments to Mr. Hue Kwok Chiu approximately RMB4.7 million. As a result of these transactions, as well as an adjustment for exchange rate fluctuation of approximately RMB5.0 million, the balance due to Mr. Hue Kwok Chiu was approximately RMB106.8 million as of December 31, 2022.

During the year ended December 31, 2023, we borrowed an aggregate amount of approximately RMB10.7 million from Mr. Hue Kwok Chiu, which was used as working capital and to fund our daily operation. We made repayments to Mr. Hue Kwok Chiu in the amount of approximately RMB1.2 million. As a result of these transactions, as well as an adjustment for exchange rate fluctuation of approximately RMB6.1 million, the balance due to Mr. Hue Kwok Chiu was approximately RMB128.3 million as of December 31, 2023.

During the period from January to May of 2024, Jiabin HK borrowed an aggregate amount of approximately RMB4.3 million (US$ 0.6 million) from the shareholder, made repayments to the shareholder in the amount of approximately RMB1.2 million (US$0.17 million) and made an adjustment for exchange rate fluctuation of approximately RMB2.9 million (US$0.41 million).  The balance due to Mr. Hue Kwok Chiu by Jiabin HK as of May 31, 2024 before entering into a tripartite deed (the “Deed”, see below) was RMB134 million (US$18.87 million).

As of June 30, 2024, after the transactions according to the Deed (see below), the balance of due to Mr. Hue, Kowk Chiu was reduced to RMB11 million (US$1.5 Million).

During the period subsequent to June 30, 2024, Jiabin HK borrowed from and also made repayments to Mr. Hue, Kwok Chiu was approximately RMB 6 million and RMB 16.7 million respectively. As of October 31, 2024, the balance due to Mr. Hue Kwok Chiu was approximately RMB 0.4 million.

Settlement to shareholder loan/borrowing

Fuzhou JB, Jiabin HK and Mr. Hue entered into a tripartite deed (the “Deed”) on May 31, 2024. Pursuant to the Deed, among other things, (i) Jiabin HK agrees to assume and repay any and all of liabilities of Mr. Hue under Debt Agreements, pursuant to which Fuzhou JB extended a loan facility in the aggregate amount of RMB120 million to Mr. Hue, and as of the date of the Deed, such loan facility and all accrued interest thereunder amounted to RMB3.27 million in aggregate; and (ii) Fuzhou JB agrees to seek repayments of all liabilities under the Debt Agreements (including, without limitation, all interests accrued and payable under the Debt Agreements) from Jiabin HK and not to seek repayment of any such liability under the Debt Agreements from Mr. Hue. Each of Fuzhou JB, Jiabin HK and Mr. Hue acknowledges and agrees to the transactions referred to under the Deed. For the avoidance of doubt, each of Fuzhou JB, Jiabin HK and Mr. Hue acknowledges and agrees under the Deed that after completion of such transactions under the Deed, Mr. Hue shall be deemed to have discharged his liabilities under the Debt Agreements in its entirety. Therefore, the Company considered that it complies with Section 13(k) of the Securities Exchange Act of 1934.

Dividend declared

On October 17 and November 11, 2024, (i) Fuzhou Jiabin declared a dividend of RMB31,593,400 and RMB21,053,000 to its immediate holding company, Jiangxi Jiabin , respectively; (ii) then Jiangxi Jiabin declared a dividend of RMB28,434,060 and RMB18,947,700 to its offshore holding company in Hong Kong, Jiabin HK, respectively. The dividends declared to Jiabin HK are subject to a 5% withholding tax amounting to RMB1,421,703 and RMB947,385, respectively, in accordance with the PRC-Hong Kong Double Tax Treaty. The net amounts received by Jiabin HK will be RMB27,012,357 and RMB18,000,315, respectively, after the tax deduction ; and (iii) Jiabin HK then declared a dividend distribution of RMB27,012,357 (HKD29,483,035) and RMB18,000,315 (HKD19,445,085), respectively, to its ultimate wholly-owned shareholder, Mr. Hue Kwok Chiu through Amelia, SLG Cayman and ASL Venture Limited. As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the total dividend amount paid to Mr. Hue Kwok Chiu was RMB44,940,223 (HKD48,864,483).

There is no withholding tax applied on the dividend distribution from the Hong Kong holding company to its oversea holding companies and individual shareholder in accordance with the relevant tax regulations of Hong Kong, BVI and Cayman Islands.

Policy Concerning Related Party Transactions

We approved the adoption of its related party transaction policy, or the “SLG Related Party Transaction Policy”, which sets forth, among others, the definition of a related party transaction and its review process which requires the submission of transaction details, including name of the related party, transaction value, timing of the transaction and nature of the transaction. All transactions determined to be a related party transaction under the SLG Related Party Transaction Policy by the Company’s counsel are submitted to the Audit Committee for review. The Audit Committee will review the related party transaction in its entirety with specific consideration to the independent nature between the related party and the transaction execution process, and that the execution of the transaction is in the best interest of the Company. If a related Company to fill out the numbers for the six months ended June 30, 2024 party transaction is a continuing transaction, the Audit Committee, at a minimum, will review the transaction on an annual basis.

DESCRIPTION OF SHARE CAPITAL

SLG Cayman is a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act and the common law of the Cayman Islands.

As provided in our post-offering amended and restated memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

On September 24, 2024, we adopted amended and restated memorandum and articles of association to authorize the issuance of up to 156,000,000,000 Shares of par value HK$0.0001 per share.

As of the date immediately prior to this offering, 40,000,000 Shares of par value HK$0.0001 were issued, fully paid and outstanding and no preference shares were in issue. Upon completion of this offering, we will have 41,000,000 Shares issued and outstanding, assuming the underwriter does not elect to exercise their option to purchase additional Shares from us and no preference shares will be in issue.

The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Cayman Islands laws insofar as they relate to material terms of our Shares that we expect will become effective upon the closing of this offering.

Assuming that we obtain the requisite shareholder approval, we will adopt our amended and restated memorandum and articles of association which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of certain material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.  We may not issue shares to bearer.

Dividends

Subject to the Companies Act and our post-offering amended and restated articles of association, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors.

Except in so far as the rights attaching to, or the terms of issue of, any share may otherwise provide:

1.all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, although no amount paid up on a share in advance of calls shall for this purpose be treated as paid up on the share;

2.all dividends shall be apportioned and paid pro rata in accordance with the amount paid up on the shares during any portion(s) of the period in respect of which the dividend is paid; and

3.our board of directors may deduct from any dividend or other monies payable to any member all sums of money (if any) presently payable by him to our Company on account of calls, instalments or otherwise.

Where our board of directors or our Company in general meeting has resolved that a dividend should be paid or declared, our board of directors may resolve:

(aa)that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the members entitled to such dividend will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment; or

(bb)that the members entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit.

Upon the recommendation of our board of directors, our Company may by ordinary resolution in respect of any one particular dividend of our Company determine that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to members to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, bonus or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and shall be sent at the holder's or joint holders' risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to our Company.  Any one of two or more joint holders may give effectual receipts for any dividends or other monies payable or property distributable in respect of the shares held by such joint holders.

Whenever our board of directors or our Company in general meeting has resolved that a dividend be paid or declared, our board of directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

Our board of directors may, if it thinks fit, receive from any member willing to advance the same, and either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced may pay interest at such rate (if any) not exceeding 20% per annum, as our board of directors may decide, but a payment in advance of a call shall not entitle the member to receive any dividend or to exercise any other rights or privileges as a member in respect of the share or the due portion of the shares upon which payment has been advanced by such member before it is called up.

All dividends, bonuses or other distributions unclaimed for one year after having been declared may be invested or otherwise used by our board of directors for the benefit of our Company until claimed and our Company shall not be constituted a trustee in respect thereof.  All dividends, bonuses or other distributions unclaimed for six years after having been declared may be forfeited by our board of directors and, upon such forfeiture, shall revert to our Company.

No dividend or other monies payable by our Company on or in respect of any share shall bear interest against our Company.

Our Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants remain uncashed on two consecutive occasions or after the first occasion on which such a cheque or warrant is returned undelivered.

Voting Rights

Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting: (a) on a poll every member present in person or by proxy or, in the case of a member being a corporation, by our duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his name in the register of members of our Company but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for this purpose as paid up on the share; and (b) on a show of hands every member who is present in person (or, in the case of a member being a corporation, by our duly authorized representative) or by proxy shall have one vote. Where more than one proxy is appointed by a member which is a Clearing House (as defined in the post-offering amended and restated articles of association) (or its nominee(s)) or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.  On a poll, a member entitled to more than one vote need not use all his votes or cast all the votes he does use in the same way.

Transfer of Ordinary Shares

Subject to the Companies Act and our post-offering amended and restated articles of association, all transfers of shares shall be effected by an instrument of transfer in the usual or common form or in such other form as our board of directors may approve and may be under hand or, if the transferor or transferee is a Clearing House (as defined in the post-offering amended and restated articles of association) (or its nominee(s)) or a central depository house (or its nominee(s)), under hand or by machine imprinted signature, or by such other manner of execution as our board of directors may approve from time to time.

Execution of the instrument of transfer shall be by or on behalf of the transferor and the transferee, provided that our board of directors may dispense with the execution of the instrument of transfer by the transferor or transferee or accept mechanically executed transfers.  The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share.

Our board of directors may, in our absolute discretion, at any time and from time to time remove any share on the principal register to any branch register or any share on any branch register to the principal register or any other branch register.  Unless our board of directors otherwise agrees, no shares on the principal register shall be removed to any branch register nor shall shares on any branch register be removed to the principal register or any other branch register.  All removals and other documents of title shall be lodged for registration and registered, in the case of shares on any branch register, at the registered office and, in the case of shares on the principal register, at the place at which the principal register is located.

Our board of directors may, in our absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien.  It may also decline to register a transfer of any share issued under any share option scheme upon which a restriction on transfer subsists or a transfer of any share to more than four joint holders.

Our board of directors may decline to recognize any instrument of transfer unless a certain fee, up to such maximum sum as Nasdaq may determine to be payable, is paid to our Company, the instrument of transfer is properly stamped (if applicable), is in respect of only one class of share and is lodged at our registered office or the place at which the principal register is located accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require is provided to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do).

The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of Nasdaq, be suspended at such times and for such periods (not exceeding in the whole thirty days in any year) as our board of directors may determine.

Fully paid shares shall be free from any restriction on transfer (except when permitted by Nasdaq) and shall also be free from all liens.

Procedures on liquidation

A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution of our shareholders.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(i)if our Company is wound up, the surplus assets remaining after payment to all creditors shall be divided among the members in proportion to the capital paid up on the shares held by them respectively; and

(ii)if our Company is wound up and the surplus assets available for distribution among the members are insufficient to repay the whole of the paid-up capital, such assets shall be distributed, subject to the rights of any shares which may be issued on special terms and conditions, so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up on the shares held by them, respectively.

If our Company is wound up (whether the liquidation is voluntary or compelled by the court), the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be so divided and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator thinks fit, but so that no member shall be compelled to accept any shares or other property upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to our post-offering amended and restated articles of association and to the terms of allotment, our board of directors may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment of such shares made payable at fixed times.  A call may be made payable either in one sum or by instalments.  If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment thereof, the person or persons from whom the sum is due shall pay interest on the same at such rate not exceeding 20% per annum as our board of directors shall fix from the day appointed for payment to the time of actual payment, but our board of directors may waive payment of such interest wholly or in part.  Our board of directors may, if it thinks fit, receive from any member willing to advance the same, either in money or money's worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced our Company may pay interest at such rate (if any) not exceeding 20% per annum as our board of directors may decide.

If a member fails to pay any call or instalment of a call on the day appointed for payment, our board of directors may, for so long as any part of the call or instalment remains unpaid, serve not less than 14 days’ notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment.  The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall also name the place where payment is to be made.  The notice shall also state that, in the event of non-payment at or before the appointed time, the shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of our board of directors to that effect.  Such forfeiture will include all dividends and bonuses declared in respect of the forfeited share and not actually paid before the forfeiture.

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, nevertheless, remain liable to pay to our Company all monies which, at the date of forfeiture, were payable by him to our Company in respect of the shares together with (if our board of directors shall in our discretion so require) interest thereon from the date of forfeiture until payment at such rate not exceeding 20% per annum as our board of directors may prescribe.

Redemption of Ordinary Shares

Subject to the Companies Act, our post-offering amended and restated articles of association, and, where applicable, the Nasdaq listing rules or any other law or so far as not prohibited by any law and subject to any rights conferred on the holders of any class of Shares, any power of our Company to purchase or otherwise acquire all or any of its own Shares (which expression as used in our post-offering amended and restated articles of association includes redeemable Shares) be exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it thinks fit.

Subject to the Companies Act, our Articles of Association, and to any special rights conferred on the holders of any Shares or attaching to any class of Shares, Shares may be issued on the terms that they may, at the option of our Company or the holders thereof, be liable to be redeemed on such terms and in such manner, including out of capital, as our board of directors may deem fit.

Variations of Rights of Shares

Subject to the Companies Act and without prejudice to our post-offering amended and restated articles of association, if at any time the share capital of our Company is divided into different classes of shares, all or any of the special rights attached to any class of shares may (unless otherwise provided for by the terms of issue of the shares of that class) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of the post-offering amended and restated articles of association relating to general meetings shall mutatis mutandis apply to every such separate general meeting, but so that the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be not less than a person or persons together holding (or, in the case of a member being a corporation, by our duly authorized representative) or representing by proxy not less than one-third in nominal value of the issued shares of that class.  Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him, and any holder of shares of the class present in person or by proxy may demand a poll.

Any special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Our Company must hold an annual general meeting each fiscal year other than the fiscal year of our Company’s adoption of our post-offering amended and restated articles of association.

Extraordinary general meetings may be convened on the requisition of one or more members holding, at the date of deposit of the requisition, not less than one tenth of the paid up capital of our Company having the right of voting at general meetings.  Such requisition shall be made in writing to our board of directors or the secretary of our Company for the purpose of requiring an extraordinary general meeting to be called by our board of directors for the transaction of any business specified in such requisition. Such meeting shall be held within two months after the deposit of such requisition. If within 21 days of such deposit, our board of directors fails to proceed to convene such meeting, the requisitioner(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitioner(s) as a result of the failure of our board of directors shall be reimbursed to the requisitioner(s) by our Company.

Every general meeting of our Company shall be called by at least 10 clear days’ notice in writing.  The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must specify the time, place and agenda of the meeting and particulars of the resolution(s) to be considered at that meeting and the general nature of that business.

Although a meeting of our Company may be called by shorter notice than as specified above, such meeting may be deemed to have been duly called if it is so agreed:

(i)in the case of an annual general meeting, by all members of our Company entitled to attend and vote thereat; and

(ii)in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting holding not less than 95% of the total voting rights at the meetings of all our shareholders.

All business transacted at an extraordinary general meeting shall be deemed special business.  All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of the election of Directors which shall be deemed ordinary business.

No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, and continues to be present until the conclusion of the meeting.

The quorum for a general meeting shall be two members entitled to vote and present in person (or in the case of a member being a corporation, by our duly authorized representative) or by proxy representing not less than one-third (1/3) in nominal value of the total issued voting shares in our Company throughout the meeting.

Inspection of Books and Records

Our shareholders have no general right to inspect or obtain copies of the register of members or corporate records of our company.  They will, however, have such rights as may be set out in our post-offering amended and restated articles of association.

Changes in Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)sub-divide our shares or any of them into our shares of smaller amount than is fixed by our Company’s Memorandum of Association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced our shares shall be the same as it was in case of the share from which the reduced our shares is derived;

(d)cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; and

(e)convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital or any capital redemption reserve in any way.

Certain Cayman Islands Company Considerations

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

•an exempted company’s register of members is not open to inspection;

•an exempted company does not have to hold an annual general meeting;

•an exempted company may issue no par value, negotiable or bearer shares;

•an exempted company may obtain an undertaking against the imposition of any future taxation;

•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•an exempted company may register as a limited duration company; and

•an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•the statutory provisions as to the required majority vote have been met;

•the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of ninety percent (90%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•a company acts or proposes to act illegally or ultra vires;

•the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our post-offering amended and restated articles of association provide that any action required or permitted to be taken at general meetings of our Company may only be taken upon the vote of shareholders at general meeting and shareholders may approve corporate matters by way of a unanimous written resolution without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering amended and restated articles of association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one tenth of the paid up capital of our company having the right of voting at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.  Under the Companies Act and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our Shares. We cannot assure you that a liquid trading market for our Shares will develop on Nasdaq or be sustained after this offering. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 41,000,000 Shares outstanding. All of the Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Shares in the public market could adversely affect prevailing market prices of our Shares. Prior to this offering, there has been no public market for our Shares, and while we intend to submit application for the Shares to be listed on Nasdaq, we cannot assure you that a regular trading market will develop in the Shares.

Lock-Up Agreements

We, our directors and executive officers, and our existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our Shares, or any securities convertible into or exchangeable or exercisable for our Shares, for a period of 180 days after the date of this prospectus. After the expiration of the 180 days period, the Shares held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our Shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

●

1% of the then outstanding Shares of the same class, which will equal approximately 410,000 Shares immediately after this offering assuming the over-allotment option is not exercised and 411,500 Shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of material Cayman Islands, Hong Kong, China and United States federal income tax consequences of an investment in our Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Shares, such as the tax consequences under state, local, and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty.  There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands.

There are no exchange control regulations or currency restrictions in effect in the Cayman Islands.

Hong Kong Taxation

Under the current Hong Kong Inland Revenue Ordinance, Hong Kong companies are subject to 8.25% Hong Kong profits tax on assessable profits up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000 on their taxable income generated from operations in Hong Kong. However, payments of dividends by our Hong Kong subsidiaries to us are not subject to any Hong Kong withholding tax.

People’s Republic of China Taxation

According to the Enterprise Income Tax Law of the PRC (the “Income Tax Law”) and the Implementation Regulations of Enterprise Income Tax Law of the PRC, the enterprise income tax for both domestic and foreign-invested enterprises are unified at 25%.

According to the Income Tax Law, income such as dividends, rental, interest and royalty from the PRC derived by a non-resident enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, which may be reduced if the foreign jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement, unless the relevant income is specifically exempted from tax under the applicable income tax laws, regulations, notices and decisions which relate to foreign invested enterprises and their investors. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“SAT Circular 81”), a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Additionally, China has started an anti-tax treaty shopping practice since the issuance of Circular 601 in 2009. On February 3, 2018, the State Administration of Taxation released the Announcement on Issues concerning the “Beneficial Owner” in Tax Treaties (“PN9”), which provides guidelines in determining a beneficial owner qualification under dividends, interest and royalty articles of tax treaties. PRC tax authorities in general often scrutinize fact patterns case by case in determining foreign shareholders’ qualifications for a reduced treaty withholding tax rate, especially against foreign companies that are perceived as being conduits or lacking commercial substance. Furthermore, according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in January 2020, where non-resident enterprises judge by themselves that they meet the conditions for entitlement to reduced tax rate according to tax treaties, they may enjoy such entitlement after reporting required information to competent tax authorities provided that they shall collect and retain relevant documents for future reference and inspections.

Provided that our Cayman Islands holding company is not deemed to be a PRC resident enterprise, holders of our Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed thereunder.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Shares. This summary applies only to U.S. Holders that hold our Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the IRS with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•financial institutions or financial services entities;

•underwriters;

•insurance companies;

•pension plans;

•cooperatives;

•regulated investment companies;

•real estate investment trusts;

•grantor trusts;

•broker-dealers;

•traders that elect to use a mark-to-market method of accounting;

•governments or agencies or instrumentalities thereof;

•certain former U.S. citizens or long-term residents;

•tax-exempt entities (including private foundations);

•persons liable for alternative minimum tax;

•persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•persons whose functional currency is not the U.S. dollar;

•passive foreign investment companies;

•controlled foreign corporations;

•persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Shares that is, for U.S. federal income tax purposes:

•an individual who is a citizen or resident of the United States;

•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Shares and their partners are urged to consult their tax advisors regarding an investment in our Shares.

If a beneficial owner of our Shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of owning and disposing of our Shares are described below under the heading “Non-U.S. Holders.”

Taxation of Dividends and Other Distributions on Our Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on our Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Shares will meet the conditions required for the reduced tax rate. If we are eligible for such benefits, dividends we pay on our Shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Shares. Dividends received on our Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Shares. Any capital gain or loss will be long-term if the Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares), and (ii) any gain realized on the sale or other disposition of Shares. Under these rules,

•the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Shares;

•the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Shares held at the end of the taxable year over the adjusted tax basis of such Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Shares over the fair market value of such Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the Shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Shares and proceeds from the sale, exchange or redemption of our Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Benjamin Securities, Inc. is acting as representative (the “Representative”) of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares listed next to its name in the following table:

Underwriters	Number of Ordinary Shares
Benjamin Securities, Inc.	[•]
Prime Number Capital LLC	[•]
Total	[•]

The Representative is committed to purchase all the shares offered by this prospectus if it purchases any shares. The Representative is not obligated to purchase the shares covered by the Representative’s over-allotment option to purchase shares as described below. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken, other than those shares covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the Representative to purchase up to additional shares at a public offering price of $[•] per share, solely to cover over-allotments, if any. The Representative may exercise this option for 45 days from the date of closing of this offering solely to cover sales of shares by the Representative in excess of the total number of shares set forth in the table above. If any of these additional shares are purchased, the Representative will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Expenses

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts, non-accountable expense allowance, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

We have agreed to pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 7% of the gross proceeds received by us from the sale of the shares. We also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds of this offering.

In addition to the cash commission, we also agreed to pay the Representative for its reasonable fees and expense in connection with the performance of its investment banking services for the purpose of this offering, regardless of whether this offering is successfully closed. We paid an advance of $30,000 to the Underwriters, upon the execution of letter of engagement between us and the Representative and agreed to pay $50,000 upon the first public filing of the registration statement with the SEC. Any advance will be returned to us to the extent not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

In addition to the cash commission, we will also reimburse the Representative for accountable out-of-pocket expenses not to exceed $250,000. Such accountable out-of-pocket expenses include Representative’s legal counsel fee, background check fee and necessary travel expenses. Any expense over $5,000 shall require prior written or email approval of us.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and non-accountable expense allowance referred to above, will be approximately $[•], including a maximum aggregate reimbursement of $250,000 of Representative’s accountable expenses.

In addition, during the engagement period of the Representative, we agree that we will not, directly or indirectly, offer any securities or solicit an offer to purchase any securities, or otherwise contact or enter into a discussion with any other party in connection with structuring, issuance, sale, arrangement, offering, or purchase of securities, other than through the Representative. Further, during the term of the engagement period, we agree not to permit any affiliates, advisors, or representatives of our Company to engage any other party to perform any services or act in any capacity for which the Representative has been engaged with respect to any potential private and/or public offering, without prior written consent of the Representative.

Right of First Refusal

For a period of 12 months from the closing of this public offering (but no longer than three years from the commencement of sales of this public offering in accordance with FINRA Rule 5110(g)(6)), the Representative shall have a right of first refusal to act as lead or joint investment banker, lead or joint book-runner, and/or lead or joint placement agent, for each and every future public and private equity and debt offering, including but not limited to , (i) any equity, equity-linked, debt or mezzanine financing or other investment in the Company (including a secondary sale or offering by security holders effected with the Company’s assistance); (ii) any tender offer or exchange offer for, debt, convertible debt securities; (iii) any merger, consolidation, sale, transfer or other disposition of all or a material portion of the Company’s stocks or assets; (iv) restructuring transactions including, extraordinary dividend, stock repurchase, spin-off, etc.

Listing

We intend to apply to list our shares on the Nasdaq Capital Market under the symbol “SLGB.” At this time, Nasdaq has not yet approved our application to list our shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our shares will be approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Representative may be required to make in respect of those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date of this prospectus, issue, offer, pledge, sell, directly or indirectly, any number of shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us (excluding, however, the issuance of any shares or other equity awards pursuant to our executive compensation or employee benefit plan), without the prior written consent of the Representative.

Furthermore, each of our directors and executive officers and our principal stockholders (5% or more stockholders) has also agreed to enter into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our shares and securities that are substantially similar to our shares.

Pricing of the Offering

Prior to this offering, there has been no public market for our shares. The initial public offering price has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of our shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. The shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares of shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source to close out a covered short sale, the underwriters will consider, among other things, the open market price compared to the price available under the option to purchase additional shares of shares. The underwriters may also sell shares in excess of the option to purchase additional shares of shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our shares in this offering because such underwriter repurchases the shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase our shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or our shares, where action for that purpose is required. Accordingly, our shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•        to legal entities which are qualified investors as defined under the Prospectus Regulation;

•        by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for our shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our shares in, from or otherwise involving the United Kingdom.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

No securities have been, may be or will be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding UP and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the securities has been issued or may be issued or will be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

This document has not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, this document may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this document and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This document has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and where (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA. In the event that you are not an investor falling within any of the categories set out above, please return this document immediately. You may not forward or circulate this document to any other person in Singapore.

No offer is made to you with a view to the securities being subsequently offered for sale to any other party. There are on-sale restrictions that may be applicable to investors who acquire securities. As such, investors are advised to acquaint themselves with the provisions of the SFA relating to resale restrictions and comply accordingly.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the securities under Section 275 of the SFA except:

•to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•where no consideration is given for the transfer;

•where the transfer is by operation of law;

•as specified in Section 276(7) of the SFA; or

•as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee	$2,000
Nasdaq Listing Fee	$75,000
FINRA Filing Fee	$10,850
Legal Fees and Expenses	$1,002,674
Accounting Fees and Expenses	$360,445
Printing and Engraving Expenses	$77,662
Miscellaneous Expenses	$389,864
Total	$1,918,495

LEGAL MATTERS

Loeb & Loeb LLP is acting as counsel to our Company regarding U.S. securities law matters. The validity of the Shares offered hereby will be passed upon for us by Appleby. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriter by Carter Ledyard & Milburn LLP. Legal matters as to PRC law will be passed upon for us by Jia Yuan Law Offices and for the Underwriter by DeHeng Law Offices. Loeb & Loeb LLP may rely upon Appleby with respect to matters governed by Cayman Islands law and Jia Yuan Law Offices with respect to matters governed by PRC law.

EXPERTS

The combined financial statements as of December 31, 2022 and 2023 and for each of the years then ended included in this prospectus have been so included in reliance on the report of UHY, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

INDEX TO FINANCIAL STATEMENTS

SMART LOGISTICS GLOBAL LIMITED

Smart Logistics Global Limited

Unaudited Condensed Consolidated Balance Sheets

As of December 31, 2023 and June 30, 2024

	As of
	December 31, 2023	June 30, 2024	June 30, 2024
	RMB	RMB	US$
ASSETS
Current Assets
Cash	13,700,510	14,342,083	1,973,536
Accounts receivable, net	14,343,666	17,107,607	2,354,085
Contract assets	67,565,629	52,098,979	7,169,058
Inventories	185,092	120,676	16,606
Loan and interest receivable from third-party suppliers	34,015,907	47,093,798	6,480,322
Loan receivable from controlling shareholder	121,471,741	-	-
Prepayments and other current assets	6,576,327	5,786,716	796,279
Total current assets	257,858,872	136,549,859	18,789,886

Non-Current Assets
Property, equipment and software, net	41,323,945	40,683,327	5,598,212
Land use right	8,462,542	8,366,920	1,151,327
Other non-current assets	25,758,841	27,528,984	3,788,114
Operating lease right-of-use assets, net	1,030,884	717,154	98,684
Total non-current assets	76,576,212	77,296,385	10,636,337

Total assets	334,435,084	213,846,244	29,426,223

LIABILITIES AND SHAREHOLDER’ S EQUITY
Current Liabilities
Accounts payable	11,803,827	1,897,968	261,169
Accrued expenses and other current liabilities	8,299,903	7,905,298	1, 087,807
Advances from customers	114,865	120,373	16,564
Short-term bank loans	23,000,000	31,000,000	4,265,742
Due to Controlling Shareholder	128,318,360	10,975,630	1,510,297
Income tax payables	60,058	738,936	101,681
Operating lease liabilities, current	637,099	588,231	80,943
Total current liabilities	172,234,112	53,226,436	7,324,203

Non-Current Liabilities
Operating lease liabilities, non-current	355,506	92,211	12,689
Deferred tax liability, net	3,232,605	3,109,826	427,926
Other non-current liability	5,880,000	5,910,000	813,243
Total non-current liabilities	9,468,111	9,112,037	1,253,858
Total liabilities	181,702,223	62,338,473	8,578,061

Commitments and contingencies (Note 16)

SHAREHOLDER’S EQUITY
Ordinary shares, 156,000,000 shares authorized with par value HK$0.0001 each, 40,000,000 share issued and outstanding as of December 31, 2023 and June 30, 2024*	3,633	3,633	500
Subscription receivable	(3,633)	(3,633)	(500)
Additional paid-in capital	4,564,967	4,564,967	628,160
Accumulated other comprehensive loss	(6,835,607)	(9,336,642)	(1,284,765)
Statutory reserves	17,040,428	17,441,803	2,400,072
Retained earnings	137,963,073	138,837,643	19,104,695
Total shareholder’s equity	152,732,861	151,507,771	20,848,162
Total liabilities and shareholder’s equity	334,435,084	213,846,244	29,426,223

*        Shares, shares associated amounts and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1, and to reflect a stock split and nominal share issuance as described in Note 13.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

Smart Logistics Global Limited
Unaudited Condensed Combined and Consolidated Statements of Income and Comprehensive Income (Loss)
For the Six Months Ended June 30, 2023 and 2024

	For the six months ended June 30,
	2023	2024	2024
	RMB	RMB	US$
REVENUE	341,391,153	298,661,805	41,097,232

COSTS AND EXPENSES
Costs of revenue	318,289,905	289,262,630	39,803,863
Selling and marketing expenses	2,605,865	2,560,329	352,313
General and administrative expenses	5,202,394	6,180,899	850,519
Total costs and expenses	(326,098,164)	(298,003,858)	(41,006,695)

INCOME FROM OPERATIONS	15,292,989	657,947	90,537

OTHER INCOME
Foreign exchange gain	10,639	-	-
Other (expenses) income, net	(16,798)	8,557	1,177
Interest income, net	2,170,949	1,928,062	265,310
Total other income, net	2,164,790	1,936,619	266,487

INCOME BEFORE INCOME TAXES	17,457,779	2,594,566	357,024

Income tax expense	(5,404,534)	(1,318,621)	(181,448)

NET INCOME	12,053,245	1,275,945	175,576

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	(6,080,433)	(2,501,035)	(344,154)

COMPREHENSIVE INCOME (LOSS)	5,972,812	(1,225,090)	(168,578)

Earnings per share:
Basic and diluted*	0.30	0.03	0.00

Weighted average number of ordinary shares outstanding:
Ordinary shares – Basic and diluted*	40,000,000	40,000,000	40,000,000
Pro forma earnings per share (unaudited)
Basic and diluted#	-	0.03	0.00
Pro forma weighted average number of ordinary shares outstanding (unaudited)
Basic and diluted#	-	40,973,390	40,973,390

*        Shares, shares associated amounts and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1, and to reflect a stock split and nominal share issuance as described in Note 13.

#Giving effects to the issuance of 973,390 ordinary shares on January 1, 2024 at the midpoint of the estimated range of the IPO price of $5.50 per share as set forth on the cover of the prospectus to pay the aggregate dividend of RMB47,381,760 (withholding tax inclusive) declared in October and November 2024, which is in excess of net income of RMB9,371,442 for the year ended December 31, 2023 as described in Note 18.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

Smart Logistics Global Limited
Unaudited Condensed Combined and Consolidated Statements of Changes in Shareholder’s Equity
For the Six Months Ended June 30, 2023 and 2024

		For the six months ended June 30, 2023
		Ordinary shares			Retained earnings	Statutory reserves	Accumulated other comprehensive loss
	Number issued	Amount	Subscription receivable	Additional paid- in Capital				Total
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2022*	40,000,000	3,633	(3,633)	4,564,967	130,204,835	15,427,224	(3,001,535)	147,195,491
Net income	—	—	—	—	12,053,245	—	—	12,053,245
Statutory reserves	—	—	—	—	(1,446,322)	1,446,322	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(6,080,433)	(6,080,433)
Balance as of June 30, 2023	40,000,000	3,633	(3,633)	4,564,967	140,811,758	16,873,546	(9,081,968)	153,168,303

		For the six months ended June 30, 2024
		Ordinary shares			Retained earnings	Statutory reserves	Accumulated other comprehensive loss
	Number issued	Amount	Subscription receivable	Additional paid- in Capital				Total
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2023*	40,000,000	3,633	(3,633)	4,564,967	137,963,073	17,040,428	(6,835,607)	152,732,861
Net income	—	—	—	—	1,275,945	—	—	1,275,945
Statutory reserves	—	—	—	—	(401,375)	401,375	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(2,501,035)	(2,501,035)
Balance as of June 30, 2024	40,000,000	3,633	(3,633)	4,564,967	138,837,643	17,441,803	(9,336,642)	151,507,771
		US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2024	40,000,000	500	(500)	628,160	19,104,695	2,400,072	(1,284,765)	20,848,162

*        Shares, shares associated amounts and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1, and to reflect a stock split and nominal share issuance as described in Note 13.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

Smart Logistics Global Limited
Unaudited Condensed Combined and Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2023 and 2024

	For the Six Months Ended June 30,
	2023	2024	2024
	RMB	RMB	US$
Cash flows from operating activities:
Net income	12,053,245	1,275,945	175,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	1,341,416	879,121	120,971
Amortization of land use right	95,622	95,622	13,158
Amortization of right-of-use assets	311,969	332,165	45,707
Deferred income tax	129,029	(122,778)	(16,895)
Foreign exchange gain	(6,753)	33,206	4,569
Change in operating assets and liabilities:
Inventories	(9,222)	64,416	8,864
Accounts receivable	(3,913,779)	(2,763,941)	(380,331)
Prepaid expenses and other current assets	(15,491,002)	789,611	108,654
Interest receivable	(2,396,681)	2,472,447	340,220
Other non-current assets	(885,540)	(30,000)	(4,128)
Contract assets	12,155,707	15,466,650	2,128,282
Advances from customers	(322,664)	5,508	758
Accounts payable	(6,656)	(9,964,727)	(1,371,193)
Accrued expenses and other current liabilities	(1,156,424)	(394,605)	(54,299)
Lease liabilities	(215,596)	(312,163)	(42,955)
Other non-current liabilities	-	30,000	4,128
Income tax payable	(466,273)	678,878	93,417
Net cash provided by operating activities	1,216,398	8,535,355	1,174,503
Cash flows from investing activities:
Purchase of property, equipment and software	(286,104)	(129,874)	(17,871)
Repayment from loan provided to third party suppliers	-	7,650,995	1,052,812
Loans provided to third party suppliers	(27,000,000)	(25,000,000)	(3,440,114)
Net cash used in investing activities	(27,286,104)	(17,478,879)	(2,405,173)
Cash flows from financing activities:
Loan received from the bank	18,800,000	21,000,000	2,889,696
Repayment of bank loan	(3,000,000)	(13,000,000)	(1,788,860)
Repayment of long-term loan to a third-party customer	(1,246,758)	-	-
Amount received from due to the controlling shareholder	9,147,994	4,554,492	626,719
Amount repaid to the controlling shareholder	(1,118,492)	(1,258,351)	(173,155)
Payment of deferred issuance cost	(2,502,143)	(1,596,691)	(219,712)
Net cash provided by financing activities	20,080,601	9,699,450	1,334,688
Effect of exchange rate changes	93,609	(114,353)	(15,735)
Net (decrease) increase in cash	(5,895,496)	641,573	88,283
Cash, beginning of year	9,411,235	13,700,510	1,885,253
Cash, end of year	3,515,739	14,342,083	1,973,536
Supplemental non-cash information:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	175,833	-	-
Settlement of the balance due from and due to the controlling shareholder	-	123,270,408	16,962,573
Supplemental disclosures of cash flow information:
Income tax paid	5,741,778	762,522	104,927
Interest paid	214,997	521,336	71,738

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

1.Organization and Description of Business

Smart Logistics Global Limited (“SLG Cayman”) (“the Company”) is a company incorporated in the Cayman Islands with limited liability on October 8, 2020. SLG Cayman is 100% owned by ASL Ventures Limited, a company incorporated in the British Virgin Islands (“BVI”) which is owned by the sole shareholder, Mr. Hue Kwok Chiu.

Amelia Global Limited (“Amelia”), a wholly-owned subsidiary of SLG Cayman, is a company incorporated in the British Virgin Islands with limited liability on January 8, 2021. Amelia is an investment holding company with no operations.

Jiabin Logistics Network Limited (“Jiabin HK”) is a company incorporated in Hong Kong with limited liability on May 10, 2017. Jiabin HK is an investment holding company with no operations and was initially owned directly by the individual shareholder, Mr. Hue Kwok Chiu.

On July 25, 2017, Jiabin HK established its wholly-owned subsidiary, Jiangxi Jiabin Logistics Network Co., Limited (“Jiangxi JB”), a company incorporated in the People’s Republic of China (“PRC”). Jiangxi JB established two wholly-owned subsidiaries in PRC, Fuzhou Jiabin Modern Logistics Park Limited (“Fuzhou JB”) and Fuzhou Feiyi Automobile Service Co., Limited ("Fuzhou Feiyi"), on July 26, 2017 and October 22, 2020, respectively.

SLG Cayman together with its subsidiaries (collectively, the “Group”) are primarily engaged in providing industrial raw materials line-haul transportation services to a wide range of customers in PRC.

Reorganization

On July 19, 2023, the Company completed a reorganization of entities under common control of its then existing shareholder Mr. Hue Kwok Chiu, who collectively owned all of the equity interests of the Company and Jiabin HK, together with their respective subsidiaries, prior to the reorganization. Mr. Hue transferred his 100% ownership interest in Jiabin HK (together with its subsidiaries, which were the three PRC corporations) to Amelia, which is wholly owned by the Company. In consideration of such transfer, Amelia issued 10 ordinary shares to the Company, in exchange for 500,000,000 shares in Jiabin HK owned by Mr. Hue. After the reorganization, the Company owns 100% equity interests of Amelia, Jiabin HK and its three subsidiaries in PRC.

Immediately before and after the reorganization as described above, SLG Cayman together with its subsidiaries were under common control by the same controlling shareholder; therefore, the reorganization was accounted for as a recapitalization, and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time. The entities under common control are presented on a combined basis for all periods to which such entities were under common control.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of presentation and principle of consolidation

As the reorganization in Note 1 (“the Reorganization”) was accounted for as restructuring of entities under common control, the accompanying unaudited condensed combined and consolidated financial statements have been prepared by using historical cost basis and include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to these entities for all periods presented. The financial statements presented herein represent (1) up until the date of the consummation of the Reorganization , the combined financial statements of the Company (including its subsidiary of Amelia) and Jiabin HK (including its subsidiaries of Jiangxi JB, Fuzhou JB and Fuzhou Feiyi); (2) subsequent to the consummation of the Reorganization, the consolidated financial statements of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

The accompanying unaudited condensed combined and consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the six months ended June 30, 2023 and 2024 are not necessary indicative of the results that may be expected for the full year. These unaudited condensed combined and consolidated financial statements should be read in conjunction with the Group’s audited combined and consolidated financial statements and the notes thereto as of and for the year ended December 31, 2023 included herein the Registration Statement.

The accompanying unaudited condensed combined and consolidated financial statements reflect the activities of SLG Cayman and the following entities:

Subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities

Amelia Global Limited (“Amelia”)	January 8, 2021	BVI	100%	Investment holding
Jiabin Logistics Network Limited (“Jiabin HK”)	May 10, 2017	Hong Kong	100%	Investment holding
Jiangxi Jiabin Logistics Network Co., Limited (“Jiangxi JB”)	July 25, 2017	PRC	100%	Investment holding
Fuzhou Jiabin Modern Logistics Park Co., Limited (“Fuzhou JB”)	July 26, 2017	PRC	100%	Industrial raw materials line-haul transportation services
Fuzhou Feiyi Automobile Service Co., Limited (“Fuzhou Feiyi”)	October 22, 2020	PRC	100%	Vehicle repair and maintenance services

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Group is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to optout is irrevocable. The Group has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Group, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Group’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates and assumptions

The preparation of unaudited condensed combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. The accounting estimates required to be made by management include, but not limited to, allowance for expected credit losses of receivables, determination of the useful lives of long-lived assets, impairment of long-lived assets, operating lease right-of-use assets, and operating lease liabilities. Actual results could differ from the estimates, and as such, differences could be material to the unaudited condensed combined and consolidated financial statements.

Cash

Cash comprises of cash at banks.  The Group considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents. The Group had no cash equivalents as of December 31, 2023 and June 30, 2024.

Inventories

Inventories primarily comprise tires and spare parts. Inventories are measured at the lower of cost or net realizable value under the first-in, first-out method.

Receivables and allowance for expected credit losses of receivables

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments—Credit Losses (Topic 326), which replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The Group's adoption of ASU 2016-13 on January 1, 2023 did not have a material impact on the unaudited condensed combined and consolidated financial statements and disclosures.

Accounts receivables are stated and carried at original invoiced amount less an allowance for credit losses. Accounts are considered overdue after 90 days. In establishing the required allowance for credit losses, management considers historical collection experience, aging of the receivables, and the credit history and financial conditions of the customers. Management also considers external factors, including current and forecasts of economic conditions, and industry trends. Management reviews its receivables on a regular basis to determine if the credit loss allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for credit losses of receivables after all means of collection have been exhausted and that the likelihood of collection is not probable.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost, net of the allowance for credit losses if any. Amortized cost is the principal balance outstanding, net of deferred loan fees and costs if any. Interest income is accrued on the unpaid principal balance and the accrued interest receivables are reported in “Loan and interest receivable from third-party suppliers” and “Loan receivable from controlling shareholder”, respectively, on the consolidated balance sheet.

Deferred offering costs

Deferred direct offering costs were capitalized and consisted of fees and professional expenses incurred and directly attributable to the sale of our common stock in the Initial Public Offering (“IPO”), including the legal, printing and other offering related costs. The deferred offering costs will be charged to shareholder’s equity upon the completion of the proposed IPO. If the proposed IPO proves to be unsuccessful, these deferred offering costs, as well as additional expenses incurred, will be charged to operations.

Prepayments

Prepayments are advanced to suppliers for future services or purchases to be rendered or completed. For any advances to suppliers that management determines will not be converted into purchases or be refunded, the Group will recognize an allowance for such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2023 and June 30, 2024, no allowance for the credit losses were deemed necessary for prepayments.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Other current assets

Other current assets primarily include estimated value-added-tax that is deductible in the future, and other receivables which consisted of rental deposits and security deposits. Management reviews the pools of other receivables and changes in payment trends and records allowances when management believes the collection of amounts due is at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2023 and June 30, 2024, no allowance for the credit losses were deemed necessary for other receivables.

Leases

The Group is a lessee of non-cancellable operating leases. The Group determines if an arrangement is a lease at inception. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Group are currently classified as operating leases. The Group accounts for operating leases under FASB Accounting Standards Codification (“ASC”) 842, Leases, and recognizes operating lease right-of-use ("ROU") assets, and operating lease liabilities on the balance sheets for its operating leases accordingly.

ROU assets represent the Group’s right to use an underlying asset for the lease term and operating lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term.

When determining the lease term, at lease commencement date, the Group considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The interest rate used to determine the present value of future lease payments is the Group’s incremental borrowing rate based on the information available at the lease commencement date.

The lease standard (ASC 842) provides practical expedients for an entity’s ongoing accounting. The Group elected to apply the short-term lease exception for leases with a lease term of 12 months or less at commencement. Accordingly, ROU assets and operating lease liabilities do not include leases with a lease term of 12 months or less.

The Group evaluates the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Group reviews the recoverability of its long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the assets from the expected undiscounted future cash flows of the related operations. As of December 31, 2023 and June 30, 2024, the Group did not recognize any impairment loss against its ROU assets.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated depreciation or accumulated amortization, and impairment losses, if applicable. Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. The estimated useful lives of property, equipment and software are as follows:

Building	20 years
Leasehold improvements	Shorter of remaining lease term or asset useful life
Computer equipment	3 years
Office equipment	5 years
Transportation equipment	5 years
Licensed software	3 to 10 years

Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the unaudited condensed combined and consolidated statements of income and comprehensive income under other income or expenses.

Construction-in-progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction of our office buildings. No depreciation expense is recorded on construction-in-progress until such time as the relevant assets are completed and put into use.

Land use right, net

Land use right, net, represents amounts paid for the right to use land in the PRC and is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the terms of the agreement, which is 50 years.

Land in the PRC is owned by the PRC government. The government in the PRC, according to PRC Law, may sell the right to use the land for a specific period of time. Thus, all of the Group’s land purchases in the PRC are considered to be leasehold land and are classified as land use rights.

Impairment of long-lived assets

The Group reviews long-lived assets, including property, equipment and software, ROU assets and land use right, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. As of  December 31, 2023 and June 30, 2024, no impairment of long-lived assets were recognized.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Revenue recognition

The Group follows the rules and guidance set out under ASC 606, Revenue from Contracts with Customers (“ASC 606”) for revenue recognition. The core principle of ASC 606 requires an entity to recognize revenues to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when the Group satisfies the performance obligations by delivering the promised services to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Group generates revenues mainly from providing transportation services. The Group has elected to apply the practical expedient, to apply ASC 606 at a portfolio level according to ASU 2014-09. Revenue recognition policies are as follows:

Transportation services

The Group derives its transportation service revenue by providing transportation services based on customers’ orders. The performance obligation specified in customer orders is to transport customer’s goods on a shipment-by-shipment basis. The transaction price is predetermined mainly according to the distance of the transportation as well as the volume of the goods. The transportation revenue is recognized over time, which generally represents the transit period from origin to a destination by a trucker. The transit period can vary based on origin and destination, but usually can be fulfilled within one day to three days. Contracts still in transit at period end are not material. Generally, the credit term is within three months. There is no other obligations in our contracts, such as return, refund or warranties.

Fuzhou Feiyi also provides vehicle repair and maintenance services and sales of tires or spare parts to its customers and recognizes revenue at point in time as the Group completes the services or control transferred to the customers. These revenues were less than 1% and insignificant and were not separately presented in the unaudited condensed combined and consolidated statements of income.

Principal and Agent Considerations

In the Group’s transportation business, the Group utilizes independent contractors and third-party carriers in the performance of transportation services as and when needed. GAAP requires us to evaluate, using a control model, whether the Group itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on the Group’s evaluation using a control model, the Group determined that in all of its major business activities, it serves as a principal rather than an agent within their revenue arrangements. Revenue and the associated purchased transportation costs are both reported on a gross basis within the unaudited condensed combined and consolidated statements of income and comprehensive income.

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If a company performs by transferring goods or services to a customer before the customer pays consideration or before a payment is due, a contract asset is recognized for the earned consideration that is unbilled. Contract assets are subject to impairment assessment.

The Group generally bills their customers in the following month. The Group’s contract assets contain earned but unbilled revenue associated with contract work that has been completed but not paid by customers, that are generally due once the transportation services are confirmed by both parties and VAT invoice is issued. As of December 31, 2022 and 2023 and June 30, 2024 the balance of contract assets was RMB70,653,704, RMB67,565,629 and RMB52,098,979, respectively.

Contract liabilities

A contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related services. Contract liabilities are recognized as revenue when the Group performs the services under the contract. As of December 31, 2023 and June 30, 2024, contract liabilities amounted to RMB114,685 and RMB120,373, respectively, which were presented as “Advances from customers”. All contract liabilities were recognized as revenue in the following year.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Interest income and other income

Other income, net primarily consists of government subsidies.

The Company’s PRC-based subsidiaries received government subsidies from certain local governments. The receipt of such subsidy income for the six months ended June 30, 2023 and 2024 is not contingent upon any further actions or performance of the Company’s PRC subsidiaries and the amounts do not have to be refunded under any circumstances. Subsidies are recognized as other income which is included in the unaudited condensed combined and consolidated statements of income upon receipt as further performance by the Company's PRC subsidiaries is not required.

Interest income, net, consisted of accrued interest income from loans provided to two suppliers (See Note 5) and interest earned on bank deposits, offset by interest expense for short-term bank loans (see Note 11).

Value-added tax (“VAT”)

The Company’s subsidiaries in PRC are subject to VAT and related surcharges on revenue generated from providing services. Revenue from providing services including transportation service is generally subject to VAT at applicable tax rates and subsequently paid to PRC tax authorities after netting input VAT on purchase. The excess of output VAT over input VAT is reflected as VAT tax payable which was included in other current liabilities.

The PRC VAT rate is 9% for taxpayers providing transportation services for the six months ended June 30, 2023 and 2024.

Cost of revenues

The Group’s cost of revenue is primarily comprised of the transportation service costs paid to truckers through third-party management and administrative companies, fuel costs, depreciation of self-owned trucks, and other miscellaneous costs include taxes and charges, insurance fees and maintenance fees.

Selling expenses

Selling expenses consist primarily of employee related expenses for business development, rental and travel expenses.

General and administrative

General and administrative expenses consist primarily of employee related expenses for general corporate functions, including accounting, finance, tax, legal and human relations; costs associated with these functions including depreciation and amortization expenses, rental and other general corporate related expenses.

Research and development costs

The Group generally expenses research and development costs as incurred and are included as part of general and administrative expenses. Research and development expenses for the six months ended June 30, 2023 and 2024 were not significant.

The Group defers certain costs related to the software development activities associated with certain software which the Group has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Group has one software package for internal use, Transportation Management System (TMS). As of December 31, 2023 and June 30, 2024, software development cost capitalized net of amortization was RMB 317,484 and RMB 349,098,, respectively, which is included as property, equipment and software, net.

Smart Logistics Global Limited
Notes to Unaudited Condensed  Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Income taxes

The Group accounts for income taxes under ASC 740, Income Taxes. The provision for income taxes consists of current taxes and deferred taxes.

Current tax is recognized based on the results for the year as adjusted for items which are non-deductible or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognized in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Group concluded that there were any uncertain tax positions as of December 31, 2023 and June 30, 2024.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Group’s business segments.

The Group uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”), the Group’s chief executive officer, for making decisions, allocating resources and assessing performance. As a result of the assessment made by CODM, the Group has only one operating and reportable segment. The Group does not distinguish revenues, costs and expenses between segments in its internal reporting, but instead reports costs and expenses by nature as a whole.

Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, Earnings per Share (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS further takes into account of the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. For the six months ended June 30, 2023 and 2024, the Group had no dilutive securities.

Foreign currency translation and transactions

The functional currencies of the Group are the local currency of the country in which the subsidiaries operate. The reporting currency of the Group is the Renminbi (“RMB”). The results of operations and the unaudited condensed combined and consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the unaudited condensed combined and consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in unaudited condensed combined and consolidated statements of changes in shareholder’s equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the unaudited condensed combined and consolidated statement of income and comprehensive income.

The functional currency of entities incorporated in the Cayman Islands and BVI is the U.S. dollar. The functional currency of entities incorporated in Hong Kong is the Hong Kong dollar (“HKD”). The Company’s subsidiaries with operations in PRC use the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Convenience translation

Translations of amounts in the unaudited condensed consolidated balance sheet, and the related unaudited condensed combined and consolidated statements of income and comprehensive income, changes in shareholder’s equity and cash flows from RMB into US$ as of and for the six months ended June 30, 2024 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 = RMB7.2672 on June 28, 2024, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate. The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying unaudited condensed combined and consolidated financial statements are unaudited.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Fair value of financial instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets and liabilities.

Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash, accounts receivable, prepayments and other receivables, accounts and other payables, due to related parties, short-term bank borrowings, taxes payable and current operating lease liabilities, approximates their recorded values due to their short-term maturities.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Group’s unaudited condensed combined and consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

The adoption of accounting policy and recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures intended to enhance transparency and decision usefulness of income tax disclosures. This guidance is effective for public entities for annual periods beginning after December 15, 2024 and for annual periods beginning after December 15, 2025 for all other entities, and the guidance should be applied prospectively. The Group is permitted to early adopt and can choose to apply the guidance retrospectively. When adopted, the Group expects the guidance to have an impact on disclosures only and to not have a material effect on our financial position or results of operations. The Group are still considering if the Group will apply the standard prospectively or retrospectively.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures intended to improve reportable segment disclosures and to enhance disclosures about significant reportable segment expenses. This guidance is effective for public entities fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and is required to be applied retrospectively to all prior periods presented. Because the amendments do not change the methodology for the identification of operating segments, the aggregation of those operating segments or the application of the quantitative thresholds to determine reportable segments, the Group does not expect the guidance to have a material effect on our financial position or results of operations.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which will require additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity's expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new standard will be effective for public companies for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted.  The Group is currently evaluating the impact of adopting this guidance on the Group's combined and consolidated financial statements.

The Group considers the applicability and impact of all accounting standards updates. Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Group’s unaudited condensed combined and consolidated financial statements.

Subsequent Events

The Group evaluates all events and transactions that occur after June 30, 2024 up through to the date when the Group issues the unaudited condensed combined and consolidated financial statements. Other than the events disclosed elsewhere and in Note 17 in the unaudited condensed combined and consolidated financial statements, there are no other subsequent events that occurred that would require adjustment or disclosure in the Group’s unaudited condensed combined and consolidated financial statements.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

3. Specific Risks

Currency risk

A majority of the Group’s transactions are denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. Remittances in currencies other than RMB by the companies in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Group has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

Concentration and credit risks

Financial instruments that potentially subject the Group to credit risks consist of cash, receivables from customers. The maximum exposure of such assets to credit risk are their carrying amounts as of the balance sheet dates.

The Group deposits its cash with banks located in Hong Kong and the PRC. As of December 31, 2023 and June 30, 2024, RMB13,700,510 and RMB14,342,083 were deposited with these banks, respectively. Balances maintained with banks in Hong Kong are insured under the Deposit Protection Scheme introduced by the Hong Kong Government for a maximum amount of RMB 723,120 (HK$ 800,000) for each depositor at one bank, while the balances maintained by the Group may at times exceed the insured limits. Cash balances maintained with banks in the PRC are not otherwise insured. The Group has not experienced any losses in these bank accounts and management believes that the Group is not exposed to any significant credit risk on cash.

For the credit risk related to receivables from customers, the Group performs regular and ongoing credit assessments of the counterparts’ financial conditions and credit histories. The Group also assesses historical collection trends and aging of receivables. The Group considers that it has adequate controls over these receivables in order to minimize the related credit risk. As of December 31, 2023 and June 30, 2024, allowance for credit losses were recorded at RMB89,688, respectively. The adoption of ASU 2016-13 on January 1, 2023 did not have a material impact on our consolidated financial statements and disclosures

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

3. Specific Risks (cont.)

For the six months  ended June 30, 2023 and 2024, most of the Group’s assets were located in PRC. At the same time, the Group considers that it is exposed to the following concentrations of risk:

(a)     Major customers

For the six months ended June 30, 2023 and 2024, customer A with its subsidiaries accounted for 36% and 39% of the Group's total revenues, respectively.

Total balance of accounts receivable and contract assets generated from customer A accounted for 24% and 37% of the Group's total balances of accounts receivable and contract assets, as of December 31, 2023 and June 30, 2024 respectively.

(b)    Major suppliers

For the six months ended June 30, 2023, supplier A and supplier B from which the Group’s purchases of transportation services accounted for 59% and 38% of the Group’s total costs of transportation service respectively. For the six months ended June 30, 2024, supplier A and supplier B from which the Group's purchase of transportation services accounted for 76% and 20% of the Group’s total costs of services respectively.

As of June 30, 2024, balance of accounts payable generated from supplier C accounted for 78% and supplier B accounted for 14% of the Group’s total balances of accounts payable . As of December 31, 2023, balance of accounts payable generated from supplier A accounted to 85% and supplier C accounted for 12% of the Group’s total balances of accounts payable.

Supplier A and supplier B primarily assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The transportation service fees are paid to truckers through the supplier A and supplier B’s services.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial conditions and results of operations. The Group is exposed to floating interest rate risk on bank deposits and floating rate borrowings, and the risks due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage the interest risk exposure.

Business and economic risk

The Group participates in the dynamic and competitive contract logistics industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations and cash flows: changes in the overall demand for services; changes in global fuel fee; changes in business offerings; competitive pressures due to existing and new service providers; changes in certain strategic relationships or customer relationships; risks associated with the Group’s ability to attract and retain employees and independent truckers necessary to support its growth and risks related to health epidemics; severe weather conditions and other outbreaks.

The Group’s operations could be adversely affected by significant political, economic and social uncertainties and epidemic in mainland China.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

4. Accounts receivable, net

As of December 31, 2023 and June 30, 2024, accounts receivable, net consist of the following:

	As of December 31, 2023	As of June 30, 2024	As of June 30,2024
	RMB	RMB	US$
Accounts receivable	14,433,354	17,197,295	2,366,426
Allowance for credit losses	(89,688)	(89,688)	(12,341)
Total accounts receivable, net	14,343,666	17,107,607	2,354,085

5. Loans and interest receivable

As of December 31, 2023 and June 30, 2024, loans and interest receivable consist of the following:

	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	US$
Loans receivable	27,000,000	44,349,005	6,102, 626
Interest receivable	7,015,907	2,744,793	377, 696
Total	34,015,907	47,093,798	6,480, 322

(1) 2021 and 2022 Loan

The Group had a loan arrangement with the two suppliers, providing them with a maximum borrowing amount of RMB48 million in 2021(“2021 Loan”), and an additional amount of RMB82 million in 2022(“2022 Loan”). Interest rates for the 2021 Loan and 2022 Loan were 3.85% and 3.7%, respectively. Pursuant to the loan arrangement, the principal and interest shall be settled on or before December 31, 2023.

During the year ended December 31, 2023, the Group collected RMB103,677,990 in cash for the 2021 Loan and 2022 Loan. Furthermore, the Group offset an additional of RMB16,641,669 relating to services incurred from the suppliers against their remaining loan balance. As of December 31, 2023, the principal amount under the 2021 Loan and 2022 Loan were fully repaid.

During the six months ended June 30, 2023 and 2024, the Group recognized interest income for 2021 Loan and 2022 Loan amounting of RMB 2,195,422 and RMB nil, respectively, which were included in the interest income, net in the unaudited condensed combined and consolidated financial statements. As of December 31, 2023 and June 30, 2024, the interest receivable for 2021 Loan and 2022 Loan was RMB6,252,522 and RMB2,096,901, respectively.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the remaining balance for interest receivable under 2021 Loan and 2022 Loan was fully repaid.

(2) 2023 Loan

During the year ended December 31, 2023, the Group entered into a new loan arrangement with supplier B, providing a maximum borrowing amount of RMB 27,000,000 (the “2023 Loan”) at a fixed interest rate of 4.12% per annum. As of December 31, 2023 and June 30, 2024 total amount borrowed under the 2023 Loan and interest receivable were RMB27,763,385 and RMB28,319,585, respectively, of which the amount of interest receivable was approximately RMB0.8 million and RMB0.5 million, respectively.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the principal amount and interest receivable under the 2023 Loan were fully repaid by cash.

(3) 2024 Loan

On October 10 2024, the Group entered into a loan agreement with each of the two suppliers, providing them with a maximum borrowing amount of RMB25 million (“2024 Loan”) for the entire year at a fixed interest rate of 4.12% per annum. During the six months ended June 30, 2024, the two suppliers borrowed RMB 25 million under the 2024 loan. As of June 30, 2024, total amount borrowed with the 2024 Loan and interest receivable were RMB25,107,961.

As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the principal amount and interest receivable under the 2024 Loan were fully repaid by cash.

The suppliers are third-party business strategic partners who assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The purpose of the loans to the two suppliers were for their business needs.

As of October 31, 2024, excess payments for completed transportation orders to supplier A and supplier B was approximately RMB13.0 million and RMB5.0 million, respectively. As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the excess payments were fully repaid by cash.

6. Prepayments and other current assets

As of December 31, 2023 and June 30, 2024, prepayment and other current assets consist of the following:

	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	US$
Deposit and other receivables (a)	284,918	304,318	41,876
Deductible input VAT –estimated (b)	5,684,099	4,618,006	635,459
Prepayment to suppliers (c)	607,310	864,392	118,944
Total prepayment and other current assets	6,576,327	5,786,716	796,279

(a)Deposit and other receivables included rent deposits, staff advances and other miscellaneous receivables

(b)Deductible input VAT - estimated represented the input VAT tax on transportation services completed but not being issued of VAT invoice at the end of the year

(c)Prepayment to suppliers mainly represented the prepaid diesel fuel cost and other miscellaneous prepayments

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

7. ROU assets and operating lease liabilities

As of December 31, 2023 and June 30, 2024, the Group had operating leases recorded on its unaudited condensed consolidated balance sheets for office spaces that expire on various dates through 2025. The locations are mainly in mainland China and Hong Kong. The Group does not plan to cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, the Group considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option, if any.  Payments under the Group’s lease arrangements are fixed.

Information related to operating lease activities during the six months ended June 30, 2023 and 2024 are as follows:

	For the period ended June 30,
	2023	2024	2024
	RMB	RMB	US$
Operating lease expense from fixed payments	343,535	351,695	48,395
Short-term lease expenses	72,764	287,378	39,544
Total operating lease expenses	416,299	639,073	87,939
Cash paid for amounts included in the measurement of lease liabilities	393,501	364,527	50,161

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

7. ROU assets and operating lease liabilities (cont.)

The following table summarizes the remaining contractual maturities of lease liabilities under operating lease as of June 30, 2024:

RMB
From July 1 to December 31, 2024	313,660
For the year ending December 31, 2025	369,320
Thereafter	-
Total future lease payments	682,980
Less: imputed interest	(2,538)
Present value of lease obligations	680,442

The weighted-average discount rate used to determine the operating lease liabilities as of December 31, 2023 and June 30, 2024 was 4.97% and 4.99%, respectively, and the weighted-average remaining lease term as of December 31, 2023 and June 30, 2024 was 1.61 years and 1.17 years, respectively.

8. Property, equipment and software, net

As of December 31, 2023 and June 30, 2024, property, equipment and software, net, consisted of the following:

	As of
	December 31, 2023	June 30, 2024	June 30, 2024
	RMB	RMB	US$
Building and improvements	19,785,014	19,789,082	2,723,068
Computer equipment	1,784,264	1,792,372	246,639
Office equipment	855,365	857,424	117,985
Transportation equipment	13,272,981	13,265,828	1,825,439
Construction-in-progress	22,151,229	22,288,563	3,067,008
Software	1,115,869	1,213,491	166,982
Property, equipment and software	58,964,722	59,206,760	8,147,121
Less: accumulated depreciation and amortization	(17,640,777)	(18,523,433)	(2,548,909)
Total property, equipment and software, net	41,323,945	40,683,327	5,598,212

Depreciation and amortization expense was RMB1,341,416 and RMB879,121 (US$120,968) for the six months ended June 30, 2023 and 2024, respectively. The Group’s building and construction-in-progress with an aggregate carrying amount of RMB 13,855,557 and RMB 13,648,425 (US$ 1,878,086) were pledged to bank to secure the bank loan as of December 31, 2023 and June 30, 2024 respectively, see Note 11.

Among the construction-in-progress, there are three buildings which have been completed but are not ready for internal use and amounting to RMB13,604,343 and RMB13,684,093 (US$1,882,994) in aggregate as of December 31, 2023 and June 30, 2024, respectively. However, the property certificates have not yet been issued due to the absence of a final inspection by local authorities in China. Hence, the use of the three buildings is currently restricted.

9. Land use rights, net

The following table summarizes the components of land use right balances.

	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	US$
Land use right	9,562,194	9,562,194	1,315,802
Less: accumulated amortization	(1,099,652)	(1,195,274)	(164,475)
Land use right, net	8,462,542	8,366,920	1,151,327

Amortization expenses of the land use right for the six months ended June 30, 2023 and June 30, 2024 amounted to approximately RMB 95,622 and RMB 95,622 (US$ 13,158), respectively. The Group’s land with an aggregate carrying amount of 8,462,542 and RMB 8,366,920 (US$1,151,327) were pledged to bank to secure the bank loan as of December 31, 2023 and June 30, 2024 respectively.

Description of land use right	Jinxi CountyXiaxiao Highway intersection No.206 Guo Road West Yuan Gua Industrial Park
Useful life	50 years from March 5, 2018 to March 4, 2068
Area	108,823.20 square meters
Cost	RMB 9,562,194 (including 1% transaction service fee)

The future amortization for the land use right is expected to be as follows:

Estimated amortization expense
For the year ending December 31,	RMB
From July 1 to December 31, 2024	95,622
2025	191,244
2026	191,244
2027	191,244
Thereafter	7,697,566
Total	8,366,920

10. Other non-current assets and non-current liabilities

As of December 31, 2023 and June 30, 2024, other non-current assets consisted of the following:

	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	US$
Prepayment for long-lived assets (1)	13,101,375	13,186,081	1,814,465
Customer deposits (2)	7,449,000	7,479,000	1,029,145
Deferred offering costs (3)	5,208,466	6,863,903	944,504
Other non-current assets	25,758,841	27,528,984	3,788,114

(1)Prepayments for long-lived assets primarily consisted of prepayments for construction as of June 30, 2024. The total contracted amount was RMB 27,159,650 (US$3,737,292) and the remaining payment of RMB13,973,569 (US$ 1,922,827) is due on May 20, 2025.

(2)Customer deposits represent the refundable deposits with certain customers as requested for business security purposes. Correspondingly, the Group also received security deposits from truckers who provide transportation services to the Group for those customers, which were amounted to RMB 5,880,000 and RMB 5,910,000 (US$ 813,243) as of December 31, 2023 and June 30, 2024, respectively, and was presented as non-current liabilities on the unaudited condensed consolidated balance sheets.

(3)Deferred offering costs represented the IPO-related professional fees, mainly consisting of legal service fees, financial advisory fees, and underwriter fee.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

11. Short-term bank loans

	As of December 31, 2023	As of June 30,2024	As of June 30, 2024
	RMB	RMB	US$
Guaranteed by Jiangxi JB and the couple of Ms. Gong Su Fang (the legal representative of Jiangxi JB)(1)	5,000,000	5,000,000	688,023
Credit loan, no guarantee(2)	--	3,000,000	412,814
Collateralized by real estate properties of Fuzhou JB and guaranteed by Ms. Gong Su Fang (the legal representative of Jiangxi JB)(3)	13,000,000	13,000,000	1,788,859
Guaranteed by Jiangxi JB, a third-party financing guarantee company and Mr. Hue Kwok Chiu(4)	5,000,00	5,000,000	688,023
Guaranteed by Jiangxi JB, Ms. Gong Su Fang (the legal representative of Jiangxi JB) and a third-party financing guarantee company(5)	--	5,000,000	688,023
Total	23,000,000	31,000,000	4,265,742

(1)In December 2023, the Group fully repaid RMB 5,000,000 to the bank. In the same month of 2023, the Group entered into another loan agreement with the same bank of RMB 5,000,000 (fixed interest rate of 3.85% per annum) with a term of one-year and three years guarantee until December 2025.

(2)In November 2023, the Group fully repaid RMB 3,000,000 to the bank. In March 2024, the Group entered into another loan agreement with the same bank of RMB 3,000,000 (fixed interest rate of 3.65% per annum) with a term of one-year and without any guarantee.

(3)In June 2024, the Group fully repaid RMB 13,000,000 to the bank. In the same month, the Group entered  into another loan agreement with the same bank of RMB 13,000,000 (fixed interest rate of 3.90% per annum) with a term of one-year and same guarantee terms as above.

(4)In August 2024, the Group fully repaid RMB 5,000,000 to the bank. In the same month, the Group entered into another loan agreement with the same bank of RMB 5,000,000 (fixed interest rate of 5.2% per annum) with a term of one-year and same guarantee terms as above.

(5) In April 2024, the Group entered into a revolving loan agreement of RMB 5,000,000 (fixed interest rate of 3.45% per annum) for one-year with a new bank, guaranteed by Jiangxi JB, Ms. Gong Su Fang (the legal representative of Jiangxi JB) and a third-party financing guarantee company.

The short-term bank loans outstanding as of December 31, 2023 and June 30, 2024 carried a weighted average interest rate of approximately 4.12% and 4.00%, respectively. The interest expenses of the short-term bank loans for the six months ended June 30, 2023 and 2024 were RMB214,997 and RMB538,644 (US$74,120) respectively, which were included as an item under interest income, net.

12. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2023	As of June 30,2024	As of June 30,2024
	RMB	RMB	US$
Other tax payables (1)	6,727,036	5,794,820	797,394
Salary and welfare payables	991,624	1,441,533	198,363
Others (2)	581,243	668,945	92,050
Total	8,299,903	7,905,298	1,087,807

(1)Other tax payable primarily included VAT output tax payable related to transportation service revenue after deducting VAT input tax paid for purchases, land value-added tax, and other related surcharges and fees.

(2)Others included amounts due for legal fee, statutory audit fee, and operating expenses incurred in Jiabin HK.

13. Shareholder’s equity

Ordinary shares

The Company was established under the laws of the Cayman Islands on October 8, 2020. The authorized and outstanding number of ordinary shares were 38,000,000 shares and 1 share, with a par value of HK$ 0.01 each, at both December 31, 2022 and 2023, respectively.

On February 19, 2024, a Board of Directors meeting was held regarding the increase of authorized capital. According to the approval of the Board of Directors, the authorized capital of the Company increased from HK$380,000 to HK$15,600,000, with the corresponding authorized shares increased from 38,000,000 shares to 1,560,000,000 shares.

On September 24, 2024, it was resolved in a meeting of the Board of Directors of the Company (i) that the amended and restated memorandum and articles of association of the Company be adopted to effectuate that the Company’s issued and outstanding shares be sub-divided on the basis of 1 share being divided into 100 shares, resulting in the authorized share capital of the Company be changed from HK$15,600,000 divided into 1,560,000,000 shares with a nominal or par value of HK$0.01 each to HK$15,600,000 divided into 156,000,000,000 shares with a nominal or par value of HK$0.0001 each (the “Stock Split”). As a result of the Stock Split but before the Share Subscription (as defined below), ASL Ventures Limited held 100 shares of the Company; (ii) and that the Company will issue and ASL Ventures Limited will subscribe for 39,999,900 shares of the Company with a par value of HK$0.0001 each for a cash consideration of HK$3,999.99 (the “Share Subscription”). On September 24, 2024, the resolutions of the sole shareholder of the Company, ASL Ventures Limited, was also passed to effectuate the amended and restated memorandum and articles of association of the Company, the Stock Split and Share Subscription. Accordingly, the amended and restated memorandum and articles of association of the Company was deemed adopted and the Stock Split and Share Subscription were deemed completed on September 24, 2024, and ASL Ventures Limited held 40,000,000 shares of the Company immediately afterward.

According to ASC 260, the Company has retroactively restated all shares, share associated amounts, and per share data for all periods presented. In addition, the proceeds from the Share Subscription in the amount of HK$3,999 (approximately US$500) remained outstanding and presented as subscription receivable, a contra-equity account in the unaudited condensed combined and consolidated financial statements.

Statutory reserves and restricted net assets

The Company's PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with PRC accounting standards and regulations. Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve as determined pursuant to PRC statutory laws totaled approximately RMB 17,040,428 and RMB17,441,803 (US$2,400, 072) as of December 31, 2023 and June 30, 2024, respectively. Furthermore, registered share capital and capital reserve accounts are also restricted from distribution. Such restriction amounted to approximately RMB 108 million (US$ 15.0 million) and RMB 108 million (US$15.0 million) as of December 31, 2023 and June 30, 2024, respectively. As a result of the restrictions described above and elsewhere under PRC laws and regulations, the Company’s subsidiaries incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company in the form of dividends. Except for the above or disclosed elsewhere, there is no other restriction on the use of proceeds generated by the Company’s subsidiaries to satisfy any obligations of the Group.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

14. Income taxes

(a)Corporate Income Taxes (“CIT”)

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholder.

British Virgin Islands

Amelia is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholder, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Jiabin HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax rate at 16.5%, and foreign-derived income is exempted from income tax. The Group did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

The Company's PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Lawes of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax rate of 25% after appropriate tax adjustments.

The current and deferred portions of the income tax expenses included in the unaudited condensed combined and consolidated statements of income and comprehensive income as determined in accordance with ASC 740 are as follows:

	For the Six Months Ended June 30,
	2023	2024	2024
	RMB	RMB	US$
Current taxes	5,275,505	1,441,400	198,343
Deferred taxes	129,029	(122,779)	(16,895)
Income tax expenses	5,404,534	1,318,621	181,448

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the Six Months Ended June 30,
	2023	2024	2024
	RMB	RMB	US$
Profit before income taxes	17,457,779	2,594,566	357,024
Applicable income tax rate
- Statutory income tax rate in PRC	25.0%	25.0%	25.0%
Income tax expenses at applicable income tax rate	4,364,445	648,642	89,256
Non-deductible expenses	437,034	(14,472)	(1,991)
Tax effect for offshore entity's net loss	527,766	651,414	89,637
Change in valuation allowance and others	75,290	33,037	4,546
Income tax expense	5,404,535	1,318,621	181,448

As of December 31, 2023 and June 30, 2024, the income tax payable was RMB 60,058 and RMB738,936, respectively.

(b)Deferred tax

Deferred income tax assets and liabilities are comprised the following as of December 31, 2023 and June 30, 2024:

	December 31,2023	June 30, 2024	June 30, 2024
	RMB	RMB	US$
Unbilled transportation costs accrued	15,117,973	12,200,647	1,678,865
Lease liability	31,382	12,695	1,747
Net operating losses	486,781	521,476	71,757
Other	5,079	143,774	19,784
Deferred tax assets	15,641,215	12,878,592	1, 772,153
Less: Valuation allowance	(491,860)	(525,189)	(72,268)
Deferred tax assets, net	15,149,355	12,353,403	1, 699,885
Contract assets	(16,587,031)	(12,986,989)	(1,787,069)
Right-of use assets	(40,952)	(21,873)	(3,010)
Accrued interest income	(1,735,977)	(2,454,367)	(337,732)
Deferred tax liabilities	(18,381,960)	(15,463,229)	(2, 127,811)
Deferred tax liabilities, net	(3,232,605)	(3,109,826)	(427,926)

The Group evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary differences can be utilized. The Group considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weight to the relative impact of the evidence to the extent it could be objectively verified.

As of December 31, 2023 and June 30, 2024, there were approximately RMB 1,974,083 and RMB 2,085,905 (US$283,697) net operating loss carry-forward, respectively, from Fuzhou Feiyi and Jiangxi JB. The net loss can be carried forward for 5 years and deduct the future profit in PRC. The Group believed that it was more likely than not that Jiangxi JB and Fuzhou Feiyi will be unable to fully utilize its deferred tax assets related to the net operating loss carry-forward in PRC. As a result, the valuation allowance of RMB 491,860 and RMB525,189 (US$72,268) was recorded against the gross deferred tax asset balance as of December 31, 2023 and June 30, 2024, respectively.

As of December 31, 2023 and June 30,2024, the Group did not provide deferred income taxes and withholding taxes on the undistributed earnings of the PRC subsidiaries. The Group declared dividend distribution plans subsequently in October and November 2024 (see Note 17) which was a one-off event, and the withholding taxes on the dividend distribution was recorded in the subsequent period when the management determination on those undistributed earnings was changed. The Company currently has no plan to distribute dividends in the foreseeable future.

Smart Logistics Global Limited
Notes to Unaudited Condensed Combined and Consolidated Financial Statements

15. Related Party Transaction and Balance

Due to shareholder

(1)As of December 31, 2023 and June 30, 2024, the balance due to shareholder by Jiabin HK was RMB 128,318,360 and RMB10,975,630 (US$1.5 million), respectively, which represented the advances from the individual shareholder, Mr. Hue Kwok Chiu, for operational purposes. Mr. Hue is the ultimate shareholder who owns 100% of the Group, and also the Chief Executive Officer and Board Chair of the Group. The balances were unsecured, non-interest bearing and repayable on demand. During the period from January to May of 2024, Jiabin HK borrowed an aggregate amount of approximately RMB 4.3 million (US$ 0.6 million) from the shareholder, made repayments to the shareholder in the amount of approximately RMB 1.2 million (US$ 0.17 million) and made an adjustment for exchange rate fluctuation of approximately RMB 2.9 million (US$ 0.41 million).  The balance due to Mr. Hue Kwok Chiu by Jiabin HK as of May 31, 2024 before entering into a tripartite deed (the “Deed”) was RMB 134 million (US$ 18.87 million). As of June 30, 2024, after the transactions according to the Deed (see Note 15-(4)), the balance of due to Mr. Hue Kwok Chiu was reduced to RMB11 million (US$1.5 Million).

During the period subsequent to June 30, 2024, Jiabin HK borrowed from and also made repayments to Mr. Hue Kwok Chiu which was approximately RMB 6 million and RMB 16.7 million respectively. As of October 31, 2024, the balance due to Mr. Hue Kwok Chiu was approximately RMB 0.4 million.

Shareholder borrowing

(2)During the year ended December 31, 2023, Mr. Hue Kwok Chiu, our Chief Executive Officer and Chairman of the board of directors, borrowed RMB 120,000,000 in aggregate, from Fuzhou JB, our wholly owned subsidiary, which was for his personal use. All of such loans were secured by Jiabin HK's balance due to Mr. Hue Kwok Chiu from time to time, which was disclosed above, all carry interests at a simple rate of 3.55% per annum, and all repayable on December 31, 2023 under the original debt agreements (the “Debt Agreements”). As of December 31, 2023, the balance of due from controlling shareholder was RMB121.5 million. After the transactions according to the Deed (see Note 15 (4)), the balance of due from controlling shareholder was reduced to nil.

(3)On December 14, 2023, Fuzhou JB, Mr. Hue Kwok Chiu and Jiabin HK entered into a supplemental agreement pursuant to which it is agreed that, among other things, Mr. Hue Kwok Chiu’s loans due to Fuzhou JB in the aggregate amount of RMB120,000,000 (US$ 16,901,647) and the carrying interests at a simple rate of 3.55% per annum will become repayable before December 31, 2024.

Settlement to shareholder loan/borrowing

(4)On May 31, 2024, Fuzhou JB, Jiabin HK and Mr. Hue Kwok Chiu entered into the Deed. Pursuant to the Deed, (i) Mr. Hue Kwok Chiu transfers his obligation under the Debt agreement to Jiabin HK, and Jiabin HK agrees to assume and repay any and all of liabilities of Mr. Hue Kwok Chiu under the Debt Agreements between Mr. Hue Kwok Chiu and Fuzhou JB in the aggregate amount of RMB120 million (US$ 16.5 million) and all accrued interest thereunder amounting to RMB 3.27 million  and (ii) Fuzhou JB agrees to seek repayment of these liabilities exclusively from Jiabin HK and not to seek repayment of any such liability from Mr. Hue Kwok Chiu. After completion of such transactions, Mr. Hue Kwok Chiu shall be deemed to have discharged his liabilities under the Debt Agreement.

Officer's compensation

(5)The Group did not have a compensation arrangement with Mr. Hue since the inception of the Company and its subsidiaries through May 31, 2023. Mr. Hue has received no compensation and waived his right to receive compensation for his past services through May 31, 2023. Effective June 1, 2023, Mr. Hue was offered a monthly base salary of RMB 72,212 (US$ 10,233) at the position of Chief Executive Officer of Jiabin HK totaling to RMB 509,000 (US$ 71,691) and RMB945,455 (US$ 130,099) as of December 31, 2023 and June 30, 2024 respectively which were included in the account of "Accrued expenses and other current liabilities”. As of the date of the issuance of the unaudited condensed combined and the consolidated financial statements, the accrued salaries were fully settled by the Company.

16. Commitments and Contingencies

Commitments

As of December 31, 2023 and June 30, 2024, the Group had a contractual commitment of RMB 16.01 million and RMB 16.01 million, respectively under a building construction agreement with a total contractual amount of RMB 29.1 million.

Contingencies

As of December 31, 2023 and June 30, 2024, the Group was not a party to any material legal or administrative proceedings. From time to time, the Group is involved in various other legal and regulatory proceedings arising in the normal course of business. While the Group cannot predict the occurrence or outcome of these proceedings with certainty, it does not believe that an adverse result in any pending legal or regulatory proceeding, individually or in the aggregate, would be material to the Group’s combined and consolidated financial condition or cash flows; however, an unfavorable outcome could have a material adverse effect on the Group’s results of operations.

17. Subsequent Events

The Group evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed combined financial statements are available to be issued.

New underwriter assignment

On September 27, 2024, the Company, Prime Number Capital, LLC (the “Assignor”) and Benjamin Securities, Inc. (the “Assignee”) entered into an assignment and assumption agreement (the “Assignment”) pursuant to which the Assignor irrevocably and absolutely assigns and transfers to Assignee all of Assignor’s rights and obligations as the exclusive lead and managing underwriter and sole bookrunning manager, as set forth in the engagement letter between the Company and the Assignor in connection with the Company’s initial public offering. Upon the effectiveness of the Assignment, the Assignee became the exclusive lead and managing underwriter and sole bookrunning manager while the Assignor continued to be an underwriter in connection with the Company’s initial public offering.

Dividend declared

On October 17 and November 11, 2024, (i) Fuzhou Jiabin declared a dividend of RMB31,593,400 and RMB21,053,000 to its immediate holding company, Jiangxi Jiabin , respectively; (ii) then Jiangxi Jiabin declared a dividend of RMB28,434,060 and RMB18,947,700 to its offshore holding company in Hong Kong, Jiabin HK, respectively. The dividends declared to Jiabin HK are subject to a 5% withholding tax amounting to RMB1,421,703 and RMB947,385, respectively, in accordance with the PRC-Hong Kong Double Tax Treaty. The net amounts received by Jiabin HK will be RMB27,012,357 and RMB18,000,315, respectively, after the tax deduction ; and (iii) Jiabin HK then declared a dividend distribution of RMB27,012,357 (HKD29,483,035) and RMB18,000,315 (HKD19,445,085), respectively, to its ultimate wholly-owned shareholder, Mr. Hue Kwok Chiu through Amelia, SLG Cayman and ASL Venture Limited. As of the date of the issuance of the unaudited condensed combined and consolidated financial statements, the total dividend amount paid to Mr. Hue Kwok Chiu was RMB44,940,223 (HKD48,864,483).

There is no withholding tax applied on the dividend distribution from the Hong Kong holding company to its oversea holding companies and individual shareholder in accordance with the relevant tax regulations of Hong Kong, BVI and Cayman Islands.

Shareholder loans

During the period from August 20, 2024 to the date of this prospectus, the Group borrowed an aggregate amount of approximately RMB6.2 million from, and made repayments of approximately RMB6.1 million to, Mr. Hue Kwok Chiu, and the balance due to Mr. Hue Kwok Chiu was approximately RMB0.7 million.

18. Pro Forma Earnings Per Ordinary Share (Unaudited)

In accordance with SAB Topic 1.B.3, it is appropriate to present an unaudited Pro Forma earnings per share when dividends exceed both the latest available twelve months' earnings and the proceeds from the equity offering, even though the stated use of proceeds is other than for the payment of dividends.

The unaudited pro forma earnings per ordinary share (basic and diluted) for the six months ended June 30, 2024 after giving effects to the issuance of 973,390 ordinary shares on January 1, 2024 at the midpoint of the estimated range of the IPO price of $5.50 per share as set forth on the cover of the prospectus to pay the aggregate dividend of RMB47,381,760 (withholding tax inclusive) declared in October and November 2024, which is in excess of net income of RMB9,371,442 for the year ended December 31, 2023, are calculated as follows:

For the Six Months ended June 30, 2024
RMB
Numerator
Net income available to the shareholders of the Company	1,275,945

Denominator
Number of ordinary shares outstanding after the completion of offering	40,000,000

Pro forma adjustment to reflect ordinary shares sold in the IPO to fund dividend payments in excess of latest earning	973,390

Number of ordinary shares outstanding used in computing pro forma earnings per share	40,973,390

Pro forma earnings per ordinary share	0.031

The following unaudited pro forma consolidated balance sheet as of June 30, 2024 presents an adjusted financial position reflecting the dividend of approximately RMB 47 million declared to the shareholder in October and November 2024 as if it had been declared as of June 30, 2024.

The following table sets forth our unaudited pro forma consolidated balance sheets as of June 30, 2024:

-On an actual basis; and

-On an as adjusted basis to reflect the dividend declared to its ultimate wholly-owned shareholder, Mr. Hue Kwok Chiu of approximately RMB47,381,760 (withholding tax inclusive) in aggregate in October and November 2024.

	As of June 30, 2024
	Actual		Pro forma
	RMB	US$	RMB	US$
ASSETS
Current Assets
Cash	14,342,083	1,973,536	14,342,083	1,973,536
Accounts receivable, net	17,107,607	2,354,085	17,107,607	2,354,085
Contract assets	52,098,979	7,169,058	52,098,979	7,169,058
Inventories	120,676	16,606	120,676	16,606
Loan and interest receivable from third-party suppliers	47,093,798	6,480,322	47,093,798	6,480,322
Loan receivable from controlling shareholder	-	-	-	-
Prepayments and other current assets	5,786,716	796,279	5,786,716	796,279
Total current assets	136,549,859	18,789,886	136,549,859	18,789,886

Non-Current Assets
Property, equipment and software, net	40,683,327	5,598,212	40,683,327	5,598,212
Land use right	8,366,920	1,151,327	8,366,920	1,151,327
Other non-current assets	27,528,984	3,788,114	27,528,984	3,788,114
Operating lease right-of-use assets, net	717,154	98,684	717,154	98,684
Total non-current assets	77,296,385	10,636,337	77,296,385	10,636,337

Total assets	213,846,244	29,426,223	213,846,244	29,426,223

LIABILITIES AND SHAREHOLDER’ S EQUITY
Current Liabilities
Accounts payable	1,897,968	261,169	1,897,968	261,169
Accrued expenses and other current liabilities	7,905,298	1,087,807	7,905,298	1,087,807
Advances from customers	120,373	16,564	120,373	16,564
Short-term bank loans	31,000,000	4,265,742	31,000,000	4,265,742
Due to Controlling Shareholder	10,975,630	1,510,297	10,975,630	1,510,297
Income tax payables	738,936	101,681	738,936	101,681
Operating lease liabilities, current	588,231	80,943	588,231	80,943
Dividend payables	-	-	45,012,672	6,193,950
Withholding tax payables	-	-	2,369,088	325,997
Total current liabilities	53,226,436	7,324,203	100,608,196	13,844,150
Non-Current Liabilities
Operating lease liabilities, non-current	92,211	12,689	92,211	12,689
Deferred tax liability, net	3,109,826	427,926	3,109,826	427,926
Other non-current liability	5,910,000	813,243	5,910,000	813,243
Total non-current liabilities	9,112,037	1,253,858	9,112,037	1,253,858
Total liabilities	62,338,473	8,578,061	109,720,233	15,098,008

Commitments and contingencies (Note 16)

SHAREHOLDER’S EQUITY
Ordinary shares, 156,000,000 shares authorized with par value HK$0.0001 each, 40,000,000 share issued and outstanding as of December 31, 2023 and June 30, 2024*	3,633	500	3,633	500
Subscription receivable	(3,633)	(500)	(3,633)	(500)
Additional paid-in capital	4,564,967	628,160	4,564,967	628,160
Accumulated other comprehensive income	(9,336,642)	(1,284,765)	(9,336,642)	(1,284,765)
Statutory reserves	17,441,803	2,400,072	22,706,443	3,124,510
Retained earnings	138,837,643	19,104,695	86,191,243	11,860,310
Total shareholder’s equity	151,507,771	20,848,162	104,126,011	14,328,215
Total liabilities and shareholder’s equity	213,846,244	29,426,223	213,846,244	29,426,223

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Smart Logistics Global Limited

Opinion on the Combined and Consolidated Financial Statements

We have audited the accompanying combined and consolidated balance sheets of Smart Logistics Global Limited and its subsidiaries (the “Company”) as of December 31, 2022 and 2023, and the related combined and consolidated statements of income and comprehensive income, changes in shareholder’s equity, and cash flows for each of  the years in the two-year period ended December 31, 2023, and the related notes (collectively, referred to as the combined and consolidated financial statements). In our opinion, the combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined and consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined and consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2023.

Irvine, California

August 20, 2024, except for the effects of a stock split and nominal share issuance discussed in Note 14, and subsequent events disclosed in Note 18, as to which the date is October 4, 2024.

Smart Logistics Global Limited

Combined and Consolidated Balance Sheets

As of December 31, 2022 and 2023

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
ASSETS
Current Assets
Cash	9,411,235	13,700,510	1,929,676
Accounts receivable, net	17,201,954	14,343,666	2,020,263
Contract assets	70,653,704	67,565,629	9,516,420
Inventories	104,469	185,092	26,070
Loan and interest receivable from third-party suppliers	123,648,376	34,015,907	4,791,040
Loan receivable from controlling shareholder	--	121,471,741	17,108,937
Prepayments and other current assets	9,260,801	6,576,327	926,256
Total current assets	230,280,539	257,858,872	36,318,662

Non-Current Assets
Property, equipment and software, net	43,035,084	41,323,945	5,820,356
Land use right	8,653,786	8,462,542	1,191,924
Other non-current assets	6,629,000	25,758,841	3,628,057
Operating lease right-of-use assets, net	1,390,932	1,030,884	145,197
Total non-current assets	59,708,802	76,576,212	10,785,534

Total assets	289,989,341	334,435,084	47,104,196

LIABILITIES AND SHAREHOLDER’ S EQUITY
Current Liabilities
Accounts payable	1,516,845	11,803,827	1,662,534
Accrued expenses and other current liabilities	8,366,959	8,299,903	1,169,017
Advances from customers	483,614	114,865	16,178
Short-term bank loans	8,000,000	23,000,000	3,239,482
Due to Controlling Shareholder	106,774,732	128,318,360	18,073,263
Income tax payables	3,171,139	60,058	8,459
Operating lease liabilities, current	516,086	637,099	89,734
Total current liabilities	128,829,375	172,234,112	24,258,667

Non-Current Liabilities
Loan payable to customer	4,931,200	--	--
Operating lease liabilities, non-current	839,118	355,506	50,072
Deferred tax liability, net	2,684,157	3,232,605	455,303
Other non-current liability	5,510,000	5,880,000	828,181
Total non-current liabilities	13,964,475	9,468,111	1,333,556
Total liabilities	142,793,850	181,702,223	25,592,223

Commitments and contingencies (Note 17)

SHAREHOLDER’S EQUITY
Ordinary shares, 156,000,000,000 shares authorized with par value HK$0.0001 each, 40,000,000 shares issued and outstanding as of December 31, 2022 and 2023*	3,633	3,633	512
Subscription receivable	(3,633)	(3,633)	(512)
Additional paid-in capital	4,564,967	4,564,967	642,962
Accumulated other comprehensive income	(3,001,535)	(6,835,607)	(962,775)
Statutory reserves	15,427,224	17,040,428	2,400,094
Retained earnings	130,204,835	137,963,073	19,431,692
Total shareholder’s equity	147,195,491	152,732,861	21,511,973
Total liabilities and shareholder’s equity	289,989,341	334,435,084	47,104,196

*        Shares, shares associated amounts and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1, and to reflect a stock split and nominal share issuance as described in Note 14.

The accompanying notes are an integral part of these combined and consolidated financial statements.

Smart Logistics Global Limited
Combined and Consolidated Statements of Income and Comprehensive Income
For the Years Ended December 31, 2022 and 2023

	For the Years Ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
REVENUE	798,742,016	706,662,680	99,531,357

COSTS AND EXPENSES
Costs of revenue	740,763,520	678,673,925	95,589,223
Selling and marketing expenses	5,315,690	5,076,473	715,006
General and administrative expenses	7,891,963	12,111,923	1,705,928
Total costs and expenses	753,971,173	695,862,321	98,010,157

INCOME FROM OPERATIONS	44,770,843	10,800,359	1,521,200

OTHER INCOME
Foreign exchange gain	260,788	42,147	5,936
Other income, net	1,081,916	59,317	8,355
Interest income, net	2,463,553	4,409,560	621,074
Total other income, net	3,806,257	4,511,024	635,365

INCOME BEFORE INCOME TAXES	48,577,100	15,311,383	2,156,565

Income tax expense	(12,701,303)	(5,939,941)	(836,623)

NET INCOME	35,875,797	9,371,442	1,319,942

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	(4,723,427)	(3,834,072)	(540,018)

COMPREHENSIVE INCOME	31,152,370	5,537,370	779,924

Earnings per share:
Basic and diluted*	0.90	0.23	0.03

Weighted average number of ordinary shares outstanding:
Ordinary shares – Basic and diluted*	40,000,000	40,000,000	40,000,000

*        Shares, shares associated amounts and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1, and to reflect a stock split and nominal share issuance as described in Note 14.

The accompanying notes are an integral part of these combined and consolidated financial statements.

Smart Logistics Global Limited
Combined and Consolidated Statements of Changes in Shareholder’s Equity
For the Years Ended December 31, 2022 and 2023

	Ordinary shares
	Number issued	Amount	Subscription receivable	Additional paid-in Capital	Retained earnings	Statutory reserves	Accumulated other comprehensive income	Total
		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2022*	40,000,000	3,633	(3,633)	4,564,967	98,127,141	11,629,121	1,721,892	116,043,121
Net income	–	–	–	–	35,875,797	–	–	35,875,797
Statutory reserves	–	–	–	–	(3,798,103)	3,798,103	–	–
Foreign currency translation adjustments	–	–	–	–	–	–	(4,723,427)	(4,723,427)
Balance as of December 31, 2022	40,000,000	3,633	(3,633)	4,564,967	130,204,835	15,427,224	(3,001,535)	147,195,491
Net income	–	–	–	–	9,371,442	–	–	9,371,442
Statutory reserves	–	–	–	–	(1,613,204)	1,613,204	–	–
Foreign currency translation adjustments	–	–	–	–	–	–	(3,834,072)	(3,834,072)
Balance as of December 31, 2023	40,000,000	3,633	(3,633)	4,564,967	137,963,073	17,040,428	(6,835,607)	152,732,861
		US$	US$	US$	US$	US$	US$	US$
Balance as of December 31, 2023 (unaudited)	40,000,000	512	(512)	642,962	19,431,692	2,400,094	(962,775)	21,511,973

*        Shares, shares associated amounts and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1, and to reflect a stock split and nominal share issuance as described in Note 14.

The accompanying notes are an integral part of these combined and consolidated financial statements.

Smart Logistics Global Limited
Combined and Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022 and 2023

	For the Years Ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Cash flows from operating activities:
Net income	35,875,797	9,371,442	1,319,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	3,783,379	2,263,622	318,824
Amortization of land use right	191,243	191,244	26,936
Amortization of right-of-use assets	562,777	646,427	91,047
Deferred income tax	820,224	548,449	77,247
Foreign exchange gain	(260,789)	(41,794)	(5,887)
Change in operating assets and liabilities:
Inventories	224,676	(80,623)	(11,356)
Accounts receivable	(5,916,372)	2,858,288	402,581
Prepaid expenses and other current assets	(1,149,887)	2,684,474	378,100
Interest receivable	(2,628,883)	(5,158,931)	(726,620)
Other non-current assets	(69,000)	(814,761)	(114,757)
Contract assets	(5,116,696)	3,088,075	434,946
Advances from customers	276,885	(368,749)	(51,937)
Accounts payable	10,215	26,782,179	3,772,191
Accrued expenses and other current liabilities	356,103	(67,056)	(9,445)
Lease liabilities	(539,818)	(609,928)	(85,907)
Other non-current liabilities	260,000	370,000	52,113
Income tax payable	(42,600)	(3,111,081)	(438,187)
Net cash provided by operating activities	26,637,254	38,551,277	5,429,829
Cash flows from investing activities:
Purchase of property, equipment and software	(8,791,945)	(13,507,315)	(1,902,466)
Loans provided to third-party suppliers	(72,862,910)	(27,000,000)	(3,802,870)
Repayment from loan provided to third-party suppliers	--	103,677,990	14,602,739
Loan provided to the controlling shareholder	--	(134,250,000)	(18,908,717)
Repayment from loan provided to the controlling shareholder	--	14,250,000	2,007,071
Net cash used in investing activities	(81,654,855)	(56,829,325)	(8,004,243)
Cash flows from financing activities:
Loan received from the bank	31,000,000	28,800,000	4,056,395
Repayment of bank loan	(26,000,000)	(13,800,000)	(1,943,689)
Amount received from due to the controlling shareholder	53,893,609	19,419,700	2,735,208
Amount repaid to the controlling shareholder	(4,731,608)	(1,281,927)	(180,556)
Repayment of long-term loan to a third-party customer	--	(4,931,200)	(694,545)
Payment of deferred issuance cost		(5,213,705)	(734,335)
Net cash provided by financing activities	54,162,001	22,992,868	3,238,478
Effect of exchange rate changes	542,043	(425,545)	(59,933)
Net (decrease) increase in cash	(313,557)	4,289,275	604,131
Cash, beginning of year	9,724,792	9,411,235	1,325,545
Cash, end of year	9,411,235	13,700,510	1,929,676
Supplemental non-cash information:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	1,277,787	247,329	34,836
Transfer of prior year prepayment to construction-in-process upon completion	2,304,368	--	--
Offset balance of loan receivable and accounts payable with the same third-party suppliers	--	16,641,669	2,343,930
Supplemental disclosures of cash flow information:
Income tax paid	11,922,219	8,502,573	1,197,562
Interest paid	208,958	1,090,273	153,562

The accompanying notes are an integral part of these combined and consolidated financial statements.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

1. Organization and Description of Business

Smart Logistics Global Limited (“SLG Cayman”) (“the Company”) is a company incorporated in the Cayman Islands with limited liability on October 8, 2020. SLG Cayman is 100% owned by ASL Ventures Limited, a company incorporated in the British Virgin Islands (“BVI”) which is owned by the sole shareholder, Mr. Hue Kwok Chiu.

Amelia Global Limited (“Amelia”), a wholly-owned subsidiary of SLG Cayman, is a company incorporated in the British Virgin Islands with limited liability on January 8, 2021. Amelia is an investment holding company with no operations.

Jiabin Logistics Network Limited (“Jiabin HK”) is a company incorporated in Hong Kong with limited liability on May 10, 2017. Jiabin HK is an investment holding company with no operations and was initially owned directly by the individual shareholder, Mr. Hue Kwok Chiu.

On July 25, 2017, Jiabin HK established its wholly-owned subsidiary, Jiangxi Jiabin Logistics Network Co., Limited (“Jiangxi JB”), a company incorporated in the People’s Republic of China (“PRC”). Jiangxi JB established two wholly-owned subsidiaries in PRC, Fuzhou Jiabin Modern Logistics Park Limited (“Fuzhou JB”) and Fuzhou Feiyi Automobile Service Co., Limited ("Fuzhou Feiyi"), on July 26, 2017 and October 22, 2020, respectively.

SLG Cayman together with its subsidiaries (collectively, the “Group”) is primarily engaged in providing industrial raw materials line-haul transportation services to a wide range of customers in PRC.

Reorganization

On July 19, 2023, the Company completed a reorganization of entities under common control of its then existing shareholder Mr. Hue Kwok Chiu, who collectively owned all of the equity interests of the Company and Jiabin HK, together with their respective subsidiaries, prior to the reorganization. Mr. Hue transferred his 100% ownership interest in Jiabin HK (together with its subsidiaries, which were the three PRC corporations) to Amelia, which is wholly owned by the Company. In consideration of such transfer, Amelia issued 10 ordinary shares to the Company, in exchange for 500,000,000 shares in Jiabin HK owned by Mr. Hue. After the reorganization, the Company owns 100% equity interests of Amelia, Jiabin HK and its three subsidiaries in PRC.

Immediately before and after the reorganization as described above,  SLG Cayman together with its subsidiaries were under common control by the same controlling shareholder; therefore, the reorganization was accounted for as a recapitalization, and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time. The entities under common control are presented on a combined basis for all periods to which such entities were under common control.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies

Basis of presentation and principle of consolidation

As the reorganization in Note 1 (“the Reorganization”) was accounted for as restructuring of entities under common control, the accompanying combined and consolidated financial statements have been prepared by using historical cost basis and include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to these entities for all periods presented. The financial statements presented herein represent (1) up until the date of the consummation of the Reorganization , the combined financial statements of the Company (including its subsidiary of Amelia) and Jiabin HK (including its subsidiaries of Jiangxi JB, Fuzhou JB and Fuzhou Feiyi); (2) subsequent to the consummation of the Reorganization, the consolidated financial statements of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

The accompanying combined and consolidated financial statements for the years ended December 31, 2022 and 2023 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

The accompanying combined and consolidated financial statements reflect the activities of SLG Cayman and the following entities:

Subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities

Amelia Global Limited (“Amelia”)	January 8, 2021	BVI	100%	Investment holding
Jiabin Logistics Network Limited (“Jiabin HK”)	May 10, 2017	Hong Kong	100%	Investment holding
Jiangxi Jiabin Logistics Network Co., Limited (“Jiangxi JB”)	July 25, 2017	PRC	100%	Investment holding
Fuzhou Jiabin Modern Logistics Park Co., Limited (“Fuzhou JB”)	July 26, 2017	PRC	100%	Industrial raw materials line-haul transportation services
Fuzhou Feiyi Automobile Service Co., Limited (“Fuzhou Feiyi”)	October 22, 2020	PRC	100%	Vehicle repair and maintenance services

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Group is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to optout is irrevocable. The Group has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Group, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Group’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates and assumptions

The preparation of combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. The accounting estimates required to be made by management include, but not limited to, allowance for expected credit losses of receivables, determination of the useful lives of long-lived assets, impairment of long-lived assets, operating lease right-of-use assets, and operating lease liabilities. Actual results could differ from the estimates, and as such, differences could be material to the combined and consolidated financial statements.

Cash

Cash comprises of cash at banks.  The Group considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents. The Group had no cash equivalents as of December 31, 2022 and 2023..

Inventories

Inventories primarily comprise tires and spare parts. Inventories are measured at the lower of cost or net realizable value under the first-in, first-out method.

Accounts receivable and allowance for expected credit losses of receivables

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments—Credit Losses (Topic 326), which replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The Group's adoption of ASU 2016-13 on January 1, 2023 did not have a material impact on the combined and consolidated financial statements and disclosures.

Accounts receivables are stated and carried at original invoiced amount less an allowance for credit losses. Accounts are considered overdue after 90 days. In establishing the required allowance for credit losses, management considers historical collection experience, aging of the receivables, and the credit history and financial conditions of the customers. Management also considers external factors, including current and forcasts of economic conditions, and industry trends. Management reviews its receivables on a regular basis to determine if the credit loss allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for credit losses of receivables after all means of collection have been exhausted and that the likelihood of collection is not probable.

Deferred offering costs

Deferred direct offering costs were capitalized and consisted of fees and professional expenses incurred and directly attributable to the sale of our common stock in the Initial Public Offering (“IPO”), including the legal, printing and other offering related costs. The deferred offering costs  will be charged to shareholder’s equity upon the completion of the proposed IPO. If the proposed IPO proves to be unsuccessful, these deferred offering costs, as well as additional expenses incurred, will be charged to operations.

Prepayments

Prepayments are advanced to suppliers for future services or purchases to be rendered or completed. For any advances to suppliers that management determines will not be converted into purchases or be refunded, the Group will recognize an allowance for such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2022 and 2023, no allowance for the credit losses were deemed necessary for prepayments.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Other current assets

Other current assets primarily include estimated value-added-tax deductible in the future, and other receivables which consisted of rental deposits and security deposits. Management reviews the pools of other receivables and changes in payment trends and records allowances when management believes the collection of amounts due is at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2022 and 2023, no allowance for the credit losses were deemed necessary for other receivables.

Leases

The Group is a lessee of non-cancellable operating leases. The Group determines if an arrangement is a lease at inception. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Group are currently classified as operating leases. The Group accounts operating lease under FASB Accounting Standards Codification (“ASC”) 842, Leases, and recognizes operating lease right-of-use ("ROU") assets, and operating lease liabilities on the balance sheets for its operating leases accordingly.

ROU assets represent the Group’s right to use an underlying asset for the lease term and operating lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term.

When determining the lease term, at lease commencement date, the Group considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The interest rate used to determine the present value of future lease payments is the Group’s incremental borrowing rate based on the information available at the lease commencement date.

The lease standard (ASC 842) provides practical expedients for an entity’s ongoing accounting. The Group elected to apply the short-term lease exception for leases with a lease term of 12 months or less at commencement. Accordingly, ROU assets and operating lease liabilities do not include leases with a lease term of 12 months or less.

The Group evaluates the impairment of its ROU assets consistently with the approach applied for its other long-lived assets. The Group reviews the recoverability of its long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the assets from the expected undiscounted future cash flows of the related operations. For the years ended December 31, 2022 and 2023, the Group did not recognize any impairment loss against its ROU assets.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated depreciation or accumulated amortization, and impairment losses, if applicable. Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. The estimated useful lives of property, equipment and software are as follows:

Building	20 years
Leasehold improvements	Shorter of remaining lease term or useful life
Computer equipment	3 years
Office equipment	5 years
Transportation equipment	5 years
Licensed software	3 to 10 years

Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the combined and consolidated statements of income and comprehensive income under other income or expenses.

Construction-in-progress is stated at cost, which relates to construction cost of our office building. No depreciation expense is recorded on construction-in-progress until such time as the relevant assets are completed and put into use.

Land use right, net

Land use right, net, represents amounts paid for the right to use land in the PRC and is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the terms of the agreement, which is 50 years.

Land in the PRC is owned by the PRC government. The government in the PRC, according to PRC Law, may sell the right to use the land for a specific period of time. Thus, all of the Group’s land purchases in the PRC are considered to be leasehold land and are classified as land use rights.

Impairment of long-lived assets

The Group reviews long-lived assets, including property, equipment and software, ROU assets and land use right, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2022 and 2023, no impairment of long-lived assets were recognized.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Revenue recognition

The Group follows the rules and guidance set out under ASC 606, Revenue from Contracts with Customers (“ASC 606”) for revenue recognition. The core principle of ASC 606 requires an entity to recognize revenues to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when the Group satisfies the performance obligations by delivering the promised services to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Group generates revenues mainly from providing transportation services. The Group has elected to apply the practical expedient, to apply ASC 606 at a portfolio level according to ASU 2014-09. Revenue recognition policies are as follows:

Transportation services

The Group derives its transportation service revenue by providing transportation services based on customers’ orders. The performance obligation specified in customer orders is to transport customer’s goods on a shipment-by-shipment basis. The transaction price is predetermined mainly according to the distance of the transportation as well as the volume of the goods. The transportation revenue is recognized over time, which generally represents the transit period from origin to a destination by a trucker. The transit period can vary based on origin and destination, but usually can be fulfilled within one day to three days. Contracts still in transit at period end are not material. Generally, the credit term is within three months. There is no other obligation in our contracts, such as return, refund or warranties.

Fuzhou Feiyi also provides vehicle repair and maintenance services and sales of tires or spare parts to its customers and recognizes revenue at point in time as the Group completes the services or control transferred to the customers. These revenues were less than 1% and insignificant and were not separately presented in the combined and consolidated statements of income.

Principal and Agent Considerations

In the Group’s transportation business, the Group utilizes independent contractors and third-party carriers in the performances of transportation services as and when needed. GAAP requires us to evaluate, using a control model, whether the Group itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on the Group’s evaluation using a control model, the Group determined that in all of its major business activities, it serves as a principal rather than an agent within their revenue arrangements. Revenue and the associated purchased transportation costs are both reported on a gross basis within the combined and consolidated statements of income and comprehensive income.

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If a company performs by transferring goods or services to a customer before the customer pays consideration or before a payment is due, a contract asset is recognized for the earned consideration that is unbilled. Contract assets are subject to impairment assessment.

The Group generally bills their customers in the following months. The Group’s contract assets contain earned but unbilled revenue associated with contract work that has been completed but not paid by customers, that are generally due once the transportation services are confirmed by both parties and VAT invoice is issued. As of December 31, 2022 and 2023 the balance of contract assets was RMB70,653,704 and RMB67,565,629, respectively.

Contract liabilities

A contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related services. Contract liabilities are recognized as revenue when the Group performs the services under the contract. As of December 31, 2022 and 2023, contract liabilities amounted to RMB483,614 and RMB114,685, respectively, which were presented as “Advances from customers”. All contract liabilities were recognized as revenue in the following year.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Interest income and other income

Other income, net primarily consists of government subsidies.

The Company’s PRC-based subsidiaries received government subsidies from certain local governments. The receipt of such subsidy income for the years ended December 31, 2022 and 2023 is not contingent upon any further actions or performance of the Company’s PRC subsidiaries and the amounts do not have to be refunded under any circumstances. Subsidies are recognized as other income which is included in the combined and consolidated statements of income upon receipt as further performance by the Company's PRC subsidiaries is not required.

Interest income, net, consisted of accrued interest income from loans provided to two suppliers (See Note 5) and interest earned on bank deposits, offset by interest expense for short-term bank loans (see Note 11).

Value-added tax (“VAT”)

The Company’s subsidiaries in PRC are subject to VAT and related surcharges on revenue generated from providing services. Revenue from providing services including transportation service is generally subject to VAT at applicable tax rates and subsequently paid to PRC tax authorities after netting input VAT on purchase. The excess of output VAT over input VAT is reflected as VAT tax payable which was included in other current liabilities.

The PRC VAT rate is 9% for taxpayers providing transportation services for the years ended Decembers 31, 2022 and 2023.

Cost of revenues

The Group’s cost of revenue is primarily comprised of the transportation service costs paid to truckers through third-party management and administrative companies, fuel costs, depreciation of self-owned trucks, and other miscellaneous costs include taxes and charges, insurance fees and maintenance fees.

Selling expenses

Selling expenses consist primarily of employee related expenses for business development, rental and travel expenses.

General and administrative

General and administrative expenses consist primarily of employee related expenses for general corporate functions, including accounting, finance, tax, legal and human relations; costs associated with these functions including depreciation and amortization expenses, rental and other general corporate related expenses.

Research and development costs

The Group generally expenses research and development costs as incurred and are included as part of general and administrative expenses. Research and development expenses for both years ended December 31, 2022 and 2023 were not significant.

The Group defers certain costs related to the software development activities associated with certain software which the Group has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Group has one software for internal use, Transportation Management System (TMS) As of December 31, 2022 and 2023, software development cost capitalized net of amortization was RMB 393,492 and RMB 317,484, respectively, which is included as property, equipment and software, net.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Income taxes

The Group accounts for income taxes under ASC 740, Income Taxes. Provision for income taxes consists of current taxes and deferred taxes.

Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognized in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Group does not consider that there was any uncertain tax positions as of December 31, 2022 and 2023.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Group’s business segments.

The Group uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”), i.e. the Group’s chief executive officer, for making decisions, allocating resources and assessing performance. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish revenues, costs and expenses between segments in its internal reporting, but instead reports costs and expenses by nature as a whole.

Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, Earnings per Share (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS further takes into account of the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. For the years ended December 31, 2022 and 2023, the Group had no dilutive securities.

Foreign currency translation and transactions

The functional currencies of the Group are the local currency of the country in which the subsidiaries operate. The reporting currency of the Group is the Renminbi (“RMB”). The results of operations and the combined and consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the combined and consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the combined and consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in combined and consolidated statements of changes in shareholder’s equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the combined and consolidated statement of income and comprehensive income.

The functional currency of entities incorporated in Cayman and BVI is the U.S. dollar. The functional currency of entities incorporated in Hong Kong is the Hong Kong dollar (“HKD”). The Company’s subsidiaries with operations in PRC use the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Convenience translation

Translations of amounts in the combined and consolidated balance sheet, and the related combined and consolidated statements of income and comprehensive income, changes in shareholder’s equity and cash flows from RMB into US$ as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 = RMB7.0999 on December 31, 2023, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate. The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying combined and consolidated financial statements are unaudited.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

2. Summary of Significant Accounting Policies (cont.)

Fair value of financial instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets and liabilities.

Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash, accounts receivable, prepayments and other receivables, accounts and other payables, due to related parties, short-term bank borrowings, taxes payable and current operating lease liabilities, approximates their recorded values due to their short-term maturities.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Group’s combined and consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

The adoption of accounting policy and recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures intended to enhance transparency and decision usefulness of income tax disclosures. This guidance is effective for public entities for annual periods beginning after December 15, 2024 and for annual periods beginning after December 15, 2025 for all other entities, and the guidance should be applied prospectively. The Group are permitted to early adopt and can choose to apply the guidance retrospectively. When adopted, The Group expects the guidance to have an impact on disclosures only and to not have a material effect on our financial position or results of operations. The Group are still considering if the Group will apply the standard prospectively or retrospectively.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures intended to improve reportable segment disclosures and to enhance disclosures about significant reportable segment expenses. This guidance is effective for public entities fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and is required to be applied retrospectively to all prior periods presented. Because the amendments do not change the methodology for the identification of operating segments, the aggregation of those operating segments or the application of the quantitative thresholds to determine reportable segments, the Group do not expect the guidance to have a material effect on our financial position or results of operations.

The Group considers the applicability and impact of all accounting standards updates. Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Group’s combined and consolidated financial statements.

Subsequent Events

The Group evaluates all events and transactions that occur after December 31, 2023 up through to the date when the Group issued the combined and consolidated financial statements. Other than the event disclosed elsewhere in the combined and consolidated financial statements, there is no other subsequent event occurred that would require adjustment or disclosure in the Group’s combined and consolidated financial statements.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

3. Specific Risks

Currency risk

A majority of the Group’s transactions are denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. Remittances in currencies other than RMB by the companies in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Group has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

Concentration and credit risks

Financial instruments that potentially subject the Group to credit risks consist of cash, receivables from customers. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates.

The Group deposits its cash with banks located in Hong Kong and the PRC. As of December 31, 2022 and 2023, RMB9,411,235 and RMB13,700,510 were deposited with these banks, respectively. Balances maintained with banks in Hong Kong are insured under the Deposit Protection Scheme introduced by the Hong Kong Government for a maximum amount of RMB 454,148 (HK$ 500,000) for each depositor at one bank, while the balances maintained by the Group may at times exceed the insured limits. Cash balances maintained with banks in the PRC are not otherwise insured. The Group has not experienced any losses in these bank accounts and management believes that the Group is not exposed to any significant credit risk on cash.

For the credit risk related to receivables from customers, the Group performs regular and ongoing credit assessments of the counterparts’ financial conditions and credit histories. The Group also assesses historical collection trends and aging of receivables. The Group considers that it has adequate controls over these receivables in order to minimize the related credit risk. As of December 31, 2022 and 2023, allowance for credit losses were recorded at RMB89,688, respectively. The adoption of ASU 2016-13 on January 1, 2023 did not have a material impact on our consolidated financial statements and disclosures

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

3. Specific Risks (cont.)

For the years ended December 31, 2022 and 2023, most of the Group’s assets were located in PRC. At the same time, the Group considers that it is exposed to the following concentrations of risk:

(a)     Major customers

For the years ended December 31, 2022 and 2023, customer A with its subsidiaries accounted for 33%  and 35% of the Group's total revenues, respectively.

Total balance of accounts receivable and contract assets generated from customer A accounted for 36% and 24% of the Group's total balances of accounts receivable and contract assets, as of December 31, 2022 and 2023 respectively.

(b)    Major suppliers

For the year ended December 31, 2023, supplier A and supplier B from which the Group’s purchases of transportation services accounted for 65% and 31% of the Group’s total costs of transportation service respectively. For the year ended December 31, 2022, supplier A and supplier B from which the Group's purchase of transportation services accounted for 70% and 26% of the Group’s total costs of services respectively.

For the year ended December 31, 2023, balance of accounts payable generated from supplier A accounted for 85% of the Group’s total balances of accounts payable. For the year ended December 31, 2022, balance of accounts payable generated from supplier C accounted for 97% of the Group’s total balances of accounts payable.

Supplier A and supplier B primarily assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The transportation service fees are paid to truckers through the supplier A and supplier B’s services.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial conditions and results of operations. The Group is exposed to floating interest rate risk on bank deposits and floating rate borrowings, and the risks due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage the interest risk exposure.

Business and economic risk

The Group participates in the dynamic and competitive contract logistics industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations and cash flows: changes in the overall demand for services; changes in global fuel fee; changes in business offerings; competitive pressures due to existing and new service providers; changes in certain strategic relationships or customer relationships; risks associated with the Group’s ability to attract and retain employees and independent truckers necessary to support its growth and risks related to health epidemics; severe weather conditions and other outbreaks.

The Group’s operations could be adversely affected by significant political, economic and social uncertainties and epidemic in mainland China.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

4. Accounts receivable, net

As of December 31, 2022 and 2023, accounts receivable, net consist of the following:

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Accounts receivable	17,291,642	14,433,354	2,032,895
Allowance for credit losses	(89,688)	(89,688)	(12,632)
Total accounts receivable, net	17,201,954	14,343,666	2,020,263

5. Loans and interest receivable

As of December 31, 2022 and 2023, loans and interest receivable consist of the following:

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Loans receivable	120,319,659	27,000,000	3,802,870
Interest receivable	3,328,717	7,015,907	988,170
Total	123,648,376	34,015,907	4,791,040

(1) 2021 and 2022 Loan

The Group had a loan arrangement with the two suppliers, providing them with a maximum borrowing amount of RMB48 million in 2021(“2021 Loan”), and an additional amount of RMB82 million in 2022(“2022 Loan”). Interest rates for the 2021 Loan and 2022 Loan were 3.85% and 3.7%, respectively. As of December 31,2022, the outstanding loan principal of 2021 Loan and 2022 Loan was RMB 120,319,659. Pursuant to the loan arrangement, the principal and interest shall be settled on or before December 31, 2023.

During the year ended December 31, 2023, the Group collected RMB103,677,990 in cash for the 2021 Loan and 2022 Loan. Furthermore, the Group offset an additional of RMB16,641,669 relating to services incurred from the suppliers against their remaining loan balance. As of December 31, 2023, the principal amount under the 2021 Loan and 2022 Loan were fully repaid.

During the years ended December 31, 2022 and 2023, the Group recognized interest income for 2021 Loan and 2022 Loan amounting of RMB 2,628,883 and RMB 2,923,805, respectively, which were included in the interest income, net in the combined and consolidated financial statements. As of December 31, 2022 and 2023, the interest receivable for 2021 Loan and 2022 Loan was RMB3,328,717 and RMB6,252,522, respectively. Pursuant to a supplemental arrangement with the two suppliers, the interest shall be settled on or before December 31, 2024.

As of the date of the original issuance of the combined and consolidated financial statements, the total amount collected for the interest receivable under 2021 Loan and 2022 Loan was RMB 5.9 million, and the remaining balance for interest receivable under 2021 Loan and 2022 Loan was RMB 0.4 million.

(2) 2023 Loan

During the year ended December 31, 2023, the Group entered into a new loan arrangement with supplier B, providing a maximum borrowing amount of RMB 27,000,000 (the “2023 Loan”) at a fixed interest rate of 4.12% per annum.  As of December 31, 2023, total amount borrowed under the 2023 Loan and interest receivable were RMB27,000,000 and RMB763,385 respectively. Pursuant to the loan arrangement, the principal and interest shall be settled on or before December 31, 2024.

As of the date of the original issuance of the combined and consolidated financial statements, the total amount collected for the 2023 Loan, including the interest receivable was RMB 19.6 million, and the remaining balance for the 2023 Loan including interest receivable was RMB 8.1 million which is guaranteed by a third party.

The suppliers are third-party business strategic partners who assist the Group to manage and coordinate with the independent truckers for payments and administrative services. The purpose of the loans to the two suppliers were for their business needs.

As of August 14, 2024, excess payment for completed transportation orders to supplier A and supplier B was approximately RMB22.0 million and RMB1.8 million, respectively.

6. Prepayments and other current assets

As of December 31, 2022 and 2023, prepayment and other current assets consist of the following:

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Deposit and other receivables (a)	489,515	284,918	40,129
Deductible input VAT –estimated (b)	5,597,229	5,684,099	800,589
Prepayment to suppliers (c)	3,174,057	607,310	85,538
Total prepayment and other current assets	9,260,801	6,576,327	926,256

(a)Deposit and other receivables included rent deposits, staff advances and other miscellaneous receivables

(b)Deductible input VAT - estimated represented the input VAT tax on transportation services completed but not being issued of VAT invoice at the end of the year

(c)Prepayment to suppliers mainly represented the prepaid diesel fuel cost and other miscellaneous prepayments

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

7. ROU assets and operating lease liabilities

As of December 31, 2022 and 2023, the Group has operating leases recorded on its combined and consolidated balance sheets for office spaces that expire on various dates through 2025. The locations are mainly in mainland China and Hong Kong. The Group does not plan to cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, the Group considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option, if any.  Payments under the Group’s lease arrangements are fixed.

Information related to operating lease activities during the years ended December 31, 2022 and 2023 are as follows:

	For the years ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Operating lease expense from fixed payment	591,739	705,857	99,418
Short-term lease expenses	459,398	205,287	28,914
Total operating lease expenses	1,051,137	911,144	128,332
Cash paid for amounts included in the measurement of lease liabilities	620,509	708,408	99,777

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

7. ROU assets and operating lease liabilities (cont.)

The following table summarizes the remaining contractual maturities of lease liabilities under operating lease as of December 31, 2023:

For the year ended December 31	RMB
2024	667,721
2025	360,701
Thereafter	-
Total future lease payments	1,028,422
Less: imputed interest	(35,817)
Present value of lease obligations	992,605

The weighted-average discount rate used to determine the operating lease liabilities as of December 31, 2022 and 2023 was 4.99% and 4.97%, respectively, and the weighted-average remaining lease term as of December 31, 2022 and 2023 was 2.62 years and 1.61 years, respectively.

8. Property, equipment and software, net

As of December 31, 2022 and 2023, property, equipment and software, net, consisted of the following:

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Building and improvements	19,779,396	19,785,014	2,786,661
Computer equipment	1,758,920	1,784,264	251,308
Office equipment	846,452	855,365	120,476
Transportation equipment	13,301,407	13,272,981	1,869,460
Construction-in-progress	21,685,862	22,151,229	3,119,935
Software	1,057,001	1,115,869	157,168
Property, equipment and software	58,429,038	58,964,722	8,305,008
Less: accumulated depreciation and amortization	(15,393,954)	(17,640,777)	(2,484,652)
Total property, equipment and software, net	43,035,084	41,323,945	5,820,356

Depreciation and amortization expense was RMB 3,783,379 and RMB 2,263,622 (US$ 318,824) for the years ended December 31, 2022 and 2023, respectively. The Group’s building and construction-in-progress with an aggregate carrying amount of nil and RMB 13,855,557 (US$ 1,951,514) were pledged to bank to secure the bank loan as of December 31, 2022 and 2023 respectively, reference to short-term bank loan.

9. Land use rights, net

The following table summarizes the components of land use right balances.

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Land use right	9,562,194	9,562,194	1,346,807
Less: accumulated amortization	(908,408)	(1,099,652)	(154,883)
Land use right, net	8,653,786	8,462,542	1,191,924

Amortization expenses of land use right for the years ended December 31, 2022 and 2023 amounted to approximately RMB 191,243 and RMB 191,244 (US$ 26, 936), respectively. The Group’s land with an aggregate carrying amount of nil and RMB 8,462,541 were pledged to bank to secure the bank loan as of December 31, 2022 and 2023 respectively.

Description of land use right	Jinxi CountyXiaxiao Highway intersection No.206 Guo Road West Yuan Gua Industrial Park
Useful life	50 years from March 5, 2018 to March 4, 2068
Area	108,823.20 square meters
Cost	RMB 9,562,194 (including 1% transaction service fee)

The future amortization for the land use right is expected to be as follows:

Estimated amortization expense
For the year ended December 31,	RMB
2024	191,244
2025	191,244
2026	191,244
2027	191,244
Thereafter	7,697,566
Total	8,462,542

10. Other non-current assets and non-current liabilities

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Prepayment for long-lived assets (1)	-	13,101,375	1,845,290
Customer deposits (2)	6,629,000	7,449,000	1,049,170
Deferred offering costs (3)	-	5,208,466	733,597
Other non-current assets	6,629,000	25,758,841	3,628,057

(1)Prepayments for long-lived assets primarily consisted of prepayments for construction as of December 31, 2023. The total contracted amount was RMB 27,159,650 (US$ 3,825,357) and the remaining payment of RMB 14,058,275 (US$ 1,980,067) is due on May 20, 2025.

(2)Customer deposits represent the refundable deposits with certain customers as requested for business security purposes. Correspondingly, the Group also received security deposits from truckers who provide transportation services to the Group for those customers, which were amounted to RMB 5,510,000 and RMB 5,880,000 (US$ 828,181) as of December 31, 2022 and 2023, respectively, and was presented as non-current liabilities on the combined and consolidated balance sheets.

(3)Deferred offering costs represented the IPO-related professional fees, mainly consisting of legal service fee, financial advisory fee, and underwriter fee.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

11. Short-term bank loans

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Guaranteed by Jiangxi JB and the couple of Ms. Gong Su Fang (the legal representative of Jiangxi JB)(1)	5,000,000	5,000,000	704,235
Credit loan, no guarantee(2)	3,000,000	--	--
Collateralized by real estate properties of Fuzhou JB and guaranteed by Ms. Gong Su Fang (the legal representative of Jiangxi JB)(3)	--	13,000,000	1,831,012
Guaranteed by Jiangxi JB, a third-party financing guarantee company and Mr. Hue Kwok Chiu(4)	--	5,000,000	704,235
Total	8,000,000	23,000,000	3,239,482

(1)This bank loan will be due in December 2024.

(2)In November 2023, the Group fully repaid RMB 3,000,000 to the bank. In March 2024, the Group entered into another loan agreement with the same bank of RMB 3,000,000 (fixed interest rate of 3.65% per annum) with a term of one-year and without any guarantee.

(3)In June 2024, the Group fully repaid RMB 13,000,000 to the bank. In the same month, the Group entered  into another loan agreement with the same bank of RMB 13,000,000 (fixed interest rate of 3.90% per annum) with a term of one-year and same guarantee terms as above.

(4)In August 2024, the Group fully repaid RMB 5,000,000 to the bank. In the same month, the Group entered into another loan agreement with the same bank of RMB 5,000,000 (fixed interest rate of 5.2% per annum) with a term of one-year and same guarantee terms as above.

The short-term bank loans outstanding as of December 31, 2022 and 2023 carried a weighted average interest rate of approximately 3.98% and 4.12%, respectively. The interest expenses of the short-term bank loans for the years ended December 31, 2022 and 2023 were RMB 208,958 and RMB 790,044 (US$111,275) respectively, which were included as an item under interest income, net.

In April 2024, the Group entered into a revolving loan agreement of RMB 5,000,000 (fixed interest rate of 3.45% per annum) with a term of one-year with a new bank, which was guaranteed by Jiangxi JB, Ms. Gong Su Fang (the legal representative of Jiangxi JB) and a third-party financing guarantee company.

12. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Other tax payables (1)	7,600,214	6,727,036	947,483
Salary and welfare payables	517,516	991,624	139,667
Others (2)	249,229	581,243	81,867
Total	8,366,959	8,299,903	1,169,017

(1)Other tax payable primarily included VAT output tax payable related to transportation service revenue after deducting VAT input tax paid for purchases, Land value-added tax, and other related surcharges and fees.

(2)Others included amounts due for legal fee, statutory audit fee, and operating expenses incurred in Jiabin HK.

13. Loan payable to customer

Loan payable to customer represented a long-term borrowing arrangement with a customer dating back to 2017. This arrangement was a non-interest-bearing loan with an original principal of RMB 9.4 million (US$ 1.32 million) provided by the customer to Fuzhou JB for the purposes of purchasing 30 transportation vehicles. In exchange for this funding, Fuzhou JB agreed that the 30 transportation vehicles would be exclusively used for the transportation services of the customer until the loan was fully repaid. According to the agreement, a monthly repayment of RMB 93,100 (US$ 13,113) was required, starting in September 2017.  The outstanding balance of the loan to the customer remained at RMB 4,931,200 as of December 31, 2022.

In June 2023, Fuzhou JB signed a supplementary agreement with the customer to revise the repayment plan. During the months of June through August 2023, Fuzhou JB has fully repaid the remaining balance of RMB 4,931,200 to the customer.

14. Shareholder’s equity

Ordinary shares

The Company was established under the laws of Cayman Islands on October 8, 2020. The authorized and outstanding number of ordinary shares were 38,000,000 shares and 1 share, with a par value of HK$ 0.01 each, at both December 31, 2022 and 2023, respectively.

On February 19, 2024, a Board of Directors meeting was held regarding the increase of authorized capital. According to the approval of the Board of Directors, the authorized capital of the Company increased from HK$380,000 to HK$15,600,000, with the corresponding authorized shares increased from 38,000,000 shares to 1,560,000,000 shares.

On September 24, 2024, it was resolved in a meeting of the Board of Directors of the Company (i) that the amended and restated memorandum and articles of association of the Company be adopted to effectuate that the Company’s issued and outstanding shares be sub-divided on the basis of 1 share being divided into 100 shares, resulting in the authorized share capital of the Company be changed from HK$15,600,000 divided into 1,560,000,000 shares with a nominal or par value of HK$0.01 each to HK$15,600,000 divided into 156,000,000,000 shares with a nominal or par value of HK$0.0001 each (the “Stock Split”). As a result of the Stock Split but before the Share Subscription (as defined below), ASL Ventures Limited held 100 shares of the Company; (ii) and that the Company will issue and ASL Ventures Limited will subscribe for 39,999,900 shares of the Company with a par value of HK$0.0001 each for a cash consideration of HK$3,999.99 (the “Share Subscription”). On September 24, 2024, the resolutions of the sole shareholder of the Company, ASL Ventures Limited, was also passed to effectuate the amended and restated memorandum and articles of association of the Company, the Stock Split and Share Subscription. Accordingly, the amended and restated memorandum and articles of association of the Company was deemed adopted and the Stock Split and Share Subscription were deemed completed on September 24, 2024, and ASL Ventures Limited held 40,000,000 shares of the Company immediately afterward.

According to ASC 260, the Company has retroactively restated all shares, share associated amounts, and per share data for all periods presented. In addition, the proceeds from the Share Subscription in the amount of HK$3,999 (approximately US$512) remained outstanding and presented as subscription receivable, a contra-equity account in the combined and consolidated financial statements.

Statutory reserves and restricted net assets

The Company's PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with PRC accounting standards and regulations. Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve as determined pursuant to PRC statutory laws totaled approximately RMB 15,427,224 and RMB 17,040,428 (US$ 2,400,094) as of December 31, 2022 and 2023, respectively. Furthermore, registered share capital and capital reserve accounts are also restricted from distribution. Such restriction amounted to approximately RMB 101  million (US$ 14.23 million) and RMB 108 million (US$ 15.21 million) as of December 31, 2022 and 2023, respectively. As a result of the restrictions described above and elsewhere under PRC laws and regulations, the Company’s subsidiaries incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company in the form of dividends. Except for the above or disclosed elsewhere, there is no other restriction on the use of proceeds generated by the Company’s subsidiaries to satisfy any obligations of the Group.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

15. Income taxes

(a)Corporate Income Taxes (“CIT”)

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholder.

British Virgin Islands

Amelia is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholder, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Jiabin HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax rate at 16.5%, and foreign-derived income is exempted from income tax. The Group did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

The Company's PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Lawes of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax rate of 25% after appropriate tax adjustments.

The current and deferred portions of the income tax expenses included in the combined and consolidated statements of income and comprehensive income as determined in accordance with ASC 740 are as follows:

	For the Years Ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Current taxes	11,881,079	5,391,493	759,376
Deferred taxes	820,224	548,448	77,247
Income tax expenses	12,701,303	5,939,941	836,623

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the Years Ended December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Profit before income taxes	48,577,100	15,311,383	2,156,563
Applicable income tax rate
- Statutory income tax rate in PRC	25.0%	25.0%	25.0%
Income tax expenses at applicable income tax rate	12,144,275	3,827,846	539,141
Non-deductible expenses	159,007	418,414	58,932
Tax effect for offshore entity's net loss	280,818	1,558,825	219,556
Change in valuation allowance and others	117,203	134,856	18,994
Income tax expense	12,701,303	5,939,941	836,623

As of December 31, 2022 and 2023, the income tax payable was RMB 3,171,139 and RMB 60,058 (US$ 8,459), respectively.

(b)Deferred tax

Deferred income tax assets and liabilities are comprised the following as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023	2023 (unaudited)
	RMB	RMB	US$
Unbilled transportation costs accrued	15,561,357	15,117,973	2,129,322
Lease liability	10,883	31,382	4,420
Net operating losses	348,544	486,781	68,562
Other	8,460	5,079	715
Deferred tax assets	15,929,244	15,641,215	2,203,019
Less: Valuation allowance	(357,004)	(491,860)	(69,277)
Deferred tax assets, net	15,572,240	15,149,355	2,133,742
Contract assets	(17,404,403)	(16,587,031)	(2,336,234)
Right-of use assets	(19,815)	(40,952)	(5,768)
Accrued interest income	(832,179)	(1,753,977)	(247,042)
Deferred tax liabilities	(18,256,397)	(18,381,960)	(2,589,045)
Deferred tax liabilities, net	(2,684,157)	(3,232,605)	(455,303)

The Group evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Group considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weight to the relative impact of the evidence to the extent it could be objectively verified.

As of December 31, 2022 and 2023, there were approximately RMB 1,394,175 and RMB 1,974,083 (US$ 278,043) net operating loss carry-forward, respectively, from Fuzhou Feiyi and Jiangxi JB. The net loss can be carryforward for 5 years and deduct the future profit in PRC. The Group believed that it was more likely than not that Jiangxi JB and Fuzhou Feiyi will be unable to fully utilize its deferred tax assets related to the net operating loss carry-forward in PRC. As a result, the valuation allowance of RMB 357,004 and RMB 491,860 (US$69,277) was recorded against the gross deferred tax asset balance as of December 31, 2022 and 2023.

As of December 31, 2022 and 2023, the Group did not provide deferred income taxes and withholding taxes on the undistributed earnings of the PRC subsidiaries during the years presented on the basis of its current intent to permanently reinvest its PRC subsidiaries’ earnings.

Smart Logistics Global Limited
Notes to Combined and Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2023

16. Related Party Transaction and Balance

Due to shareholder

(1)As of December 31, 2022 and 2023, the balance due to shareholder by Jiabin HK was RMB 106,774,732 and RMB 128,318,360, respectively, which represented the advances from the individual shareholder, Mr. Hue Kwok Chiu, for operational purposes. Mr. Hue is the ultimate shareholder who owns 100% of the Group, and also the Chief Executive Officer and Board Chair of the Group. The balances were unsecured, non-interest bearing and repayable on demand. During the period from January to May of 2024, Jiabin HK borrowed an aggregate amount of approximately RMB 4.3 million (US$ 0.6 million) from the shareholder, made repayments to the shareholder in the amount of approximately RMB 1.2 million (US$ 0.17 million) and made an adjustment for exchange rate fluctuation of approximately RMB 2.9 million (US$ 0.41 million). The balance due to Mr. Hue Kwok Chiu by Jiabin HK as of May 31, 2024 before entering into a tripartite deed (the “Deed”) was RMB 134 million (US$ 18.87 million).

Shareholder borrowing

(2)During the year ended December 31, 2023, Mr. Hue Kwok Chiu, our Chief Executive Officer and Chairman of the board of directors, borrowed RMB 120,000,000 in aggregate, from Fuzhou JB, our wholly owned subsidiary, which was for his personal use. All of such loans were secured by Jiabin HK's balance due to Mr. Hue Kwok Chiu from time to time, which was disclosed above, all carry interests at a simple rate of 3.55% per annum, and all repayable on December 31, 2023 under the original debt agreements (the “Debt Agreements”). As of December 31, 2022 and 2023, the balance of due from shareholder was nil and RMB 121,471,741, respectively.

In addition, during September to November 2023, Fuzhou JB made additional advances of RMB 14,250,000 to Mr. Hue Kwok Chiu and all of the amounts had been repaid in December 2023.

(3)On December 14, 2023, Fuzhou JB, Mr. Hue Kwok Chiu and Jiabin HK entered into a supplemental agreement pursuant to which it is agreed that, among other things, Mr. Hue Kwok Chiu’s loans due to Fuzhou JB in the aggregate amount of RMB120,000,000 (US$ 16,901,647) and the carrying interests at a simple rate of 3.55% per annum will become repayable before December 31, 2024.

Subsequent arrangement to shareholder loan/borrowing

(4)On May 31, 2024, Fuzhou JB, Jiabin HK and Mr. Hue Kwok Chiu entered into the Deed. Pursuant to the Deed, (i) Mr. Hue Kwok Chiu transfers his obligation under the Debt agreement to Jiabin HK, and Jiabin HK agrees to assume and repay any and all of liabilities of Mr. Hue Kwok Chiu under the Debt Agreements between Mr. Hue Kwok Chiu and Fuzhou JB in the aggregate amount of RMB120 million (US$ 16.9 million) and all accrued interest thereunder amounting to RMB 3.27 million  and (ii) Fuzhou JB agrees to seek repayment of these liabilities exclusively from Jiabin HK and not to seek repayment of any such liability from Mr. Hue Kwok Chiu. After completion of such transactions, Mr. Hue Kwok Chiu shall be deemed to have discharged his liabilities under the Debt Agreement and Jiabin HK still owes to Mr. Hue Kwok Chiu approximately RMB 11 million.

During July 2024, Jiabin HK repaid RMB 11 million to Mr. Hue Kwok Chiu and as of the date of the original issuance of the combined and consolidated financial statements, the balance due to Mr. Hue Kwok Chiu was approximately RMB 0.48 million.

Officer's compensation

(5)The Group did not have a compensation arrangement with Mr. Hue since the inception of the Company and its subsidiaries through May 31, 2023. Mr. Hue has received no compensation and waived his right to receive compensation for his past services through May 31, 2023. Effective June 1, 2023, Mr. Hue was offered a monthly base salary of RMB 72,212 (US$ 10,233) at the position of Chief Executive Officer of Jiabin HK totaling to RMB 509,000 (US$ 71,691) as of December 31, 2023 which was included in the account of "Accrued expenses and other current liabilities”.

17. Commitments and Contingencies

Commitments

As of December 31, 2022 and 2023, the Group had a contractual commitment of nil and RMB 16.01 million, respectively under a building construction agreement with a total contractual amount of RMB 29.1 million.

Contingencies

As of December 31, 2022 and 2023, the Group was not a party to any material legal or administrative proceedings. From time to time, the Group is involved in various other legal and regulatory proceedings arising in the normal course of business. While the Group cannot predict the occurrence or outcome of these proceedings with certainty, it does not believe that an adverse result in any pending legal or regulatory proceeding, individually or in the aggregate, would be material to the Group’s combined and consolidated financial condition or cash flows; however, an unfavorable outcome could have a material adverse effect on the Group’s results of operations.

18. Subsequent Events

The Group evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the combined financial statements are available to be reissued.

On September 27, 2024, the Company, Prime Number Capital, LLC (the “Assignor”) and Benjamin Securities, Inc. (the “Assignee”) entered into an assignment and assumption agreement (the “Assignment”) pursuant to which the Assignor irrevocably and absolutely assigns and transfers to Assignee all of Assignor’s rights and obligations as the exclusive lead and managing underwriter and sole bookrunning manager, as set forth in the engagement letter between the Company and the Assignor in connection with the Company’s initial public offering. Upon the effectiveness of the Assignment, the Assignee became the exclusive lead and managing underwriter and sole bookrunning manager while the Assignor continued to be an underwriter in connection with the Company’s initial public offering.

From August 20, 2024, to October 4, 2024, the Company’s supplier A repaid the 2022 loan interest amounted to RMB 0.4 million in cash, and repaid the 2024 excess payment amounted to RMB 3.2 million, of which RMB 1.8 million was repaid in cash and RMB 1.4 million was offset by underpayments which was amount paid under planned service fees incurred from the supplier during the period. As of October 4, 2024, the principal and interest balance under the 2021 and 2022 loan due from the two suppliers was nil, and the balance of excess payments made to suppliers in 2024 was RMB 20.5 million. From August 20, 2024 to October 4, 2024, the Company’s supplier B repaid the 2023 loan amounted to RMB3.2 million, and the 2023 loan receivable balance decreased to RMB 4.9 million as of October 4, 2024.

19. Pro Forma Earnings Per Ordinary Share (Unaudited)

In accordance with SAB Topic 1.B.3, it is appropriate to present an unaudited Pro Forma earnings per share when dividends exceed both the latest available twelve months' earnings and the proceeds from the equity offering, even though the stated use of proceeds is other than for the payment of dividends.

The unaudited pro forma earnings per ordinary share (basic and diluted) for the year ended December 31, 2023 after giving effects to the issuance of 973,390 ordinary shares on January 1, 2023 at the midpoint of the estimated range of the IPO price of $5.5 per shares as set forth on the cover of the prospectus to pay the aggregate dividend of RMB47,381,760 (withholding tax inclusive) declared in October and November 2024, which is in excess of net income of RMB9,371,442 for the year ended December 31, 2023, are calculated as follows:

For the year ended December 31, 2023
RMB
Numerator
Net income available to the shareholders of the Company	9,371,442

Denominator
Number of ordinary shares outstanding after the completion of offering	40,000,000

Pro forma adjustment to reflect ordinary shares sold in the IPO to fund dividend payments in excess of latest earning	973,390

Number of ordinary shares outstanding used in computing pro forma earnings per share	40,973,390

Pro forma earnings per ordinary share	0.23

1,000,000 Ordinary Shares

Smart Logistics Global Limited

智慧物流環球有限公司

Benjamin Securities, Inc.                                      Prime Number Capital LLC

Prospectus dated [●], 2024

Until [●] (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements will be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

The shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act. No underwriters were involved in these issuances of Shares.

Name	Number of Shares	Consideration
ASL Ventures Limited	1	HK$0.01
ASL Ventures Limited	99	N/A: Stock Split(1)
ASL Ventures Limited	39,999,900	HK$3,999.99(2)

(1) On September 24, 2024, the Company completed a stock split. As a result, ASL Ventures Limited held 100 shares of the Company.

(2) On September 24, 2024, the Company issued and ASL Ventures Limited subscribed for, 39,999,900 shares of the Company with a par value of HK$0.0001 each, for a cash consideration of HK$3,999.99.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of Shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined Financial Statements or the Notes thereto.

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ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on November 20, 2024.

Smart Logistics Global Limited

By:	/s/ Hue Kwok Chiu
Name:	Hue Kwok Chiu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hue Kwok Chiu	Chairman, Chief Executive Officer	November 20, 2024
Hue Kwok Chiu	(Principal Executive Officer)

/s/ Lo Tai On	Chief Financial Officer and Director	November 20, 2024
Lo Tai On	(Principal Financial and Accounting Officer)

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Smart Logistics Global Limited has signed this registration statement or amendment thereto in New York, New York, United States of America on November 20, 2024.

By:	/s/ Coleen A. De Vries
Name:	Coleen A. De Vries
Title:	Senior Vice President

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EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1*	Specimen Ordinary Share Certificate
5.1*	Form of Opinion of Appleby, Cayman Islands counsel of the Registrant, regarding the validity of Ordinary Shares being registered
8.1*	Form of Opinion of Appleby, Cayman Islands counsel of the Registrant, as to certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1^#	English Translation of Transport Agreement between Chongqing Lee & Man Paper Manufacturing Ltd. and Fuzhou Jiabin Modern Logistics Park Limited, dated December 23, 2022
10.2^

Schedule of Transport Agreements substantially identical in all material respects to the Transport Agreement filed as Exhibit 10.1 to this Registration Statement on Form F-1, pursuant to Instruction 2 To Item 601 of Regulation S-K

10.3^	Loan Agreement between Jinxi Anzhuo Logistics Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated January 1, 2022
10.4^ 10.5^

Loan Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated October 1, 2022

Supplemental Agreement by and among Fuzhou Jiabin Modern Logistics Park Limited, Jiabin Logistics Network Limited and Hue Kwok Chiu, dated December 14, 2023

10.6^	English Translation of Supplemental Agreement between Jinxi Anzhuo Logistics Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated March 31, 2024
10.7^	English Translation of Supplemental Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated March 31, 2024
10.8^	Loan Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated April 30, 2024
10.9^	Deed by and among Fuzhou Jiabin Modern Logistics Park Limited, Jiabin Logistics Network Limited and Hue Kwok Chiu, dated May 31, 2024
10.10*	Loan Agreement between Jinxi Anzhuo Logistics Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated October 10, 2024
10.11*	Loan Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated October 10, 2024
10.12*	Form of 2024 Incentive Securities Plan
10.13*	Employment Agreement of Law Kwun Ting as chief operation officer of Jiabin Logistics Network Limited
10.14*	Employment Agreement of Wong Fu Lam “Derek” as chief technical officer of Jiabin Logistics Network Limited
10.15*	Employment Agreement of Hue Kwok Chiu as Chief Executive Officer
10.16*	Employment Agreement of Lo Tai On as Chief Financial Officer
21.1^	List of Subsidiaries of the Registrant
23.1*	Consent of UHY LLP
23.2*	Form of Consent of Appleby (included in Exhibits 5.1)
23.3*	Consent of Loeb & Loeb LLP
23.4*	Consent of Jia Yuan Law Offices
23.5*	Consent of Jia Yuan Law Office
99.1^	Code of Business Conduct and Ethics
99.2^	Form of Charter of the Audit Committee
99.3^	Form of Charter of the Compensation Committee
99.4^	Form of Charter of the Nominating and Corporate Governance Committee
99.5*	Director Nominee Consent of Hung Kam Wing “Timmy”
99.6*	Director Nominee Consent of Ng Man Li
99.7*	Director Nominee Consent of Chung Wai Man
99.8*	Form of Clawback Policy
107*	Calculation of Registration Fee

^	Previously filed.
*	Filed herewith.
#

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

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